As filed with the Securities and Exchange Commission on April 26, 2011

File No. 333-172051

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

Pre-effective Amendment No. 1

to Registration Statement on Form S-3 on

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

DAYSTAR TECHNOLOGIES, INC.

(Exact name of registrant as specified in its charter)

Delaware	3674	84-1390053
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

1010 South Milpitas Boulevard

Milpitas, CA 95035

(408) 582-7100

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Peter A. Lacey

Interim Chief Executive Officer and Interim President

DayStar Technologies, Inc.

1010 South Milpitas Boulevard

Milpitas, CA 95035

408 582-7100

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:

Stephen T. Adams, Esq.

Greenberg Traurig, LLP

One International Place

Boston, Massachusetts 02110

(617) 310-6000

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.    ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large Accelerated Filer	☐	Accelerated Filer	☐

Non-accelerated Filer	☐ (Do not check if a smaller reporting company)	Smaller Reporting Company	☒

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered (1)	Proposed maximum aggregate offering price per share	Proposed maximum aggregate offering price	Amount of registration fee
Common stock, par value $0.01 per share	3,372,052(2)	$1.54(3)(4)	$5,192,961	$602.91(4)
Common stock, par value $0.01 per share	1,114,650(5)	$1.54(3)(4)	$1,716,561	$199.30(4)
				$802.21(6)

(1)	Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement shall be deemed to include an indeterminate number of shares of the Registrant’s common stock that may be offered or issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.
(2)	Represents shares of the Registrant’s common stock issuable upon exercise of an additional investment right and issuable if the Registrant elects to pay a commitment fee in shares of common stock. The number of shares have been calculated based on a per share price of $1.57.
(3)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) of the Securities Act, based upon the average of the high and low prices of the Registrant’s common stock as reported on the Nasdaq Capital Market on January 31, 2011.
(4)	Calculated pursuant to Rule 457(g) of the Securities Act.
(5)	Represents shares of the Registrant’s common stock issuable upon exercise of warrants at an exercise price of $1.57 per share.
(6)	Previously paid.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. The selling stockholder named in this prospectus may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and the selling stockholder named in this prospectus is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to completion, dated April     , 2011

PRELIMINARY PROSPECTUS

4,486,702 Shares of Common Stock

This prospectus may be used only in connection with the resale, from time to time, of up to 4,486,702 shares of our common stock, $0.01 par value per share, that may be issued under warrants issued pursuant to, and an additional investment right contained in, a Securities Purchase Agreement, dated February 2, 2011, as amended on April 26, 2011 (as amended, the “Purchase Agreement”), between DayStar Technologies, Inc. and Socius CG II, Ltd. This prospectus covers 3,184,714 shares of common stock issuable upon exercise of an additional investment right to the selling stockholder pursuant to the Purchase Agreement and 1,114,650 shares of common stock issuable upon exercise of warrants issuable to the selling stockholder pursuant to the Purchase Agreement. This prospectus also covers up to 187,338 shares of common stock issuable in connection with the commitment fee referred to below.

Under the terms of the Purchase Agreement, we are obligated to pay Socius a commitment fee in the form of shares of common stock or cash, at our option. The amount of the commitment fee will be $294,120 if it is paid in shares of common stock. Alternatively, the Company may pay $250,000 in cash prior to the due date. Payment of the commitment fee will occur at the time of the first tranche or, if not earlier paid, on the six-month anniversary of the effective date of the Purchase Agreement.

We are filing the registration statement of which this prospectus is a part at this time to fulfill contractual obligations to do so, which we undertook at the time of the original issuance of the underlying the warrants and the additional investment right and warrants and the additional investment right described in this prospectus. We will not receive any of the proceeds from the sale of the common stock by the selling stockholder. However, we may receive proceeds from the exercise of the warrants and the additional investment right by the selling stockholder. The selling stockholder may elect to pay the exercise price for the warrant and the additional investment right by delivery of a promissory note.

We have agreed to pay certain expenses in connection with the registration of the shares and to indemnify the selling stockholder against certain liabilities. The selling stockholder will pay all underwriting discounts and selling commissions, if any, in connection with the sale of the shares.

The selling stockholder and its pledgees, donees, transferees or other successors in interest may offer the shares covered by this prospectus at fixed prices, at prevailing market prices at the time of sale, at varying prices or negotiated prices, in negotiated transactions, or in trading markets for our common stock. Additional information on the selling stockholder, and the times and manner in which it may offer and sell shares of our common stock under this prospectus, is provided under “Selling Stockholder” and “Plan of Distribution” in this prospectus.

Our common stock is quoted on the Nasdaq Capital Market under the symbol “DSTI.” On April 25, 2011, the last reported sale price of our common stock was $0.79 per share.

Investing in our common stock involves certain risks. See “Risk Factors” beginning on page 3 of this prospectus for the risks that you should consider. You should read this entire prospectus carefully before you make your investment decision.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is                     , 2011

ABOUT THIS PROSPECTUS

Unless the context otherwise requires, all references to “we,” “us,” “our,” “our company,” or “the Company” in this prospectus refer to DayStar Technologies, Inc. a Delaware corporation and its predecessor entities, considered as a single enterprise.

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You should rely only on the information contained in this prospectus. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. For further information, please see the section of this prospectus entitled “Where You Can Obtain Additional Information.” The selling stockholder is not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted.

You should not assume that the information appearing in this prospectus is accurate as of any date other than the date on the front cover of this prospectus, regardless of the time of delivery of this prospectus or any sale of a security. Our business, financial condition, results of operations, and prospects may have changed since those dates.

We obtained statistical data, market data, and other industry data and forecasts used throughout this prospectus from market research, publicly available information, and industry publications. Industry publications generally state that they obtain their information from sources that they believe to be reliable, but they do not guarantee the accuracy and completeness of the information. Similarly, while we believe that the statistical data, industry data, and forecasts and market research are reliable, we have not independently verified the data, and we do not make any representation as to the accuracy of the information. We have not sought the consent of the sources to refer to their reports appearing in this prospectus.

This prospectus contains trademarks, tradenames, service marks, and service names of DayStar Technologies, Inc.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

Certain statements contained in this prospectus, including those incorporated by reference herein, contain forward-looking statements and information within the meaning of the securities laws, which involve risks and uncertainties. Forward-looking statements provide our current expectations and forecasts about future events, and include statements regarding our future results of operations and financial position, business strategy, budgets, projected costs, plans and objectives of management for future operations. The words “may,” “continue,” “estimate,” “intend,” “plan,” “will,” “believe,” “project,” “expect,” “anticipate” and similar expressions may identify forward-looking statements, but the absence of these words does not necessarily mean that a statement is not forward-looking.

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These forward-looking statements include, among other things, statements about:

•	The competitive and rapidly-evolving nature of our industry;

•	The potential effect of competing products on our business;

•	Our ability to obtain capital, use internally generated cash or debt, or use shares of our common stock to finance future growth strategies;

•	Estimates regarding our capital requirements, and anticipated timing of the need for additional funds;

•	The condition of the financial markets; and

•	The current economic downturn.

Any or all of our forward-looking statements may turn out to be inaccurate. There are a number of important factors that could cause our actual results to differ materially from those indicated by these forward-looking statements. These important factors include the factors that we identify in the documents we incorporate by reference in this prospectus, as well as other information we include or incorporate by reference in this prospectus. We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our financial condition, results of operations, business strategy and financial needs. Forward-looking statements may be affected by inaccurate assumptions we might make or by known or unknown risks and uncertainties, including the risks, uncertainties and assumptions described in the “Risk Factors” section of this prospectus beginning on page 3. In light of these risks, uncertainties and assumptions, the forward-looking events and circumstances contained in this prospectus may not occur as contemplated, and actual results could differ materially from those anticipated or implied by the forward-looking statements.

You should read this prospectus with the understanding that our actual future results may be materially different from what we expect. We qualify all of the forward-looking statements in this prospectus by these cautionary statements.

In addition, our past results are not necessarily indicative of our future results. We discuss these and other uncertainties in the “Risk Factors” section of this prospectus beginning on page 3. Unless required by law, we undertake no obligation to publicly update or revise any forward-looking statements to reflect new information, future events or otherwise.

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PROSPECTUS SUMMARY

This summary contains basic information about us. Because this is a summary, it may not contain all the information that may be important to you. You should read the entire prospectus, including the section entitled “Risk Factors.”

About DayStar

We have developed a proprietary thin film deposition technology for solar photovoltaic (“PV”) products. We utilize a proprietary one-step sputter deposition process and have manufactured a commercial scale deposition tool to apply high-efficiency copper indium gallium diselenide (“CIGS”) material over large area glass substrates in a continuous fashion. We intend to integrate this tool with commercially available thin film manufacturing equipment, which will provide us with a critically differentiated manufacturing process to produce low-cost monolithically integrated, CIGS-on-glass modules that address the grid-tied, ground-based PV market. We are pursuing a strategy to commercialize and manufacture our CIGS modules offshore and are in discussions with potential partners to implement this strategy.

We believe this proprietary deposition process, when operated at an annual capacity of approximately 100 megawatts, will enable us to achieve a total module manufacturing cost of less than $1.00 per watt. This cost would be competitive with the lowest in the solar PV industry. Using this approach, we have achieved greater than 15% cell efficiencies over large areas (100 square centimeters) on CIGS PV devices, and we believe that this approach will enable us to reach module efficiencies greater than 13%.

Recently, we have been funding our operations through a series of secured bridge loans. To date, we have borrowed an aggregate principal amount of $5,405,000 under these loans, of which $4,255,000 of original principal amount remains outstanding as of February 3, 2011. In connection with these loans, we granted security interests to the lenders in all of assets, including our intellectual property. Principal and unpaid interest under these loans is convertible at the option of the holder into shares of common stock. As part of this bridge loan financing, beginning in September 2009, we entered into a series of agreements with our Chairman, Interim Chief Executive Officer and Interim President Mr. Peter Alan Lacey in which Mr. Lacey has provided us $3.1 million in funding in exchange for secured convertible promissory notes and warrants.

On February 2, 2011, we entered into a securities purchase agreement with Socius CG II, Ltd. (“Socius”), which was subsequently amended on April 26, 2011 (as amended, the “Purchase Agreement”). Under the terms of the Purchase Agreement, we have the right over a term of two years, subject to certain conditions, to require Socius to purchase up to $5 million of redeemable Series B Preferred Stock (the “Preferred Stock”). With each purchase, Socius will receive and automatically exercise warrants to purchase shares of our common stock valued at 35% of the Preferred Stock amount. The exercise price of the warrants will equal the closing bid price of our common stock on the preceding day. In addition, upon delivery of the notice to Socius to purchase Preferred Stock, Socius will automatically exercise an additional investment right to purchase common stock valued at 100% of the amount of the Preferred Stock, at a per share price equal to the exercise price of the warrants associated with the sale of Preferred Stock. For a full description of the Socius transaction, see “Description of the Transaction” below.

Corporate Information

DayStar Technologies, Inc., a Delaware corporation, was incorporated in February 1997. We completed our initial public offering in February 2004. Our principal executive offices are located at 1010 South Milpitas Boulevard, Milpitas, California 95035, and our telephone number is (408) 582-7100. Our website is located at www.daystartech.com. The information available on or that can be accessed through our website is not incorporated by reference into and is not a part of this prospectus and should not be considered to be part of this prospectus.

We will require immediate and substantial additional funds beyond our current cash on hand in order to continue operations and to commercialize our product. In order to address our immediate financial needs, we have engaged financial advisors to seek long-term strategic investments and partnerships. To date, we have been unable to raise substantial additional capital or complete an agreement with an investor or strategic partner. Although we continue to seek strategic investors or partners, in light of our current cash position, we may in the near term be forced to cease or further curtail operations. An inability to raise additional funding in the very near term may cause us to file a voluntary petition for reorganization under the United States Bankruptcy Code, liquidate assets, and/or pursue other such actions that could adversely affect future operations. A wide variety of factors relating to the Company and external conditions could adversely affect our ability to secure additional funding necessary to continue operations and the terms of any funding that we secure.

The Offering

Common stock offered by the selling stockholder	4,486,702 shares of common stock, consisting of:

• 1,114,650 shares issuable upon exercise of a warrant;

• 3,184,714 shares issuable upon exercise of the additional investment right; and

• 187,338 shares issuable if we elect to pay the commitment fee in shares of common stock.

Use of proceeds	We will not receive any proceeds from the resale of any of the shares offered by the selling stockholder, however, we will receive payment in cash or notes issued by the selling stockholder upon any exercise of warrants or the additional investment right.

Nasdaq Capital Market symbol	DSTI

Risk Factors	You should consider carefully the information set forth in the section entitled “Risk Factors,” beginning on page 3 of this prospectus, in deciding whether or not to invest in our common stock.

Plan of Distribution	The selling stockholder and its pledgees, donees, transferees or other successors in interest may offer the shares covered by this prospectus at fixed prices, at prevailing market prices at the time of sale, at varying prices or negotiated prices, in negotiated transactions, or in trading markets for our common stock. See the section of this prospectus entitled “Plan of Distribution” for a complete description of the manner in which the shares registered hereby may be distributed.

RISK FACTORS

You should carefully consider the risks described below before making an investment decision. The risks described below are not the only ones facing our company. Additional risks not currently known to us or that we currently believe are immaterial may also impair our business operations and financial results. Our business, financial condition or results of operations could be harmed by any of these risks. The trading price of our common stock could decline due to any of these risks, and you may lose all or part of your investment. In assessing these risks, you should also refer to the other information contained or incorporated in this prospectus, including our financial statements and related notes.

In assessing these risks, you should also refer to the other information contained in this prospectus, including our financial statements and the related footnotes.

In order to continue operations, we require immediate and substantial additional capital beyond our current cash on hand.

In February 2011, we entered into a Securities Purchase Agreement with Socius CG II, Ltd. (the “Investor” or “Socius”). Pursuant to the terms of the Purchase Agreement, we have the right over a term of two years, subject to certain conditions, to demand through separate tranche notices that the Investor purchase up to a total of $5.0 million of Series B preferred stock. One of our creditors, New York State Urban Development, has a court order which requires us to use the first proceeds of this offering to satisfy an outstanding judgment of approximately $520,000. Though the remaining proceeds available from the Socius transaction will provide for our immediate cash needs, in order to continue operations, including development and commercialization efforts, we will require immediate and substantial additional capital. To date, we have been unable to raise significant additional capital or complete an agreement with a strategic partner. Although we continue to seek strategic investors or partners, in light of our current cash position, we implemented a significant reduction in our workforce during 2009 and 2010 and may in the near term be forced to cease operations. An inability to raise additional funding in the very near term may cause us to file a voluntary petition for reorganization under the United States Bankruptcy Code, liquidate assets, and/or pursue other such actions that could adversely affect future operations.

Our independent auditor’s report expresses doubt about our ability to continue as a going concern, which may make it more difficult and expensive for us to raise additional capital.

The report of our independent registered public accounting firm relating to our financial statements as of December 31, 2010 and for the year then ended, stated that there is substantial doubt about our ability to continue as a going concern. Our ability to continue as a going concern is dependent upon our ability to take advantage of raising capital through securities offerings, debt financing, or partnerships. Management is focusing on raising capital through any one or more of these options. Such opinion from our outside auditors may make it more difficult and expensive for us to raise additional capital. If we are unable to obtain such financing we may not be able to continue our operations, which would have an adverse effect on our stock price and significantly impair our prospects. There can be no assurance that any of management’s plans will be successfully implemented.

We have incurred net losses since our inception and anticipate continued net losses as we execute our commercialization plan.

Since our inception, we have incurred net losses, including net losses of $28.1 million and $25.0 million for the years ended December 31, 2010 and 2009, respectively, and have incurred negative cash flows from operations. As a result of ongoing losses, we had an accumulated deficit of approximately $150.1 million as of

December 31, 2010. We expect to continue to incur significant losses as we enter commercialization and may never achieve or maintain profitability. We expect that our expenditures will increase to the extent we continue to develop our offshore manufacturing sourcing, develop strategic partnerships, establish our sales and distribution network, implement internal systems and infrastructure and hire additional personnel.

As we do not expect to become profitable until after we expand capacity, if ever, we will be unable to satisfy our obligations solely from cash generated from operations. If, for any reason, we are unable to make required payments under our obligations, one or more of our creditors may take action to collect their debts. If we continue to incur substantial losses and are unable to secure additional financing, we could be forced to discontinue or further curtail our business operations; sell assets at unfavorable prices; refinance existing debt obligations on terms unfavorable to us; or merge, consolidate or combine with a company with greater financial resources in a transaction that may be unfavorable to us.

Current and future litigation against us may be costly and time consuming to defend, and the outcome of current litigation could affect our ability to operate our business.

We are sometimes subject to legal proceedings and claims that arise in the course of our business. Litigation may result in substantial costs and may divert management’s attention and resources, which may seriously harm our business, overall financial condition, and operating results. In addition, legal claims that have not yet been asserted against us may be asserted in the future. See “Legal Proceedings” of this prospectus for further information regarding pending litigation.

Reduced growth in or the reduction, elimination or expiration of government subsidies, economic incentives and other support for on-grid solar electricity applications could reduce demand for our solar modules, and adversely impact our operating results.

We believe that the near-term growth of the market for on-grid applications, where solar energy is used to supplement the electricity a consumer purchases from the utility network, depends significantly on the availability and size of government subsidies and economic incentives. Federal, state and local governmental bodies in many countries, most notably Germany, Italy, Spain, France, the United States, Canada, China, India, Australia, Greece and Portugal have provided subsidies in the form of feed-in tariffs, rebates, tax incentives and other incentives to end-users, distributors, systems integrators and manufacturers of photovoltaic products. Many of these jurisdictions, including the majority of U.S. states and numerous European Union countries, have adopted renewable portfolio standards in which the government requires jurisdictions or regulated utilities to supply a portion of their total electricity from specified sources of renewable energy, such as solar, wind and hydroelectric power.

Many of these government incentives expire, phase out over time, require renewal by the applicable authority or may be amended. A summary of recent developments in some of the major government subsidy programs follows. In particular, growth of solar PV in European markets has caused some governments to consider balancing or reducing the cost of solar subsidies relative to other governmental expenditures. Such reductions could reduce demand and/or price levels for our solar modules.

Currently, our initial customers are in Germany and thus recently proposed changes to German feed-in tariffs could significantly impact the demand for our solar modules and the results of our future operations. The German Renewable Energy Law, or the EEG, was last modified by the German government in 2010, with effect on July 1 and October 1, 2010. At that time, FiTs were significantly reduced from earlier levels declining 13% for roof mounted applications, 12% for ground mounted applications, and 8% for applications on conversion land. An additional 3% cut in FiT for all PV types was introduced on October 1, 2010.

As of July 1, 2010, there was no longer a FiT for PV installations on agricultural land in Germany (subject to certain phase-out provisions). New land types (additional types of conversion land, industrial areas, and sites adjacent to highways/railways) were included in the EEG and benefit from FiTs under the new legislation. Also, the new legislation allows subsidies for ground mounted applications to continue after December 31, 2014.The next adjustment of FiTs for all types of renewable energy is scheduled for January 1, 2012. However, the German government is expected to adopt a partial acceleration of the January 2012 FiT reduction to mid-2011. It is unclear whether recent concerns regarding nuclear power will impact the EEG or the renewable energy policies of other nations.

In France, the government suspended the applicable FiT legislation by decree for three months in December 2010. This moratorium does not apply to installations under 3 kW or larger projects for which PTFs (Proposition Technique etFinancière) had been accepted before December 2, 2010 by the producer. However, these projects will have to be developed and connected within 18 months from the day of PTF acceptance in order to receive pricing under the FiT for the electricity generated by the plants.

A new decree introducing a new market support framework is expected to be adopted by the French government during the first quarter of 2011. It is currently expected that the market will be capped at 500 MW per year with 200 MW allocated to the free field application and the remainder to large commercial roof and residential applications. The French government is also considering a reduction of the FiT as well as the introduction of a tender system for large projects.

In Italy, new FiT legislation (ContoEnergia 3), has replaced the previous FiT legislation (ContoEnergia 2). ContoEnergia 3 has a threshold of 3 GW of installed ordinary PV plants, after which a 14 month transition period will begin during which the tariffs of ContoEnergia 3 still apply. ContoEnergia 3 expires at the latest on December 31, 2013, or earlier, if the threshold is reached. The new ContoEnergia 3 legislation foresees an expected average cut to FiTs of 18% compared to the previous legislation.

In Spain, the government published the latest FiT for PV systems in November 2010. The FiT levels will apply as of the second quarter of 2011. The FiT is based on a mechanism that requires a PV system to be registered in a national registry in order to obtain the FiT. Critically, under the legislation, only a certain number of megawatts (MW) of PV systems so registered are granted a FiT each quarter.

In addition, the Spanish government adopted a new decree in December 2010 that includes several measures designed to reduce the cost of the FiT. The decree limits an installation’s operating hours that qualify for the FiT and applies retroactively to all PV installations. Electricity generated beyond the limit can only be sold at market rates. Eligible hours to receive the FiTs vary by region (among five zones) and by whether the PV system is mounted in a fixed position or is mounted on a tracker system that moves the solar module to follow the sun during the day. Under the FiT program, operating hour limits will be reviewed periodically, and yield improvements will be taken into consideration at that time.

In Ontario, Canada, a FiT program was introduced in September 2009 and replaced the Renewable Energy Standard Offer Program (RESOP) as the primary subsidy program for renewable energy projects. In order to participate in the Ontario FiT program, certain provisions relating to minimum required domestic content and agricultural land use restrictions for solar installations must be satisfied.

In Australia, the solar industry is driven by several regulatory initiatives that support the installation of solar PV modules in both rooftop and free-field applications, including the federal government’s Solar Flagship Program, state FiTs and the nationwide Renewable Energy Target Scheme which has set a renewable energy goal for Australia of 20% by 2020.

In China, governmental authorities have not adopted a FiT policy and currently award solar projects through either a project tendering process or bi-lateral negotiations.

In India, the National Solar Mission includes a goal of installing 22 GW of solar power generation capability by 2022. India also announced a FiT for the first phase of the National Solar Mission in 2010.

Tax incentive programs exist in the United States at both the federal and state level and can take the form of investment and production tax credits, accelerated depreciation and sales and property tax exemptions. In October 2008, the United States Congress extended the 30% federal investment tax credit (ITC) for both residential and commercial solar installations for eight years, through December 31, 2016. The ITC is a primary economic driver of solar installations in the United StatesIn February 2009, the American Recovery and Reinvestment Act of 2009 (ARRA) was signed into law. Measures adopted by ARRA that could benefit on-grid solar electricity generation include a Department of Energy loan guarantee program for renewable energy projects, renewable energy manufacturing facilities and electric power transmission projects. In December 2010, The Tax Relief, Unemployment Insurance Reauthorization, and Job Creation Act of 2010 (2010 Act) was signed into law. The 2010 Act extended the Department of the Treasury’s cash grant program for one year, through December 31, 2011. In addition, the 2010 Act extended and expanded the ARRA bonus depreciation program, by providing for a 100% bonus depreciation for solar installations placed in service after September 8, 2010, and before January 1, 2012, and a 50% bonus depreciation for solar installations placed in service in 2012.

Rebate programs for solar installations in California and several other states have increased the quantity of solar energy from distributed PV systems (typically smaller non-utility scale PV systems co-located with residential or commercial rooftop end-users) and have contributed to demand for PV solar modules and systems. Regulations and policies relating to electricity pricing and interconnection also stimulate demand for distributed generation from PV systems. PV systems generate most of their electricity during mid-day and the early afternoon hours when the demand for and cost of electricity is highest. As a result, electricity generated by PV systems mainly competes with expensive peak hour electricity, rather than the lower average price of electricity. Modifications to the peak hour pricing policies of utilities, such as to a flat rate, would require PV systems to achieve lower prices in order to compete with the price of electricity.

Emerging subsidy programs may require an extended period of time to attain effectiveness because the applicable permitting and grid connection processes associated with these programs can be lengthy and administratively burdensome.

Electric utility companies or generators of electricity from fossil fuels or other renewable energy sources could also lobby for a change in the relevant legislation in their markets to protect their revenue streams.

Reduced growth in or the reduction, elimination or expiration of government subsidies and economic incentives for on-grid solar energy applications, especially those in our target markets, could materially and adversely affect our business, financial condition and results of operations.

Existing regulations and policies and changes to these regulations and policies may present technical, regulatory and economic barriers to the purchase and use of solar PV products, which may significantly reduce demand for our solar modules.

The market for electricity generation products is heavily influenced by foreign, federal, state and local government regulations and policies concerning the electric utility industry, as well as policies promulgated by electric utilities. These regulations and policies often relate to electricity pricing and technical interconnection of customer-owned electricity generation. In the United States and in a number of other countries, these regulations and policies have been modified in the past and may be modified again in the future. These regulations and policies could deter end-user purchases of photovoltaic products and investment in the research and development of photovoltaic technology. For example, without a mandated regulatory exception for photovoltaic systems, utility customers are often charged interconnection or standby fees for putting distributed power generation on the electric utility grid. If these interconnection standby fees were applicable to PV systems, it is likely that they would increase the cost to our end-users of using PV systems which could make them less desirable, thereby harming our business, prospects, results of operations and financial condition. In addition, electricity generated by PV systems mostly competes with expensive peak hour electricity, rather than the less expensive average price of electricity. Modifications to the peak hour pricing policies of utilities, such as to a flat rate for all times of the day, would require PV systems to achieve lower prices in order to compete with the price of electricity from other sources.

We anticipate that our solar modules and their installation will be subject to oversight and regulation in accordance with national and local ordinances relating to building codes, safety, environmental protection, utility interconnection and metering and related matters. It is difficult to track the requirements of individual states and design equipment to comply with the varying standards. Any new government regulations or utility policies pertaining to our solar modules may result in significant additional expenses to us, our resellers and their customers and, as a result, could cause a significant reduction in demand for our solar modules.

An increase in interest rates or lending rates or tightening of the supply of capital in the global financial markets could make it difficult for end-users to finance the cost of a PV system and could reduce the demand for our solar modules and/or lead to a reduction in the average selling price for photovoltaic modules.

Many potential end-users of our products depend on debt financing to fund the initial capital expenditure required to purchase and install a PV system. As a result, an increase in interest rates or lending rates could make it difficult for our end-users to secure the financing necessary to purchase and install a PV system on favorable terms, or at all and thus lower demand for our solar modules. Due to the overall economic outlook, our end-users may change their decision or change the timing of their decision to purchase and install a PV system. In addition, we believe that a significant percentage of our potential end-users install PV systems as an investment, funding the initial capital expenditure through a combination of equity and debt. An increase in interest rates and/or lending rates could lower an investor’s return on investment in a PV system, or make alternative investments more attractive relative to PV systems, and, in each case, could cause these end-users to seek alternative investments. A reduction in the supply of project debt financing or tax equity investments could reduce the number of solar projects that receive financing and thus lower demand for solar modules.

We are a development stage company, have not generated any revenue from operations and currently have no commercial products.

We have not generated any revenue from operations and currently have no commercial products. Commercializing our products depends on a number of factors, including successfully securing offshore manufacturing capacity to produce our CIGS-on-glass modules and entering a partnership arrangement (or arrangements) to commercialize our products.

The completion of these tasks as necessary to commence commercialization will require significant additional funding. There may be technical barriers to the development of our products and processes. Our products will be produced with certain manufacturing processes that have not yet been constructed or tested on a commercial scale. If we fail to successfully develop offshore sourcing relationships, we will be unable to commercialize our products. If we fail to enter into a partnership to commercialize our products, we may incur significant delays in generating revenue. This would materially and adversely affect our business and financial condition. If adequate funds are not available, we may have to delay development or commercialization of our products, license to third parties the rights to commercialize products or technologies that we would otherwise seek to commercialize or cease operations. Any of these factors could harm our business and financial condition.

Our products have never been sold on a commercial basis, and we do not know whether they will be accepted by the market.

Our products, if developed, may not achieve market acceptance. The development of a successful market for our proposed products and our ability to sell our products at a lower cost per watt than our competition may be adversely affected by a number of factors, many of which are beyond our control, including the following:

•	our failure to produce solar PV modules that compete favorably against other solar modules on the basis of price, quality, performance and warranted lifetime;

•	competition from conventional energy sources and alternative distributed generation technologies, such as wind energy;

•	our failure to develop and maintain successful relationships with distributors, system integrators and other resellers, as well as strategic partners;

•	the failure of system integrators to build projects suited for the type of solar PV modules we intend to produce;

•	our products may experience problems with product quality or performance; and

•	our ability to achieve solar PV module certification requirements.

The failure of our proposed products to gain market acceptance would materially and adversely affect our business and financial condition.

We have no experience manufacturing or sourcing CIGS solar PV products on a commercial scale.

To date, we have focused primarily on research, development and small-scale manufacturing. As a company, we have no experience manufacturing or sourcing any product on a commercial scale. In addition, all our pilot production has been limited to CIGS on foil, while our initial offshore product sourcing arrangements will be for CIGS-on-glass modules.

We will rely on third-party suppliers for production of our CIGS-on-glass modules. The failure of our suppliers to supply product in a timely manner or on commercially reasonable terms could delay our commercialization and expansion plans and otherwise disrupt our production schedule or increase our manufacturing costs. Further, our orders with certain of our suppliers may represent a very small portion of their total business. As a result, they may not give priority to our business, leading to potential delays in or cancellation of our orders. If any single-source supplier were to fail to supply our needs on a timely basis, we would be required to locate and contract with substitute suppliers. We may have difficulty identifying a substitute supplier in a timely manner and on commercially reasonable terms. If this were to occur, our business would be harmed.

We may not reach profitability if PV technology is not suitable for widespread adoption or sufficient demand for solar PV modules does not develop or develops slower than we anticipate.

The solar energy market is at a relatively early stage of development and the extent to which solar PV modules will be widely adopted is uncertain. If our CIGS solar PV products prove unsuitable for widespread adoption or demand for our CIGS solar PV products fails to develop sufficiently, we may be unable to grow our business or generate sufficient revenue from operations to reach profitability. In addition, demand for solar modules in our targeted markets may not develop or may develop to a lesser extent than we anticipate. Many factors may affect the viability of widespread adoption of solar PV technology and demand for our CIGS solar PV products, including the following:

•	performance and reliability of solar modules and thin film technology compared with conventional and other non-solar renewable energy sources and products;

•	cost-effectiveness of solar modules compared with conventional and other non-solar renewable energy sources and products;

•	availability of government subsidies and incentives to support the development of the solar PV industry;

•	success of other renewable energy generation technologies, such as hydroelectric, wind, geothermal, solar thermal, concentrated PV and biomass;

•

fluctuations in economic and market conditions that affect the viability of conventional and non-solar renewable energy sources, such as increases or decreases in the price of oil and other fossil fuel;

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fluctuations in capital expenditures by end-users of solar modules, which tend to decrease in slower economic environments, periods of rising interest rates, or a tightening of the supply of capital; and

•	deregulation of the electric power industry and the broader energy industry.

Furthermore, many solar PV cell and module manufacturers are growing and the market could reach a point where supply exceeds demand. As a result, we may be unable to sell our products at attractive prices, or for a profit.

The failure to achieve target yields, product qualities or target costs of our CIGS solar PV products could materially and adversely affect our business and financial condition.

We may not be able to achieve our desired manufacturing yields, product qualities and cost targets for our CIGS solar PV products, which could prevent us from becoming profitable. If we cannot achieve our targeted production yields and unit costs or if we experience difficulties in our manufacturing process, such as capacity constraints, quality control problems or other disruptions, we may not be able to manufacture our products at acceptable costs, which would eliminate our ability effectively to enter the market. If we cannot reduce our costs through economies of scale, improvements in manufacturing processes and engineering design, or technology maturation, our business and financial condition could be materially and adversely harmed. In addition, we will need to ensure our solar PV module products will receive certain industry certifications. Failure to receive these certifications will harm our financial condition and limit our ability to market and sell our product.

We will not receive any significant revenue from Blitzstrom GmbH.

We have a contract with one customer, Blitzstrom GmbH, or Blitzstrom that requires Blitzstrom to purchase a minimum of 50% of our production through 2011. We do not expect to produce products in commercial quantities during 2011, and therefore will not receive any revenue from Blitzstrom under this contract unless the termination date is extended past 2011.

The failure to manage our anticipated growth effectively could materially and adversely affect our business and financial condition.

The commercialization of our technology would place a significant strain on our managerial, financial and personnel resources. Because of our recent financial situation, we have had to significantly reduce our workforce. To reach our goals, we must successfully recruit, train, and manage new employees; develop our manufacturing capabilities; integrate new management and employees into our overall operations; and establish improved financial and accounting systems, controls and reporting systems. We will be competing with other solar, semiconductor and display manufacturers for individuals with this expertise. If we fail to manage the expansion of our business effectively, it could materially and adversely affect our business and financial condition.

Our management team has limited experience working together and its failure to work together effectively could materially and adversely affect our business and financial condition.

Our executive officers and key employees have worked together for a limited period of time. If our management team cannot successfully work together or fails to develop a thorough understanding of our business on a timely basis, it could materially and adversely affect our business and financial condition. Further, we intend to transition from a development company to a revenue generating company by manufacturing CIGS-on-glass modules offshore and by commercializing our product. Our future success depends on our management team’s ability to establish offshore sourcing and commercializing our product. If we cannot do so, we will be unable to expand our business, decrease our cost per watt, maintain our competitive position, satisfy our contractual obligations or reach profitability.

If we lose key personnel, or are unable to attract and retain necessary talent, we may be unable to develop or commercialize our products under development.

We are highly dependent on Mr. Robert Weiss, our Chief Technology Officer. Mr. Weiss has over 25 years of experience in thin film technology development and manufacturing. If we were to lose this key executive, we may be unable to find a suitable replacement with comparable knowledge or experience.

In addition, our future success will depend, in part, upon our ability to attract and retain highly skilled employees, including management, technical and sales personnel. Competition for such skilled personnel is intense, and the loss of services of a number of key individuals, or our inability to hire new personnel with the requisite skill sets, could materially harm our business and results of operations. These issues would be magnified if any of our key personnel went to work for competitors. In addition, we may not be able to successfully assimilate these employees or hire qualified personnel to replace them.

If we are unable to adequately protect our intellectual property, our competitors and other third parties could produce products based on our intellectual property, which would substantially impair our ability to compete.

Our success and ability to compete depends in part upon our ability to maintain the proprietary nature of our technologies. We rely on a combination of patent, trade secret, copyright and trademark law and license agreements, as well as employee and third party confidentiality agreements, to protect our intellectual property. These legal means, however, afford only limited protection and may not be adequate to protect our intellectual property rights. We cannot be certain that we were the first creator of inventions covered by pending patent applications or the first to file patent applications on these inventions. In addition, we cannot be certain that any of our pending patent applications will issue. The United States Patent and Trademark Office or other foreign patent and trademark offices may deny or significantly narrow claims made under our patent applications and, even if issued, these patents may be successfully challenged, designed around, or otherwise not provide us with commercial protection. In the future, we may need to assert claims of infringement against third parties to protect our intellectual property. Regardless of the final outcome, any litigation to enforce our intellectual property rights in patents, copyrights or trademarks could be highly unpredictable and result in substantial costs and diversion of resources, which could have a material adverse effect on our business and financial condition. In the event of an adverse judgment, a court could hold that some or all of our asserted intellectual property rights are not infringed or are invalid or unenforceable and could award attorneys’ fees to the other party.

We may become subject to claims of infringement or misappropriation of the intellectual property rights of others, which could prohibit us from selling our product offerings, require us to obtain licenses from third parties to develop non-infringing alternatives and subject us to substantial monetary damages and injunctive relief.

The solar PV industry is characterized by the existence of a large number of patents that could result in frequent litigation based on allegations of patent infringement. We are aware of numerous patents issued and patents pending to third parties that may relate to current and future generations of solar energy. The owners of these patents may assert that the manufacture, use, import, or sale of any product we develop infringes one or more claims of their patents. Moreover, because patent applications can take many years to issue, there may be currently pending applications, unknown to us, which may later result in issued patents that materially and adversely affect our business. Third parties could also assert infringement or misappropriation claims against us with respect to any of our future product offerings. Whether or not such claims are valid, we cannot be certain that we have not infringed the intellectual property rights of such third parties. Any infringement or misappropriation claim could result in significant costs, substantial damages and our inability to manufacture, market or sell any of our product offerings that are found to infringe. Even if we were to prevail in any such action, the litigation could result in substantial cost and diversion of resources that could materially and adverselyaffect our business. If a court determined, or if we independently discovered, that our product offerings violated third-party proprietary rights, there can be no assurance that we would be able to re-engineer our product offerings to avoid those rights or obtain a license under those rights on commercially reasonable terms, if at all. As a result, we could be prohibited from selling products that are found to infringe upon the rights of others. Even if obtaining a license were feasible, it may be costly and time-consuming. A court could also enter orders that temporarily, preliminarily or permanently enjoin us from making, using, selling, offering to sell or importing our CIGS solar PV products or other future products, if any, or could enter orders mandating that we undertake certain remedial activities. Further, a court could order us to pay compensatory damages for such infringement, plus prejudgment interest, and could in addition treble the compensatory damages and award attorneys’ fees. These damages could materially and adversely affect our business and financial condition.

The PV industry is highly competitive and subject to rapid technological change, and our success will depend on our ability to develop and market a lower cost, higher performance product.

The target markets for the products we are developing are highly competitive and subject to rapid technological change. Our success depends, in part, upon our ability to maintain a competitive position in the development of CIGS solar PV products and technologies. Our competition consists of major international energy and chemical companies, such as Q-Cells, specialized electronics firms, such as Sharp Corporation, and other thin film PV manufacturers, such as First Solar, Inc. Many of our competitors are more established, benefit from greater market recognition and have substantially greater financial, development, manufacturing and marketing resources than we do. There are competitors with thin film products, including those based on CIGS technology, that have already entered commercial production. If a commercial equipment manufacturer were to develop a sputtering tool that was competitive with our proprietary sputtering tool, it could offer this tool to our competitors which would harm our competitive position. In addition, there are a variety of competing technologies currently in the market and under development, any one of which could achieve manufacturing costs per watt lower than our manufacturing technology. Failure to get to market with the most cost-competitive product before our competitors could materially and adversely affect our business and financial condition.

Our facilities in California are located near an earthquake fault, and an earthquake or other types of natural disasters or resource shortages could disrupt our operations and adversely affect results.

Our facilities in Milpitas, California are located near active earthquake zones. We currently do not have a formal business continuity or disaster recovery plan. In the event of a natural disaster, such as an earthquake, drought, flood, or localized extended outages of critical utilities or transportation systems, we could experience a significant business interruption. In addition, California from time to time has experienced shortages of water, electric power and natural gas. Any such future shortages or natural disaster, such as a fire or an earthquake, could cause substantial delays in our operations, damage or destroy our manufacturing equipment or inventory and cause us to incur additional expenses. A disaster could significantly harm our business and financial condition. The insurance we maintain against fires, earthquakes and other natural disasters may not be adequate to cover our losses in any particular case.

Environmental obligations and liabilities could have a substantial negative impact on our financial condition, cash flows and profitability.

Our operations involve the use, handling, generation, processing, storage, transportation and disposal of hazardous materials and are subject to extensive environmental laws and regulations at the national, state, local and international level. These environmental laws and regulations include those governing the discharge of pollutants into the air and water, the use, management and disposal of hazardous materials and wastes, the cleanup of contaminated sites and occupational health and safety. Compliance with current or future environmental and safety laws and regulations could restrict our ability to expand our facilities, impair our research, development or production efforts, or require us to incur significant costs and capital expenditures. In addition, violations of, or liabilities under, environmental laws or permits may result in restrictions being imposed on our operating activities or in our being subjected to substantial fines, penalties, civil and criminal sanctions, third party property damage or personal injury claims, investigation or remediation costs or other costs. Violations of environmental laws or regulations could occur in the future as a result of the inability to obtain permits, human error, accident, equipment failure or other causes. While we believe we are currently in substantial compliance with applicable environmental requirements, future developments such as more aggressive enforcement policies, the implementation of new, more stringent laws and regulations, or the discovery of presently unknown environmental conditions may require expenditures that could have a material adverse effect on our business, results of operations and financial condition.

We face risks associated with our anticipated international business.

We expect to establish, and to expand over time, international commercial operations and activities. Such international business operations will be subject to a variety of risks associated with conducting business internationally, including the following:

•	changes in or interpretations of foreign regulations that may adversely affect our ability to sell our products, perform services or repatriate profits to the United States;

•	the imposition of tariffs;

•	economic or political instability in foreign countries;

•	imposition of limitations on or increase of withholding and other taxes on remittances and other payments by foreign subsidiaries or joint ventures;

•	conducting business in places where business practices and customs are unfamiliar and unknown;

•	the imposition of restrictive trade policies;

•	the existence of inconsistent laws or regulations;

•	the imposition or increase of investment requirements and other restrictions or requirements by foreign governments;

•	uncertainties relating to foreign laws and legal proceedings;

•	fluctuations in foreign currency and exchange rates; and

•	compliance with a variety of U.S. laws, including the Foreign Corrupt Practices Act.

We do not know the impact that these regulatory, geopolitical and other factors may have on our international business in the future.

Anti-takeover defenses that we have in place could prevent or frustrate attempts by stockholders to change the direction or management of the company.

Provisions of our certificate of incorporation and bylaws and applicable provisions of Delaware law may make it more difficult for or prevent a third-party from acquiring control of us without the approval of our Board of Directors. These provisions:

•	set limitations on the removal of directors;

•	limit who may call a special meeting of stockholders;

•	establish advance notice requirements for nominations for election to our board of directors or for proposing matters that can be acted upon at stockholder meetings;

•	prohibit stockholder action by written consent, thereby requiring all stockholder actions to be taken at a meeting of our stockholders; and

•	provide our Board of Directors the ability to designate the terms of and issue new series of preferred stock without stockholder approval.

These provisions may have the effect of entrenching our management team and may deprive stockholders of the opportunity to sell their shares to potential acquirers at a premium over prevailing prices. This potential inability to obtain a control premium could reduce the price of our common stock.

Our common stock could be subject to extreme volatility.

Our common stock is currently traded on the NASDAQ Capital Market. The trading volume of our common stock each day is relatively low. Because of this limited liquidity, stockholders may be unable to sell their shares. Moreover, this means that sales or purchases of relatively small blocks of our common stock can have a significant impact on the price at which our common stock is traded. The trading price of our common stock has, from time to time, fluctuated widely and may be subject to similar fluctuations in the future. The trading price of our common stock may be affected by a number of factors, including events described in the other Risk Factors set forth in this prospectus, as well as our operating results, financial condition, public announcements by us, general conditions in the solar industry, and other events or factors. In recent years, broad stock market indices, in general, and smaller capitalization companies, in particular, have experienced substantial price fluctuations. In a volatile market, we may experience wide fluctuations in the market price of our common stock. These fluctuations may have a negative effect on the market price of our common stock.

Our stockholders may be diluted, and the prices of our securities may decrease, upon the conversion of outstanding notes, by the exercise of outstanding warrants or by future issuances of securities.

We may issue additional common stock, preferred stock, restricted stock units, or securities convertible into or exchangeable for our common stock. We have outstanding convertible notes with an aggregate principal balance of $4,255,000, convertible at a weighted average price of $0.90 per share. On April 22, 2011, the holders of these notes agreed to extend the maturity date to July 22, 2011. Furthermore, substantially all shares of common stock for which our outstanding stock options or warrants are exercisable are, once they have been purchased, eligible for immediate sale in the public market. The issuance of additional common stock, preferred stock, restricted stock units, or securities convertible into or exchangeable for our common stock, or the conversion of notes or the exercise of stock options or warrants may dilute existing investors and could adversely affect the price of our securities.

USE OF PROCEEDS

We will not receive any proceeds from the resale of shares by the selling stockholder. Furthermore, we will not receive cash proceeds from the exercise of the warrant or the additional investment right to the extent that the warrant or additional investment right, as applicable, is exercised by promissory note, as permitted by their respective terms. The selling stockholder will pay any underwriting discounts and commissions and expenses incurred by the selling stockholders for brokerage, accounting, tax or legal services or any other expenses incurred by the selling stockholder in disposing of the shares. We will bear all other costs, fees and expenses incurred in effecting the registration of the shares covered by this prospectus, including, without limitation, all registration and filing fees, Nasdaq listing fees and fees and expenses of our counsel and our accountants.

DESCRIPTION OF BUSINESS

Overview

We have developed a proprietary thin film deposition technology for solar photovoltaic (“PV”) products. We utilize a proprietary one-step sputter deposition process and have manufactured a commercial scale deposition tool to apply high-efficiency copper indium gallium diselenide (“CIGS”) material over large area glass substrates in a continuous fashion. We believe this proprietary tool, when combined with commercially available thin film manufacturing equipment, will provide a critically differentiated manufacturing process to produce low-cost monolithically integrated, CIGS-on-glass modules that address the grid-tied, ground-based PV market. We are pursuing a strategy to produce CIGS-on-glass modules utilizing offshore manufacturing.

We believe this proprietary deposition process, when operated at an annual capacity of approximately 100 megawatts, will achieve a total module manufacturing cost of less than $1.00 per watt. This cost would be competitive with the lowest in the solar PV industry. Using this approach, we have achieved greater than 15% cell efficiencies over large areas on CIGS PV devices, and we believe that this approach will enable module efficiencies greater than 13%.

In October 2007, we completed a follow-on public offering in which we sold 17,250,000 shares of our common stock. Our net proceeds from the offering were approximately $68 million. We have used these proceeds to develop our proprietary deposition process and to build our prototype and commercial scale deposition tools. In the near term, we will require substantial funds beyond our current cash on hand in order to pursue a strategic partnership (or partnerships) to commercialize the CIGS modules, to pursue offshore manufacturing, to fund future operations and to expand our capacity.

Strategies

Our goal is to be a leading supplier of solar PV modules by becoming one of the lowest cost-per-watt commercial-scale solar manufacturers. We intend to pursue the following strategies to achieve this goal:

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Address the existing solar PV market using monolithic CIGS-on-glass. DayStar’s product strategy targets high-performance, low-cost CIGS-on-glass modules to meet the demands of the large and rapidly growing PV utility market. The CIGS module design is ‘plug-and-play’ compatible with the leading thin film PV module supplier. Utilizing approximately the same form factor, current-to-voltage ratio, weight and components used in existing panels will enable rapid market acceptance by providing compatibility with mounting, wire harnessing and logistics systems currently used in the market. We intend to address the significant unmet demand for solar PV modules by partnering with an offshore manufacturer using commercially available equipment in conjunction with our proprietary deposition tool to produce CIGS-on-glass modules.

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Pursue strategic partnerships. The financial crisis has adversely affected the ability of companies such as DayStar to raise the capital required to develop its production capabilities. DayStar has embarked on a formal process to form strategic partnerships that will allow us to use our proprietary CIGS deposition tool and related know how to partner with an offshore manufacturing source and to commercialize the CIGS modules. We are currently in discussions with several potential strategic partners to implement this strategy. There can be no assurance we will be able to reach a definitive agreement with any of those potential partners.

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Pursue customer relationships. We have a contract with Blitzstrom GmbH that commits Blitzstrom to purchase a minimum of 50% of our production through 2011, subject to these products meeting defined performance criteria. We will continue to work with other industry-leading strategic partners with similar needs and capabilities to generate future sales. We have also signed a Letter of Intent with juwi Solar, who is interested in purchasing up to 25% of our production through 2011.

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Continue to reduce costs. We have identified specific steps in the manufacturing process that would allow us to further reduce both the capital cost and operating cost of production after initial start-up.

The Photovoltaic Industry

The worldwide demand for electricity is expected to almost double over the next two decades, from 18.0 trillion kilowatt hours in 2006 to 31.8 trillion kilowatt hours in 2030, according to the U.S. Energy Information Administration, or EIA. Additionally, the EIA expects that electricity demand in the United States will increase from 3.9 trillion kilowatt hours in 2006 to 4.8 trillion kilowatt hours in 2030. Historically, the electric power industry has relied on fossil fuels to generate electricity. However, continued reliance on fossil fuels to supply the expanding global demand for electricity creates a number of challenges, including the risks of escalating costs and uncertain supplies of fossil fuels, environmental ramifications of electricity generation from the burning of fossil fuels, escalating costs of new generation and transmission construction, aging generation plants and transmission infrastructure, regulatory impediments to electric infrastructure development and ongoing reliance on foreign sources for domestic energy. These challenges will likely result in escalating costs of wholesale and retail electricity rates.

To meet these challenges, governments, businesses and consumers often support the development of alternative energy sources, such as solar power, to generate electricity. The support programs may be in the form of quotas (including renewable portfolio standards and tendering systems), net metering systems, and feed-in tariffs (FiTs). Financial incentives may also be provided in the form of tax incentives, grants, loans, rebates and production incentives.

The near term growth of the market for on grid applications, where solar energy is used to supplement the electricity a consumer purchases, depends significantly on the availability and size of government subsidies and incentives. The growth in the industry has largely been in Germany, Spain, Japan, the United States, and Italy where the incentives are most favorable. Although public support for solar subsidies appears to remain generally positive, significant growth in solar installations has caused some governments, particularly in major European countries, to balance or reduce the cost of subsidies relative to other governmental expenditures. The expectation of policy makers is that as the industry develops, costs will decline so that solar electricity becomes competitive with conventional electricity sources and subsidy and incentive requirements can be reduced. Achieving lower costs that are competitive with conventional sources, or ‘grid parity’, is expected to open up a much larger market opportunity.

Photovoltaic Systems

The PV effect is the term used to describe the absorption of light and its conversion to electrical power by solar cells. Most commercial solar modules are made of the semiconductor material silicon and have a top and bottom electrical contact to move the electricity out of the solar cell. The functionality of a solar cell is determined by its efficiency in converting sunlight into electricity. For every 1,000 watts of sunlight hitting a solar module, most are able to convert this into 60 to 180 watts of electricity.

Solar modules usually consist of individual solar cells connected together, an encapsulant to protect against moisture and other environmental factors, and a sheet of glass for support. The individual solar cells do not require ongoing maintenance and have proven to last over 20 years. New and emerging thin film modules use very thin layers of semiconductor material, typically deposited on glass substrates, where the individual cells are connected through a monolithically integrated process during the deposition steps instead of assembled as individual cells. Solar PV systems are arrangements of solar PV modules connected to determine the total power output of the system. Energy is converted into direct-current, or DC, electricity when sunlight hits a solar PV module. The DC electricity may be routed directly to power a DC load or charge a battery bank. In grid-tied applications, an inverter is used to convert the DC electricity from the solar PV system into alternating current, or AC electricity, which can be interconnected directly to the electric utility grid to power AC appliances. In addition, solar PV systems usually have mounting structures, cable cords to route the power, and circuit protection.

The Cost and Operating Metrics of a PV System

Solar PV module manufacturers price and sell solar PV modules per watt of rated power. Rated power is the solar PV module’s capacity to produce electricity and is measured in watts. A solar PV system producing 2 kilowatts of power for 2 hours generates 4 kilowatt hours of electricity. According to the EIA, in 2001, the average U.S. household consumed approximately 10,656 kilowatt hours of electricity per year.

Cost of a PV System

To calculate the manufacturing cost per watt of a solar PV module, the cost to produce a solar module is divided by the number of sellable watts produced by the solar PV module. The efficiency of the solar PV module in converting sunlight into electricity determines the number of sellable watts. Efficiency is usually a function of the semiconductor material used in the conversion layer, the device structure and the manufacturing process. The semiconductor material generally used in the PV industry employs crystalline silicon technology or thin film technology. Crystalline silicon modules generally have higher conversion efficiencies than thin film solar modules but use approximately 100 times more semiconductor material and are more expensive than thin film production processes. Thin film solar modules manufactured at commercial scale can have a lower manufacturing cost per watt than crystalline silicon solar modules, even though crystalline silicon solar modules have higher conversion efficiencies.

Purchasers of solar PV modules consider not only the rated power but also the quantity of electricity that can be produced and the cost of that electricity. The cost per kilowatt hour of solar electricity is determined by dividing the solar electricity generated over the life of the solar PV system into the total cost of the system. Solar PV modules are usually 50% of the cost of a total solar PV system and have a general use life of approximately 25 years. The other 50% of the cost consists of the mounting structures, equipment and electrical components, known as the balance of system. In calculating the cost per kilowatt hour of solar electricity, many customers also consider the time value of the capital required to purchase and install the system. The price of conventional energy produced by fossil fuels varies considerably by geographic area based on several factors, including the cost of producing and importing energy. The 2009 average retail price of residential electricity in the United States was 11.5 cents per kWh (Source: DOE 2009 Data). To become competitive with traditional sources of electricity, the price per kilowatt hour of solar electricity must approach the retail price of traditional electricity displaced by solar electricity in a given area. Grid parity is therefore, a common objective among competing renewable technologies, with the goal for PV cost set by the United States Department of Energy’s Solar America Initiative to achieve 8-10 cents per kWh by 2015.

Operating Metrics of a PV System

The solar PV industry uses a widely accepted set of standard procedures and conditions known as Standard Test Conditions, to measure and compare the performance of solar modules. These conditions specify a standard temperature, solar irradiance level and angle of the sun, and are used to determine the rated power and conversion efficiency of a solar module.

On a clear day, sunlight provides about 1 kilowatt of power per square meter of the Earth’s surface. Under these conditions, a solar PV module operating at a 10% conversion efficiency will produce 100 watts of power per square meter. If these sunlight conditions persist for one hour, the solar module will generate 100 watt hours, or 0.1 kilowatt hour, of solar electricity. Crystalline silicon solar PV modules had average conversion efficiencies of approximately 14% in 2006. Thin film solar modules in commercial production (2 GW per year in 2009) had average conversion efficiencies that ranged from approximately 6% to approximately 11%.

Solar PV systems generally operate outside of Standard Test Conditions. The location and design of a PV system, time of day and year, temperature and angle of the sun impact the performance of a solar PV system, including conversion efficiency. Therefore to determine the amount of solar electricity any one solar PV system will generate a user must consider not only the Standard Test Conditions power rating of a solar PV module, but also the real world conditions under which the solar PV system will be operating, the design of the solar PV system, and the performance of the solar PV modules and electrical components outside of Standard Test Conditions. Due to these variations, system sizing varies by design and location, but a system with a rated power of 8 to 11 kilowatts would typically be required to produce the 11,040 kWh (Source: DOE 2008 Data) consumed annually by the average U.S. household.

Solar module manufacturers compete with one another in several product performance attributes, including reliability, module cost per watt and levelized cost of electricity (LCOE), meaning the net present value of total life cycle costs of the solar power project divided by the quantity of energy which is expected to be produced over the system’s life.

Photovoltaic Technologies

There are several different semiconductor technologies used in the solar PV industry. Crystalline silicon, or c-Si, is the dominant technology with approximately 80% market share worldwide. PV modules made with thin films of semiconductors are being increasingly commercialized for use in all market segments.

Crystalline Silicon

Silicon based modules have defined the solar PV industry for the last 30 years, and their development has benefited from significant investment in the integrated circuit industry, which also primarily uses silicon wafers. Silicon PV modules are currently the most efficient solar PV semiconductor material, but require substantial electrical energy and bulk material to manufacture.

The various crystalline silicon solar panel manufacturing processes involve cutting refined, semiconductor-grade silicon ingots into solar wafers, connecting the wafers in series and packaging them into solar panels. From 2003 until 2009, growth in the market for crystalline silicon photovoltaic systems was negatively impacted by the limited availability of refined silicon, the basic feedstock used in their manufacture. High demand from the photovoltaic and microelectronics industries led to a global shortage of silicon, increasing the price of polysilicon, with the spot price of polysilicon climbing from $30 per kilogram, or kg, in 2003 to $463/kg in 2008, according to New Energy Finance. This price increase, combined with other technological factors, created challenges for crystalline silicon systems to produce electricity at a cost that is comparable to those of traditional fossil fuel sources. As manufacturers of silicon have increased factory capacity, prices for silicon have significantly decreased, though they are not back to previous lows. For example, in the second half of 2010 the weighted-average polysilicon long-term forward contract price remained at $50-$60/kg, and the spot price for polysilicon remained at $70-$80/kg, according to various industry sources.

Thin Films

Solar cells and solar modules made from certain thin films of semiconductors require less raw material to produce than silicon based PV cells. Recent advances in manufacturing and product commercialization have increased worldwide production of thin film PV to approximately 20% of overall PV production in 2010. Thin film solar PV products typically exhibit the following attributes:

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Scalable, low cost manufacturing: Thin film solar PV cells and modules require a structural substrate to support them, such as glass, plastic or metal sheets or foils. Applying the films on these substrates creates a range of manufacturing options that enables continuous and scalable manufacturing. As much of the equipment to process these substrates is used in other industries, the relatively lower capital expenditure required to establish large-volume thin film PV product manufacturing plants enables rapid capacity expansion and lowers the cost per watt of products.

•

Lower overall material cost: Thin film PV production uses substantially less semiconductor materials than c-Si production. The result of less raw materials combined with inexpensive substrates and scalable manufacturing techniques have resulted in some thin film technologies achieving costs less than $1.00 per watt beginning in 2008.

•

Configurable form factors: Based on the use of a variety of substrates, thin film PV modules can be configured into a number of different form factors to enable a variety of market applications. In particular, flexible thin film modules could enable a new range of products for unique building integrated photovoltaics (BIPV) applications.

•

Lower conversion efficiency: Thin film PV technologies are generally less efficient than modules made with c-Si. This attribute can potentially limit their use in area-constrained applications. However, thin film PV technologies do exhibit performance advantages in generating energy in low light level and increased temperature environments. This positions them particularly well for certain geographic applications.

•

Limited operating history: Limited operating history has inhibited market acceptance of several types of thin film products. Most thin film PV modules have not been fielded for the average warranty period of typical c-Si modules.

There are three major thin film technologies in commercial production today:

•

Amorphous Silicon, or a-Si, has been commercially produced for the longest period of time and has the lowest module conversion efficiency among the three major thin film technologies, but can be produced in a roll-to-roll flexible format, which is gaining popularity in emerging BIPV markets. Amorphous silicon modules were the first thin film module to demonstrate energy production advantages over conventional silicon modules in low or indirect light conditions.

•

Cadmium Telluride, or CdTe, has a higher conversion efficiency than a-Si and has demonstrated the lowest manufacturing costs to date, but is only produced in rigid and glass flat plate modules, which has made it most suitable for market segment applications to larger commercial and utility project market segments.

•

Copper Indium Gallium diSelenide, or CIGS, has achieved the highest conversion efficiency rates of thin film technologies, but is just now reaching commercial production. CIGS has the ability to be produced on rigid as well as flexible substrates, which enables CIGS products to be used in utility, commercial, residential and BIPV segments.

Market Segments

The solar electricity industry currently supplies modules used in solar PV systems primarily for grid-connected systems. The off-grid application of PV for remote or developing nations is often cost effective, but the market is small. Grid-connected solar PV systems can supply electricity during daylight hours to offset peak load demand or displace consumers’ annual electricity consumption from traditional utility sources. Net-metering laws, which require utilities to purchase excess electricity produced by on-grid solar systems, and solar PV system capital and energy rebates are examples of government incentives aimed at grid-connected consumers in parts of the United States, Japan, Europe and elsewhere. Many consumers are seeking to reduce their future electricity costs by purchasing solar PV systems to hedge against future price increases. Government incentives are enabling adoption of PV in advance of the lower costs from new PV technologies, manufacturing economies of scale, and improved infrastructure.

Grid-Connected Markets

Markets for grid-connected PV include large centralized utility power plants (10-100 MW), commercial building roof tops (20kW-10MW), and smaller residential roof tops (1-20 kW).

•

Centralized utility. PV modules are increasingly being used in large centralized installations with the solar generated electricity being sold directly to the local utility grid for distribution and resale, similar to other fossil fuel power plants. In these applications, the cost of the energy generated in dollars per kilowatt-hour (“$/ kW-hr”) is a more important market driver than other PV technology attributes, such as efficiency, shape, size and weight, or aesthetics.

•

Commercial rooftop. Solar PV systems are being installed on the roofs of commercial buildings to offset peak power requirements and lower electricity costs. By using otherwise vacant roof surfaces, businesses can sell their solar power during the day, coincident with typical high time-of-use utility rates. Both system economics ($/kW-hr) and system performance such as module efficiency are important solar PV product attributes in expanding this market.

•

Residential rooftop. Individual homeowners form one of the largest markets for grid-connected PV sales. In addition to system economics ($/kW-hr), the aesthetics of the products can play a role in a homeowner’s choice of product.

Products

DayStar CIGS-on-glass module

We intend to commercialize a monolithically integrated CIGS-on-glass module to meet the demands of readily available solar PV markets. We are working with our customers and development partners to define the final product specifications consistent with their application requirements. Our current target is to produce monolithically integrated CIGS modules on 1.2 m by 0.6 m glass laminate substrates. They will be designed for high-voltage grid-connected utility and commercial market applications. They will be initially designed to meet industry International Electrotechnical Commission (IEC) certifications for distribution into European markets. We have achieved greater than 15% cell efficiencies over large areas on CIGS PV devices, and we believe that this approach will enable module efficiencies greater than 13% and associated peak power ratings. Other possible configurations may include UL Listing for U.S. sales and modules designed to meet the demands of large commercial rooftop applications in the U.S. market.

CIGS-on-foil for emerging market opportunities

We have suspended development of our CIGS-on-foil products. These discrete foil cells currently emulate 100 mm by 100 mm silicon wafer cells in form and function. They can be interconnected to build various module voltages depending on the needs of a particular market segment. However the packaging materials that would allow integration into flexible module form factors have not been developed so we have chosen to focus all our current efforts on the development of our CIGS-on-glass modules which we believe is the fastest path to commercialization of our products. If flexible encapsulants become available, we may re-start our development of flexible CIGS modules that could be suited to meet the needs of BIPV markets, where the module serves as a dual-use building material.

Marketing and Distribution

We have an agreement with Blitzstrom GmbH through 2011, which requires Blitzstrom to purchase 50% of the solar PV modules we produce based upon our estimated production through 2011. Blitzstrom may also purchase up to 50% of any additional quantities of solar PV modules that exceed these production estimates. The price paid by Blitzstrom will be based on a five percent discount from the fair market wholesale value for comparable commercially available solar PV modules. We have also signed a Letter of Intent with juwi Solar, who is interested in purchasing up to 25% of our production through 2011. We do not expect to be able to deliver any solar modules during 2011.

The sale of commercial grid-connected solar PV systems, currently the largest market for thin film PV, is subject to direct and indirect regulation by state, federal and foreign governments. These regulations include rules governing energy transmission, safety, reliability, quality and incentives aimed at reducing carbon emissions or increasing renewable sources of energy. We are not directly impacted by these regulations at this point as we are focused on the sales of CIGS-on-glass modules through limited sales agreements with specific commercial system integrators, primarily in Europe.

Research, Development and Engineering

Our future success depends, in part, upon our ability to innovate processing methodologies that create enhanced product characteristics. In addition to optimization of CIGS deposition, we intend to develop processes for other layers in the cell stack that may lead to higher conversion efficiency and lower manufacturing costs. Until we raise additional capital, we are unable to undertake significant new development processes.

Our manufacturing technology development roadmap focuses on reducing the cost per watt by reducing the number of steps in manufacturing the modules and by optimizing the materials and processes used in the non-CIGS layers. We have identified development programs for reducing the number of scribing steps needed in the module formation, and for an optimized buffer layer that requires lower capital and processing costs than our current methodology. Additionally, we intend to continue to scale up our proprietary deposition tool to enable production of larger modules with better material usage.

Research and development expenses were $5.5 million for the year ended December 31, 2010 and $14.7 million for the year ended December 31, 2009.

Manufacturing

Our strategy for developing the production line is to focus our development efforts on our proprietary direct deposition sputtering tool, which we believe is critical to making large quantities of CIGS at low costs. Our proprietary deposition tool is custom designed and built. We developed a process that we believe is scalable and allows for continuous processing of high volumes of modules. Most of the remaining tools required in the manufacturing line are commercially available. We intend to partner with an offshore manufacturing source to commercialize our CIGS-on-glass modules.

Raw Materials and Equipment Suppliers

Our manufacturing process allows the use of several raw materials and components to build solar PV modules on commercially available processing and automation equipment. We plan to partner with an offshore manufacturing source to have several suppliers of these materials, components and equipment. Each supplier will undergo a qualification process which may take several months depending on the particular raw material, component or equipment type.

Competition

We expect our primary competition will continue to be from conventional silicon-based solar PV products. Within the solar PV industry, conventional c-Si solar PV manufacturers dominate the market and ultimately create the most competition for our products. In addition, a variety of thin film solar PV technologies are being developed by a number of established and emerging companies. Thin film technologies include amorphous silicon, cadmium telluride and CIGS as well as advanced concepts for both bulk ingot-based and thin film crystalline silicon. These competing technologies may achieve manufacturing costs per watt lower than the cost per watt to manufacture our CIGS solar PV modules.

A number of companies are actively engaged in developing, manufacturing and marketing conventional silicon PV products on a commercial scale. The largest silicon PV suppliers include Suntech, Q-Cells, Sharp Corporation, and Kyocera Corporation, which together supplied one third of the 2009 solar PV market. We believe we will compete favorably with these suppliers on the basis of cost and module efficiencies.

The largest thin film solar PV manufacturer today is First Solar, Inc., which is producing a monolithic cadmium telluride module on a commercial scale and at the industry’s lowest reported costs. In addition, there are a number of smaller thin film manufacturers focusing on cadmium telluride. In amorphous silicon technologies, there are companies such as Uni-Solar and Sharp pursuing in-house developed technologies, and a number of companies are purchasing turn-key systems from equipment suppliers such as Oerlikon. CIGS solar PV manufacturers can be subdivided into those that have achieved commercial-scale manufacturing, those that have recently entered the market with limited capacity, and those that are still in development stage. Among commercial-scale manufacturers are Avancis GmbH & Co. KG (a joint venture between the former Shell Solar and St. Gobain, a manufacturer of glass), Würth Solar of Germany, Honda Soltec (a subsidiary of Honda Motor Co., Ltd. ), and Showa-Shell who all manufacture monolithic CIGS modules. New entrants with limited capacity, which came on line at the end of 2008, include Solibro (a subsidiary of Q-Cells), Sulfurcell, Global Solar, and Solyndra. There are several small companies that have announced plans to produce CIGS modules including Ascent Solar, Miasolé, HelioVolt, Nanosolar, Johanna Solar, and SoloPower.

Intellectual Property

Our success depends, in part, on our ability to maintain and protect our proprietary technology and to conduct our business without infringing on the proprietary rights of others. We rely primarily on a combination of patents, trademarks, copyrights and trade secrets, as well as employee and third party confidentiality agreements to safeguard our intellectual property. Our intellectual property consists of our proprietary deposition process and our related tool set designs.

Employees

As of February 28, 2011, we had 4 employees, including 3 full-time and one part-time employee. In addition to our full and part-time employees, we utilize the services of many individuals on a contract basis for research and development and administrative services. From time to time we employ individuals through employment agencies. None of our employees are covered by collective bargaining agreements with us. We believe our relations with employees are good.

Corporate Information

DayStar Technologies, Inc., a Delaware corporation, was incorporated in February 1997. We completed our initial public offering in February 2004. Our principal executive offices are located at 1010 South Milpitas Boulevard, Milpitas, California 95035, and our telephone number is (408) 582-7100. Our website is located at www.daystartech.com. The information available on or that can be accessed through our website is not incorporated by reference into and is not a part of this prospectus and should not be considered to be part of this prospectus.

Availability of Information

We make available through our website (http://www.daystartech.com), free of charge, our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, and amendments to those reports, filed or furnished pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended, as soon as reasonably practicable after such reports are electronically filed with, or furnished to, the Securities and Exchange Commission (the “Commission” or the “SEC”).

The public may read and copy any materials we file with the Commission at the Commission’s Public Reference Room at 450 Fifth Street, NW, Washington, DC20549. The public may obtain information on the operation of the Public Reference Room by calling the Commission at 1-800-SEC-0330. DayStar files electronically with the Commission and the Commission maintains an Internet site (http://www.sec.gov) that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the Commission.

DESCRIPTION OF PROPERTY

We lease 32,000 square feet of factory and office space in Milpitas, California under a lease which expires in May 2011. This facility is the location of our corporate headquarters as well as the development of our products and proprietary deposition equipment.

LEGAL PROCEEDINGS

In the ordinary conduct of our business, we are subject to periodic lawsuits, investigations and claims, including routine employment matters. The following is a summary of legal proceedings to which we are a party at this time.

On January 6, 2010, New York State Urban Development, d/b/a/ Empire State Development Corporation (“ESDC”), filed a breach of contract action against us. This action stems from the Grant Disbursement Award we entered into with ESDC when we relocated our headquarters to New York in 2004. ESDC has been awarded a judgment of approximately $520,000 and is currently in the process of enforcing its judgment to recover such damages. ESDC has obtained a court order which requires us to use the first proceeds from this offering to satisfy this judgment.

DIRECTORS AND EXECUTIVE OFFICERS

The following table sets forth certain information about each of the members of the Board of Directors and each executive officer.

Name	Age	Positions	Director Since	Expiration of Current Term
Directors
Peter A. Lacey	54	Chairman and Interim Chief Executive Officer	2009	2011
Jonathan W. Fitzgerald.(1)(2)(3)	49	Director	2009	2011
Richard C. Green, Jr.(1)(2)(3)	56	Director	2009	2011
William S. Steckel	53	Director	2009	2011
Kang Sun(1)	55	Director	2009	2011

Executive Officers

Robert E. Weiss	54	Chief Technology Officer
Christopher T. Lail	35	Chief Financial Officer

(1)	Member of the Audit Committee.
(2)	Member of the Compensation Committee.
(3)	Member of the Nominating and Governance Committee.

Directors

Peter A. Lacey. Mr. Lacey has served as our Chairman of the Board since October 2009 and was appointed President and Interim Chief Executive Officer in February 2011. Mr. Lacey has been the President, Chief Executive Officer and a Director of Cervus Equipment Corporation since May 2003. Cervus Equipment Corporation, which had over $450 million in revenue in 2010 is listed on the TSX – Toronto Stock Exchange (CVL) and operates 15 agricultural and turf John Deere stores in Alberta, Saskatchewan, and British Columbia, as well as 5 Bobcat and JCB construction equipment stores in Alberta and 10 material handling equipment branches in Alberta, Saskatchewan and Manitoba. Mr. Lacey is also the President, Chief Executive Officer and a trustee of Proventure Income Fund, a public real estate income trust (REIT) listed on the TSX Venture Exchange (PVT.UN) which is in the commercial rental property business and provides commercial real estate leases to Cervus and other companies since November 2005. Mr. Lacey has also been the Chairman of the Board and Director of Eveready Energy Services, a public company listed on the Toronto Stock Exchange that provides industrial and oilfield maintenance and production services to the energy, resource, and industrial sectors, since September 2004. Eveready was sold to Clean Harbors Inc. in 2009. Mr. Lacey has been a member of the Red Deer College Board of Governors and Chairman.

The Board of Directors believes that Mr. Lacey’s experience, both as an entrepreneur and in financing and successfully leading companies, provides needed skills as we seek additional financing to execute our product commercialization strategy.

Jonathan W. Fitzgerald. Mr. Fitzgerald joined us as a director in 2009. Mr. Fitzgerald is an independent investment banker providing advisory services to early and growth-stage businesses in a variety of technology industries. Previously, Mr. Fitzgerald was a Managing Director and senior investment banker with the firm of Morgan Joseph & Co. Inc. In addition to leading the Firm’s Cleantech investment banking practice, Mr. Fitzgerald served a variety of industrial clients across the western region. Mr. Fitzgerald also served as the Interim-CEO of Harvest Wind Limited, a development stage wind turbine manufacturer based in Oregon. Mr. Fitzgerald also served as an Adviser to iSense Corporation, Boston Poly Corporation and Trustwater LLC. Mr. Fitzgerald was Co- Head of Capital Markets origination for North America at Dresdner Kleinwort Wasserstein. In this capacity he oversaw the origination of loan, bond and equity products for the firm’s key corporate relationships across multiple industry sectors. In addition to traditional capital markets products, Mr. Fitzgerald has significant experience in acquisition finance, liability management, structured finance and securitization. Mr. Fitzgerald also held senior investment positions in New York and London at Credit Suisse First Boston and Lehman Brothers, leading international investment banks. Mr. Fitzgerald holds a B.A. with Distinction from Bowdoin College, an MSc.(Econ) from The London School of Economics and Political Science and an M.B.A. from the Wharton School of the University of Pennsylvania.

The Board of Directors believes that Mr. Fitzgerald’s wealth of experience in working with growth technology and cleantech companies and his current experience as an independent investment banker providing advisory services to early and growth-stage businesses in a variety of technology industries, provides the board and management team with valuable insights as we continue our financing efforts and seek to commercialize our product.

Richard C. Green, Jr. Mr. Green has spent over 30 years in the energy industry, serving for 20 years as the Chairman and CEO of Aquila Corporation, formerly UtiliCorp United, an international gas and electric company. Mr. Green has been credited with leading a successful turnaround to successfully reposition Aquila during the energy market crisis of 2002. Additionally, he demonstrated leadership and perseverance in pioneering both the strategy and successful execution of a significant business expansion of UtiliCorp United to a Fortune 30 company. UtiliCorp United was a multi-national electric and gas utility business and national energy marketing and trading business with revenues of $36.3 billion. Mr. Green is also Chairman of Midwest Research Institute (MRI) which has a core focus that includes renewable energy, life sciences and national security and defense. He currently serves on the Board of Directors of the Alliance for Sustainable Energy that operates the National Renewable Energy Laboratory (NREL) for the U. S. Department of Energy. He serves on the General Partners’ Advisory Board of Directors of Hudson Clean Energy Partners. Hudson Clean Energy Partners is a leading global private equity firm, dedicated solely to investing in renewable power, alternative fuels, energy efficiency and storage. Mr. Green founded The Calvin Group LLC which is a firm that acts as a catalyst to management teams facing significant challenges or seeking to explore new opportunities. Mr. Green is a Graduate of Southern Methodist University and serves as a member of the Board of Directors of the Hall Family Foundation, a Trustee of the Nelson-Atkins Museum of Art and the Washington D.C. based Urban Institute.

The Board of Directors believes that Mr. Green’s strategic planning experience will be of great value to DayStar as we move forward on pursuing commercial strategies and opportunities consistent with building significant, long-term value for our shareholders.

William S. Steckel. Mr. Steckel joined us in June 2008 and served as our President & Chief Executive Officer and Chief Financial Officer until February 2010. Mr. Steckel served as Chief Financial Officer of Hess Print Solutions, Inc. from February 2010 until December 2010, and is now an independent financial consultant. From April 2006 until June 2008, Mr. Steckel was Chief Financial Officer, Senior Vice President and Treasurer at Norwood Promotional Products, a leading supplier of imprinted promotional products. Before Norwood, Mr. Steckel was with Lambda Power (a division of Invensys plc), a global manufacturer of power supplies, power filtering and power protection equipment, where he was President from 2003 to 2005 and CFO from 2001 to 2002. Mr. Steckel earned his Bachelor of Science in industrial management at Iowa State University, and his M.B.A. from Western Illinois University. He is also a Certified Public Accountant.

The Board of Directors believes that Mr. Steckel’s recent experiences as a member of our management team provides key continuity and insight as we seek additional financing to execute our product commercialization strategy. Additionally, Mr. Steckel’s financial and administrative experience as well as his manufacturing operational experience in leading technology companies is useful in providing oversight as we assess strategic alternatives to commercialize our product.

Kang Sun. Dr. Sun joined us as a director in 2009. Dr. Sun is currently President and CEO of Amprius Inc., an advanced lithium-ion battery materials and batteries developer. Dr. Sun previously served as chairman and CEO of RayTracker Inc., an advanced solar tracking system company that was recently acquired by First Solar; President and Chief Operating Officer of China-based JA Solar Holdings Co., a world leader in photovoltaic products; Managing Director of New Business Development & Chief Strategy Officer, New Business and New Products Group for Applied Materials. From 1990 to 2005, Dr. Sun held senior executive positions in several large business enterprises and technology start-ups, including serving as Vice President of New Venture Business at Honeywell International Inc., General Manager of the optical devices business at Allied Signal, Vice President of New Business and Technology at Oce, and Vice President of Business Development at Microfabrica. Dr. Sun received his Ph.D. degree in material science from Brown University, master’s degree in physical chemistry from University of Georgia and bachelor’s degree in macromolecular science from Nanjing University, China.

The Board of Directors believes that his demonstrated success and leadership as President and Chief Operating Officer of JA Solar and his depth of experience in technology companies will be of great value to DayStar as we move forward to commercialize our product.

Audit Committee

Our Audit Committee, established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended, is responsible for reviewing the results and scope of audits and other services provided by our independent public accountants and reviewing our system of internal accounting and financial controls. The audit committee also reviews other matters with respect to our accounting, auditing, and financial reporting practices and procedures, as it deems necessary or desirable. The Audit Committee of our Board of Directors consists of three non-employee directors who meet the independence standards of NASDAQ and the securities laws. The members of the Audit Committee are Jonathan Fitzgerald, Richard Green, and Kang Sun. Mr. Fitzgerald serves as the Chairman of the Audit Committee.

Executive Officers

Biographical information for our Interim Chief Executive Officer, Peter A. Lacey, is contained in the section captioned “Directors” above.

Robert E. Weiss. Mr. Weiss has served as our Chief Technology Officer since May 2007. He initially joined us in January 2006 as Director of the Equipment Development Group and served as our Vice President of Advanced Technologies from March 2006 to May 2007. From September 2005 to January 2006, he served as a consultant to us. From 1992 to 2005, he was with Intevac, Inc., a supplier of thin film deposition manufacturing equipment, most recently serving as Chief Technology Officer, where he led hardware and process development teams in commercializing tools used in the production of plasma and polysilicon displays, hard disks, and low light cameras. Mr. Weiss has a B.A. in English and Psychology from Grinnell College, Iowa.

Christopher T. Lail. Mr. Lail was appointed Chief Financial Officer in January 2011. Mr. Lail joined us as Controller in July 2005 and was promoted to Vice President and Corporate Controller in July 2008. He is directly responsible for the financial and accounting functions, including financial and SEC reporting, internal control and Sarbanes-Oxley compliance, as well as fund raising activities. Prior to joining DayStar, Mr. Lail held various senior and management positions in public accounting, most recently with UHY, LLP from 2002 to 2005, where he specialized in auditing of public and private companies and provided accounting and tax services to clients in various industries. Mr. Lail earned his Bachelor’s degree in Accounting from Plattsburgh State University and is a Certified Public Accountant.

Code of Ethics

We have adopted a code of ethics that is applicable to our officers and directors, including our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions. The code of ethics can be found under the heading “Ethics Policy” on our website at www.daystartech.com .

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires officers and directors, and persons who own more than ten percent of a registered class of our equity securities, to file reports of ownership and changes in ownership with the Commission. Officers, directors and greater than ten percent beneficial owners are required by Commission regulations to furnish us with copies of all forms they file pursuant to Section 16(a). Based solely on our review of the copies of such forms received and written representations from reporting persons required to file reports under Section 16(a), to the Company’s knowledge all of the Section 16(a) filing requirements applicable to such persons with respect to fiscal 2010 were complied with.

EXECUTIVE COMPENSATION

The following Summary Compensation Table sets forth certain information regarding the compensation of our named executive officers for services rendered in all capacities to DayStar during the year ended December 31, 2010.

Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Stock Awards ($)		Option Awards ($)		Non- Stock Incentive Plan Comp. ($)	All Other Comp. ($)		Total ($)
Magnus Ryde Chief Executive Officer	2010	$165,644	$49,424	(1)	$1,540,335	(3)	$—	$8,757	(4)	$1,764,160
William S. Steckel	2010	$30,636	$—		$—		$—	$1,755	(4)	$32,391
CEO & CFO	2009	$236,123	$207,500	(2)	$—		$—	$50,838	(5)	$494,461
Robert E. Weiss	2010	$199,233	$398,999	(1)	$—		$—	$1,735	(4)	$599,967
Chief Technology Officer	2009	$283,696	$207,500	(2)	$—		$—	$7,606	(5)	$498,802
Patrick J. Forkin III	2010	$134,467	$231,905	(1)	$—		$—	$6,329	(4)	$372,701
Sr. VP Corp Dev. & Strategy	2009	$225,346	$186,750	(2)	$—		$—	$18,987	(5)	$431,083

(1)	Represents the total fair market value on the date of grant, of restricted stock units granted during the year ended December 31, 2009 that vested on June 30, 2010, as well as restricted stock units issued pursuant to a compensation restructuring under which the officer elected to receive a portion of his total base compensation in equity in lieu of cash. Amounts listed do not represent the actual current fair value of the shares granted.
(2)	Represents the total fair market value on the date of grant, of restricted stock units granted during the year ended December 31, 2009. These restricted stock units vested on February 28, 2010 with the exception of Mr. Steckel. Mr. Steckel’s restricted stock units vested on February 15, 2010.
(3)	Represents fair market value of options granted during the year ended December 31, 2010, calculated using the Black-Scholes option pricing model and related assumptions as disclosed in Note 4, Share Based Compensation, of our financial statements.
(4)	All other compensation for 2010 consists of medical premiums paid by us.
(5)	All other compensation for 2009 consists of medical premiums paid by us and relocation costs.

	Medical Premiums	Relocation Costs
William S. Steckel	$18,838	$32,000
Robert E. Weiss	7,606	—
Patrick J. Forkin III	18,987	—

Employment Agreements

Each executive officer serves at the discretion of our board of directors. We have entered into employment contracts with certain of our executive officers with initial terms of three-years. The agreements automatically extend for subsequent one-year periods on the anniversary date unless either party gives the other 90 days written notice prior to the anniversary date of the intent not to renew the agreement. Under the employment agreement, the executive officer is entitled to participate in an annual bonus and management incentive program and to benefits offered to other similarly situated employees as established by the Board from time to time.

Robert E. Weiss

On April 3, 2006, we entered into an employment agreement with Robert E. Weiss, as our Vice President, Equipment Division, effective on April 1, 2006. His base salary was $175,000. The agreement has an initial term of three years and automatically extends for subsequent one-year periods on the anniversary date unless either party gives the other 90 days written notice prior to the anniversary date of the intent not to renew the agreement. Mr. Weiss was appointed Chief Technology Officer in May 2007. On July 22, 2008, the Compensation Committee approved a change in compensation for Mr. Weiss. Effective August 1, 2008, Mr. Weiss’s annual base salary increased to $285,000.

The agreement with Mr. Weiss was amended in December 2008 to clarify the manner in which the agreement complies with recent changes to applicable tax laws, including Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”). In particular, the Restated Employment Agreement (i) exempts the arrangements from the Code, and (ii) provides a “back stop” to implement a 6-month delay in payment if the revised arrangements are, in the future, deemed to be “deferred compensation” for purposes of the Code.

Under the agreement, the Non-Renewal severance consists of (i) a pro-rata portion of the Executive’s Regular Severance pay; (ii) payment of premiums for continued medical and any other applicable health insurance coverage under COBRA; and (iii) the vesting of a pro-rata portion of any unvested equity compensation awards that would have vested within twelve months of the termination date.

Payments Upon Termination or Change in Control

The named executive officer may terminate his employment agreement for “good reason”. We may terminate the agreement at any time for “cause” or in the event of the named executive officer’s disability or death. If we terminate for “cause”, the named executive officer’s obligations cease after a specific termination procedure process. If we terminate “without cause” or the named executive officer terminates for “good reason”, the named executive officer is entitled to one year base salary, the amount of incentive compensation paid in the prior year under the applicable incentive program, and vesting of restricted stock, warrants, or options that would vest over the 12 months immediately following the cessation of employment. In the event that the agreement is terminated because of death, all obligations to the named executive officer immediately cease, except for benefits accrued to date. In the event of disability preventing the named executive officer from substantially performing his duties, we may terminate for “cause.”

If the named executive officer’s contract is terminated after a “change in control”, the named executive officer is entitled to a multiple of base salary, plus the target amount of incentive pay under the management incentive program. In addition, all unvested warrants, options or restricted stock then held by executive, if any, shall vest automatically on the termination of executive’s employment. Mr. Weiss’s multiple is 2.0. A “change in control”, as defined, includes (a) a consolidation or merger in which the Company is not the continuing or surviving corporation, (b) a recapitalization in which any person becomes the 50% owner and 50% of the membership of the board of directors changes commensurate with the transaction, (c) any transaction in which substantially all the assets of the corporation are to be liquidated, and (d) any person becoming the beneficial owner of more than 50% of our voting power. The agreement contains an eighteen month non-solicitation provision that restricts the named executive officer from directly or indirectly soliciting our current employees or key suppliers to engage in a business relationship with any person or entity that engages in or plans to engage in the design, development, invention, implementation, application, manufacture, production, marketing, sale or license of any product or service in the direct competition with the Company’s products or services. For purposes of the agreement, our products or services are defined as CIGS-based PV products manufactured by a continuous process and/or on a flexible media.

Under the agreement the parties are compelled to engage in Arbitration to resolve any disputes.

The following table sets forth information concerning the outstanding equity awards granted to the named executive officers at December 31, 2010.

Outstanding Equity Awards at Fiscal Year End Table

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#)			Option Exercise Price ($/Sh)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested($)(1)
	Exercisable	Unexercisable
Magnus Ryde	333,333	222,223	(2)	3.60	2-16-2020	—		—

William S. Steckel	—	—		—	—	—		—

Robert E. Weiss	15,556	7,778	(3)	31.86	4-7-2018	—		—
	22,223	—		44.46	10-4-2017	—		—
	361	—		78.93	6-19-2016	—		—
	—	—		—	—	5,556	(4)	8,667

Patrick J. Forkin III	13,889	—		7.92	11-21-2018	—		—
	16,667	—		25.20	9-22-2018	—		—

(1)	Based on closing price of DayStar’s common stock on December 31, 2010 of $1.56.
(2)	Stock options vest at a rate of one-third of the grant per year beginning on August 11, 2009.
(3)	Stock options vest at a rate of one-third of the grant per year beginning on April 7, 2009.
(4)	Restricted stock award vests at a rate of one-third of the grant per year commencing on April 7, 2009.

Director Compensation

In order to preserve our cash resources, effective July 1, 2009, the Board of Directors agreed to accept restricted stock units (“RSUs”) in lieu of cash payments for board and committee meeting fees. Under this arrangement each board member received 5,556 RSUs in lieu of cash fees for the remainder of 2009. As of January 25, 2010, the compensation arrangement for the board members for 2010 is an option to purchase 11,112 shares of the Company’s common stock and 11,112 RSUs. Effective January 2011, the compensation arrangement for the board members for 2011 is an option to purchase 25,000 shares of the Company’s common stock and 25,000 RSUs. As was the policy of the previous board, these equity grants are in lieu of cash fees.

The following Director Compensation Table summarizes the compensation of our non-employee directors for services rendered to DayStar during the year ended December 31, 2010:

Director Compensation Table

Name	Fees Earned or Paid in Cash	Stock Awards(1)	Stock Unit Awards(2)	Option Awards(3)	Total
Peter A. Lacey	$—	$—	$40,003	$30,530	$70,533
Jonathan W. Fitzgerald	—	—	40,003	30,530	70,533
Richard C. Green, Jr.	—	—	40,003	30,530	70,533
Francis J. Maher(4)	—	—	40,003	30,530	70,533
Kang Sun	—	—	40,003	30,530	70,533
Robert Tonsoo(5)	—	—	40,003	30,530	70,533

(1)	Represents total fair market value of stock awards on grant date.
(2)	Represents total fair market value of stock unit awards on issuance date.
(3)	Represents fair market value of options granted during the year ended December 31, 2010, calculated using the Black-Scholes option pricing model and related assumptions as disclosed in Note 4, Share Based Compensation, of our financial statements.
(4)	Mr. Maher resigned on February 2, 2010.
(5)	Mr. Tonsoo did not stand for reelection at our annual shareholders meeting on April 23, 2010.

In addition to the fees listed above, we reimburse the directors for their travel expenses incurred in attending meetings of the Board or its committees, as well as for fees and expenses incurred in attending director education seminars and conferences. The directors do not receive any other compensation or personal benefits.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis provides information that we believe is relevant to an assessment and understanding of our results of operation and financial condition. You should read this analysis in conjunction with our audited financial statements and related footnotes. This discussion and analysis contains statements of a forward-looking nature relating to future events or our future financial performance. These statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements, including those set forth in this prospectus.

Overview

We have developed a proprietary thin film deposition technology for solar photovoltaic (“PV”) products. We utilize a proprietary one-step sputter deposition process and have manufactured a commercial scale deposition tool to apply high-efficiency copper indium gallium diselenide (“CIGS”) material over large area glass substrates in a continuous fashion. We believe this proprietary tool, when combined with commercially available thin film manufacturing equipment, will provide a critically differentiated manufacturing process to produce low-cost monolithically integrated, CIGS-on-glass modules that address the grid-tied, ground-based PV market. We are pursuing a strategy to produce our CIGS-on-glass modules utilizing offshore manufacturing.

We believe this proprietary deposition process, when operated at an annual capacity of approximately 100 megawatts, will achieve a total module manufacturing cost of less than $1.00 per watt. This cost would be competitive with the lowest in the solar PV industry. Using this approach, we have achieved greater than 15% cell efficiencies over large areas on CIGS PV devices, and we believe that this approach will enable module efficiencies greater than 13%.

In October 2007, we completed a follow-on public offering in which we sold 17,250,000 shares of our common stock. Our net proceeds from the offering were approximately $68 million. We have used these proceeds to develop our proprietary deposition process, to build our prototype and commercial scale deposition tools. In the near term, we will require substantial funds beyond our current cash on hand in order to pursue a strategic partnership (or partnerships) to commercialize the CIGS modules, to pursue offshore manufacturing, to fund future operations, and to expand our capacity.

The report of our independent registered public accounting firm relating to our financial statements as of December 31, 2010 and for the year then ended states that there is substantial doubt about our ability to continue as a going concern. See also “Liquidity and Capital Resources.”

Critical Accounting Policies and Estimates

The preparation of our financial statements requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenue and expenses, and the related disclosures. A summary of those accounting policies can be found in the notes to our financial statements. Certain of our accounting policies are considered critical as they are both important to the portrayal of our financial condition and results of operations and require judgments on the part of management about matters that are uncertain. We have identified the following accounting policies that are important to the presentation of our financial condition and results of operations.

Property and Equipment. Property and equipment is stated at cost. Depreciation is computed using straight-line and an accelerated method over estimated useful lives of three to ten years. Expenditures for maintenance and repairs, which do not materially extend the useful lives of property and equipment, are charged to operations as incurred. When property or equipment is retired or otherwise disposed of, the property accounts are relieved of costs and accumulated depreciation and any resulting gain or loss is recognized.

Share-Based Compensation. We follow the provisions of FASB ASC 718 Compensation—Stock Compensation, which requires the measurement and recognition of compensation expense for all share-based payment awards to employees and directors based on estimated fair values. Additionally, we follow the SEC’s SAB No. 107, “Share-Based Payment” (“SAB 107”), as amended by SAB No. 110, which provides supplemental application guidance based on the views of the SEC.

Results of Operations

Comparison of Years Ended December 31, 2010 and 2009

Certain reclassifications have been made to the 2009 financial information to conform to the 2010 presentation. Such reclassifications had no impact on net loss.

Research and development expenses. Research and development expenses were $5,519,989 for the year ended December 31, 2010 compared to $14,741,983 for the year ended December 31, 2009, a decrease of $9,221,994 or 63%. The decrease is primarily due to the cost savings measures implemented including a reduction in our workforce as well as the consolidation of our facilities into one location in California and a reduction in expenditures for materials, supplies and consultants. Also, in July 2009, we sold substantially all our tangible assets at our Halfmoon, NY facility to Veeco Compound Semiconductor, Inc. (“Veeco”) for $1.925 million and Veeco hired the 18 research and development employees located at the facility. This transaction further reduced our research and development expenses for the year ended December 31, 2010 as compared with the prior year.

Selling, general and administrative expenses. Selling, general and administrative expenses were $5,648,406 for the year ended December 31, 2010 compared to $6,058,676 for the year ended December 31, 2009, a decrease of $410,270 or 7%. The decrease in selling, general and administrative expenses was primarily due to cost savings measures implemented, including a reduction in our workforce as well as a reduction in outside consultants and professional fees. However, the decrease in selling, general and administrative expenses during the year ended December 31, 2010 as compared with the year ended December 31, 2009 was offset by an increase in share-based compensation of $1,071,729.

Restructuring. Restructuring expenses were $9,753,642 for the year ended December 31, 2010. There were no restructuring expenses for the year ended December 31, 2009. In June 2010, we were unable to cure all alleged defaults under the lease for our Newark facility and on July 15, 2010, we were notified by our landlord that the lease for the facility was forfeited and terminated, and that the landlord received a judgment for possession of the premises. Therefore, we recorded an impairment charge for the book value of the leasehold improvements for this facility and the write-off of any non-cash deferred rent, in the amount of $3,509,763. The remaining $6,243,879 of restructuring expenses resulted from impairment charges on certain equipment, which was partially offset by certain liability settlements during the year ended December 31, 2010.

Depreciation and amortization expense. Depreciation and amortization expense was $2,154,882 for the year ended December 31, 2010 compared to $3,534,770 for the year ended December 31, 2009, a decrease of $1,379,888 or 39%. During the second quarter of 2010, we consolidated our California facilities and recorded impairment charges on leasehold improvements and certain equipment which resulted in a decrease in depreciation expense. Also, we experienced a decrease in depreciable assets from the sale of the equipment at our Halfmoon, NY facility in July 2009 which further reduced depreciation expense.

Other expense. Other expense was $34,787 for the year ended December 31, 2010 compared to $485,494 for the year ended December 31, 2009, a decrease of $450,707. The decrease primarily represents the loss recorded on the sale of the assets at our Halfmoon NY facility in July, 2009.

Interest expense. Interest expense was $542,167 for the year ended December 31, 2010 compared to $189,628 for the year ended December 31, 2009, an increase of $352,539. The increase in interest expense was due to the interest on convertible notes issued in connection with our bridge financing.

Amortization of note discount and financing costs. Amortization of note discount and financing costs was $6,122,181 for the year ended December 31, 2010 compared to $1,096,330 for the year ended December 31, 2009, an increase of $5,025,851. The convertible notes issued in connection with our bridge financing contain conversion features which result in discounts to the principal amount of the notes payable reflected on our balance sheet, based on the fair value of the conversion features. The discounts on the convertible notes are amortized using the effective interest method over the terms of the notes. The increase in amortization of note discount and financing costs was due to an increase in the convertible notes during the year ended December 31, 2010 as compared with the year ended December 31, 2009, as well as a restructuring of the outstanding convertible notes during the third quarter of 2010 which resulted in an increase in the discount on the notes and a corresponding increase in amortization of the discount during the period.

Gain on derivative liabilities. Gain on derivative liabilities was $6,593,648 for the year ended December 31, 2010 compared to $1,066,853 for the year ended December 31, 2009. The conversion features on the convertible notes issued in conjunction with our bridge financing during 2009 and 2010 are considered derivative liabilities and are therefore required to be adjusted to fair value each quarter. A decrease in our stock price during the period results in a decrease in the liabilities and a gain on derivative liabilities. Conversely, an increase in our stock price during the period would result in an increase in the liabilities and a loss on derivative liabilities. During the year ended December 31, 2010, our common stock price decreased which caused a decrease in the fair value of the conversion features, resulting in a gain on derivative liabilities. This decrease in stock price coupled with a significant increase in outstanding convertible notes in 2010 resulted in a significant increase in gain on derivative liabilities for the year ended December 31, 2010 as compared with 2009. Additionally, during the third quarter of 2010, we issued new convertible notes and the fair value of the conversion features for the new notes exceeded the principal amount the notes. The excess of the fair value of the conversion features over the principal amount of the notes of $890,935 was charged to loss on derivative liabilities, which partially offset the gain on derivative liabilities during the period.

Loss on extinguishment of debt. Loss on extinguishment of debt was $4,899,267 for the year ended December 31, 2010. There was no loss on extinguishment of debt during the year ended December 31, 2009. In the third quarter of 2010, we restructured all of our existing convertible notes which resulted in the extinguishment of the original notes on our balance sheet and the recording of new notes and corresponding conversion features. The fair value of the conversion features for the restructured notes exceeded the principal amount the notes and the excess of the fair value of the conversion features over the principal amount of the notes was charged to loss on extinguishment of debt.

Liquidity and Capital Resources

At December 31, 2010, our cash and cash equivalents totaled $97,000 compared to $17,000 at December 31, 2009.

We are in the development stage, and as such, have historically reported net losses, including a net loss of $28.1 million and $25.0 million for the years ended December 31, 2010 and 2009, respectively. The net loss for the years ended December 31, 2010 and 2009 include non-cash expenses of $21.6 million and $8.2 million, respectively. We anticipate incurring losses in the future, as we complete the commercialization of our products, invest in research and development, and incur associated administrative and operating costs. Our financial statements for the years ended December 31, 2010 and 2009 have been prepared on a going concern basis, which contemplates the realization of assets and the settlement of liabilities and commitments in the normal course of business. As noted herein, as a result of our current liquidity, there is substantial doubt as to our ability to continue as a going concern.

We have historically financed our operations primarily from proceeds of the sale of equity securities and the issuance of convertible notes. We presently do not have any bank lines of credit that provide us with an additional source of debt financing. In order to fund the costs associated with our continued development and commercialization efforts, we completed a registered public offering during the fourth quarter of 2007 in which we sold 1,916,667 shares of our common stock at $38.25 per share and generated net proceeds of approximately $68 million after deducting underwriting discounts and the fees and expenses of the offering. Upon receipt of the proceeds from the offering, we re-paid in full $9.2 million of existing indebtedness. We have used these proceeds to develop our proprietary deposition process and to build our prototype and commercial scale deposition tools. We are pursuing a strategy to commercialize and manufacture our CIGS modules offshore and are in discussions with potential partners to implement this strategy. Commercialization efforts, including continued development and administrative costs will require significant additional capital.

Beginning in September 2009, we have funded our operations through a series of bridge financing transactions in which we have issued convertible notes with an aggregate principal amount of $5,255,000 and also issued warrants exercisable for shares of our common stock. Currently, $4,255,000 of these convertible notes remains outstanding and matures on July 22, 2011.

In order to address our immediate capital requirements, in February 2011, we entered into a Securities Purchase Agreement with Socius CG II, Ltd. (the “Investor” or “Socius”). Pursuant to the terms of the Purchase Agreement, we have the right over a term of two years, subject to certain conditions, to demand through separate tranche notices that the Investor purchase up to a total of $5.0 million of Series B preferred stock. One of our creditors, New York State Urban Development, has a court order which requires us to use the first proceeds of this offering to satisfy an outstanding judgment of approximately $520,000. However, in order to continue operations, including development and commercialization efforts, we will require substantial additional capital beyond our current cash on hand and any funds received from the Socius transaction. We are seeking long-term strategic investments and partnerships to manufacture and commercialize our product. To date, we have been unable to raise substantial additional capital or complete an agreement with a strategic partner. Although we continue to seek strategic investors or partners, in light of our current cash position, we may in the near term be forced to cease or further curtail operations.

An inability to raise additional funding in the very near term may cause us to file a voluntary petition for reorganization under the United States Bankruptcy Code, liquidate assets, and/or pursue other such actions that could adversely affect future operations. A wide variety of factors relating to the Company including those described in the section entitled “Risk Factors” in this prospectus, as well as external conditions, could adversely affect our ability to secure additional funding necessary to continue operations and the terms of any funding that we secure.

Commitments. At December 31, 2010, we had no outstanding purchase orders for equipment and improvements. Other commitments include rental payments under operating leases for office space and equipment, and commitments under employment contracts with our executive officers. These commitments are discussed further in the Commitments and Contingencies footnote to our financial statements.

Off-Balance Sheet Arrangements. The only off-balance sheet obligations are for operating leases and certain other commitments entered into in the ordinary course of business.

We lease 32,000 square feet of factory and office space in Milpitas, California under a lease which expires in May 2011. This facility is the location of our corporate headquarters as well as the development of our products and proprietary deposition equipment.

MARKET PRICE OF AND DIVIDENDS ON OUR COMMON STOCK AND RELATED STOCKHOLDER

MATTERS

Market Information

Our common stock is traded on The NASDAQ Capital Market. The following table sets forth the high and low closing sale prices, per share, for our common stock as reported by the NASDAQ Capital Market for each quarter in the past two years. All amounts shown reflect our one-for-nine reverse stock split which became effective on May 11, 2010:

Common Stock “DSTI”

Fiscal Quarters	High	Low
2011
Through April 25, 2011	$1.88	$0.74

2010
March 31, 2010	$4.50	$2.61
June 30, 2010	$3.33	$1.02
September 30, 2010	$2.74	$0.80
December 31, 2010	$3.00	$1.49

2009
March 31, 2009	$18.09	$8.73
June 30, 2009	$13.23	$5.67
September 30, 2009	$7.83	$5.04
December 31, 2009	$6.39	$2.79

Holders

As of February 28, 2011, there were approximately 36 shareholders of record of our common stock, although the number of beneficial owners is believed to be substantially higher.

Dividends

We have never declared nor paid any dividends on our capital stock and do not anticipate paying any cash dividends on our capital stock in the foreseeable future. We currently expect to retain our future earnings, if any, for use in the operation and expansion of our business. Any future decision to pay cash dividends will be at the discretion of our board of directors and will be dependent upon our financial condition, results of operations, capital requirements and other factors our board of directors may deem relevant. There are currently no restrictions that limit our ability to pay dividends on our capital stock.

SELLING STOCKHOLDER

This prospectus relates to the resale from time to time of up to 4,486,702 shares of our common stock by the selling stockholder. As noted in “Description of the Transaction” below, these shares offered hereby were acquired or will be acquired by the selling stockholder in connection with that certain Securities Purchase Agreement, dated February 2, 2011, as amended on April 26, 2011 between us and Socius CG II, Ltd., the selling stockholder. We have agreed to pay all expenses and costs to comply with our obligation to register the selling stockholder’s shares of common stock. We have also agreed to indemnify and hold harmless the selling stockholder against certain losses, claims, damages or liabilities, joint or several, arising under the Securities Act of 1933, as amended (the “Securities Act”).

The following table, based upon information currently known by us, sets forth as of April 25, 2011: (i) the number of shares held of record or beneficially by the selling stockholder as of such date (as determined below) and (ii) the number of shares that may be offered under this prospectus by the selling stockholder. Beneficial ownership includes shares of common stock plus any securities held by the holder exercisable for or convertible into shares of common stock within sixty (60) days after April 25, 2011, in accordance with Rule 13d-3(d)(1) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The inclusion of any shares in this table does not constitute an admission of beneficial ownership for the selling stockholder.

Except as set forth in the section entitled “Description of the Transaction” of this prospectus or as set forth below, the selling stockholder has not held any position or office, or otherwise had a material relationship, with us or any of our subsidiaries within the past three years.

On October 20, 2010, the Superior Court of the State of California for the County of Los Angeles (the “Court”) entered an Order Approving Stipulation for Settlement of Claim (the “Order”) in the matter entitled Socius CG II, Ltd. v. DayStar Technologies, Inc. The Order provides for the full and final settlement of Socius GC II, Ltd.’s $977,147.59 claim against us (the “Claim”). Socius CG II, Ltd. purchased the Claim from fourteen of our creditors pursuant to the terms of the Claim Purchase Agreements as negotiated by DayStar with the respective vendors. Pursuant to the terms of the Order, on October 21, 2010, we issued and delivered to Socius CG II, Ltd. 325,000 shares of our common stock, subject to adjustment as set forth in the Order.

On December 29, 2010, the Court entered an Order Approving Stipulation for Settlement of Claim (the “Second Order”) in the matter entitled Socius CG II, Ltd. v. DayStar Technologies, Inc. The Second Order provides for the full and final settlement of Socius GC II, Ltd.’s $373,312.71 claim against us (the “Second Claim”). Socius CG II, Ltd. purchased the Second Claim from five of our creditors pursuant to the terms of the Claim Purchase Agreements as negotiated by DayStar with the respective vendors. Pursuant to the terms of the Second Order on December 30, 2010, we issued and delivered to Socius CG II, Ltd. 425,000 shares of our common stock, subject to adjustment as set forth in the Second Order.

Unless otherwise indicated below, to our knowledge, the selling stockholder named in the table has sole voting and investment power with respect to its shares of common stock. The selling stockholder is not a broker-dealer, and the selling stockholder is not affiliated with a broker-dealer.

Name of Selling Stockholder	Common Stock Beneficially Owned Prior to the Offering		Common Stock Offered Pursuant to this Prospectus		Common Stock Owned Upon Completion of this Offering (1)	Percentage of Common Stock Owned Upon Completion of this Offering
Socius CG II, Ltd. (2)	4,486,702	(3)	4,486,702	(3)	—	—

(1)	We do not know when or in what amounts the selling stockholder may offer shares for sale. The selling stockholder may not sell any or all of the shares offered by this prospectus. Because the selling stockholder may offer all or some of the shares pursuant to this offering, and because there are currently no agreements, arrangements or understandings with respect to the sale of any of the shares, we cannot estimate the number of the shares that will be held by the selling stockholder after completion of the offering. However, for purposes of this table, we have assumed that, after completion of the offering, none of the shares covered by this prospectus will be held by the selling stockholder.
(2)	The sole stockholder of Socius CG II, Ltd. is Socius Capital Group, LLC. Sabra ICG, LLC holds all of the membership interests of Socius Capital Group, LLC and Patricia Peizer holds all of the membership interests of Sabra ICG, LLC. Voting and dispositive power with respect to the shares held by Socius CG II, Ltd. is exercised by Terren Peizer, the Managing Director of Sabra ICG, LLC, Socius Capital Group, LLC and Socius CG II, Ltd., who acts as investment advisor to these entities. Terren Peizer, Patricia Peizer, Sabra ICG, LLC and Socius Capital Group, LLC disclaim beneficial ownership with respect to the shares held by Socius CG II, Ltd.
(3)	Includes 1,114,650 shares issuable upon exercise of warrants, 3,184,714 shares issuable upon exercise of the additional investment right set forth in the Purchase Agreement and 187,338 shares issuable if we elect to pay the commitment fee in shares of common stock.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Equity Compensation Plan Information

On June 19, 2006, we adopted an Equity Incentive Plan (the “2006 Plan”) to enable employees, outside directors and consultants to acquire an equity interest in DayStar. In September 2008 and December 2010, our stockholders approved the Amended and Restated 2006 Equity Incentive Plan (the “2006 Amended and Restated Plan”). The 2006 Amended and Restated Plan provides for the grant of incentive and non-qualified stock options, stock appreciation rights, restricted stock awards, restricted stock unit awards, performance stock awards, performance cash awards and other stock awards to employees, directors, and consultants. The 2006 Amended and Restated Plan reserves 2,700,000 of our authorized shares of common stock for issuance for these purposes. Under the 2006 Amended and Restated Plan, the term of stock options shall not exceed ten years and stock options shall not be granted with an exercise price of less than 100% of the fair market value of our common stock, measured at the time of grant.

Grants of incentive and non-qualified stock options, and restricted stock prior to June 19, 2006 were made from our original Equity Incentive Plan adopted in 2003 (the “2003 Plan”). The 2003 Plan reserves 116,667 of our authorized shares of common stock for issuance for these purposes.

The following table gives information about our common stock that may be issued upon the exercise of options, warrants or rights under our existing equity compensation plan, consisting of the 2003 and 2006 Equity Incentive Plans. The information in this table is as of December 31, 2010.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights		Weighted average exercise price of outstanding options, warrants, and rights	Number of securities remaining available
Equity compensation plans approved by security holders	790,867	(1)	$10.11	1,483,333
Equity compensation plans not approved by security holders	—		—	—

Total	790,867		$10.11	1,483,333

(1)	Does not include 44,448 outstanding restricted stock units granted to certain of our directors under the 2006 Plan.

Security Ownership of Certain Beneficial Owners and Management and Related Stockholder Matters

The following table sets forth information, as of March 31, 2011, with respect to the beneficial ownership of our common stock by each person who is known to us to be the beneficial owner of more than five percent of our outstanding common stock by each nominee for director, by the named executive officers, and by all directors and executive officers as a group. The information contained in this beneficial ownership table for five percent stockholders is based on Form 13D, 13G, or other filings with the Commission available through www.sec.gov/edgar as of close of business April 25, 2011. Each person has sole voting power and sole investment power. Ownership percentages are based on 8,416,054 shares outstanding on March 31, 2011, plus the assumed conversion of the applicable notes and exercise of the applicable options and warrants vesting within 60 days thereof.

Name of Beneficial Owner(1)	Number of Shares Beneficially Owned(2)	Percent
Directors and Executive Officers:
Robert E. Weiss(3)	326,471	3.7%
Christopher T. Lail(4)	190,478	2.2%
Peter A. Lacey(5)	6,910,005	45.1%
Jonathan Fitzgerald(6)	61,112	*
Richard C. Green, Jr.(7)	72,224	*
William S. Steckel(8)	113,076	1.3%
Kang Sun(9)	72,224	*
All directors and executive officers as a group (7 persons)	7,745,590	48.1%
5% Stockholders:
Michael Moretti(10)	1,979,218	19.1%
John Gorman(11)	777,778	8.5%
BioMed Realty Trust, Inc.(12)	779,221	9.3%
Dynamic Worldwide Solar Energy, LLC(13)	657,741	7.6%

*	Less than one percent.
(1)	Except as otherwise indicated, each officer and director can be reached at DayStar Technologies, Inc., 1010 South Milpitas Boulevard, Milpitas CA 95035.
(2)	The inclusion herein of any share of common stock deemed beneficially owned does not constitute an admission of beneficial ownership of those shares. Each person listed above has sole voting and investment power with respect to the shares listed. Any reference in the footnotes below to convertible notes and warrants, stock options, and restricted common stock subject to a right of repurchase by our company relates to notes convertible into shares of our common stock, stock options and warrants exercisable or that will become exercisable within 60 days of March 31, 2011 and restricted common stock that will vest within 60 days of March 31, 2011.
(3)	Includes 55,556 shares of common stock issuable upon conversion of a secured convertible promissory note between Mr. Weiss and our company, vested warrants to purchase 55,556 shares of common stock, vested options to purchase 120,918 shares of common stock, 75,000 vested restricted stock units, and 5,556 shares of restricted common stock subject to a right of repurchase by our company.
(4)	Includes vested options to purchase 95,156 shares of common stock and 75,000 vested restricted stock units.
(5)	Includes 3,416,668 shares of common stock issuable upon conversion of a secured convertible promissory note between Mr. Lacey and our company, vested warrants to purchase 3,416,668 shares of common stock, vested options to purchase 36,112 shares of common stock and 36,112 vested restricted stock units.
(6)	Includes vested options to purchase 36,112 shares of common stock and 25,000 vested restricted stock units.
(7)	Includes vested options to purchase 36,112 shares of common stock and 36,112 vested restricted stock units.
(8)	Includes 33,333 shares of common stock issuable upon conversion of a secured convertible promissory note between Mr. Steckel and our company, vested warrants to purchase 11,112 shares of common stock, vested options to purchase 25,000 shares of common stock and 40,000 vested restricted stock units.
(9)	Includes vested options to purchase 36,112 shares of common stock and 36,112 vested restricted stock units.
(10)	Includes 930,110 shares of common stock issuable upon conversion of a secured convertible promissory note between Mr. Moretti and our company, and vested warrants to purchase 1,026,885 shares of common stock.

(11)	Includes 111,111 shares of common stock issuable upon conversion of a secured convertible promissory note between Mr. Gorman and our company, and vested warrants to purchase 666,667 shares of common stock.
(12)	Does not include warrants to purchase 242,449 shares of common stock issued as part of a settlement agreement between BMR-Gateway Boulevard LLC, an affiliate of BioMed Realty Trust, Inc., as these warrants are currently held in escrow.
(13)	Includes vested warrants to purchase 240,741 shares of common stock.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

In 2009 and 2010, the Company completed a series of bridge financings in which directors and officers of the Company participated, specifically Mr. Peter A. Lacey, Mr. William Steckel and Mr. Robert Weiss. Please see Recent Sales of Unregistered Securities below for a description of these transactions.

DESCRIPTION OF REGISTRANT’S SECURITIES

Our Certificate of Incorporation authorizes the issuance of 120,000,000 shares of common stock and 3,000,000 shares of preferred stock. As of March 31, 2011, we had 8,416,054 shares of common stock outstanding. Pursuant to a Certificate of Designation filed on May 7, 2008, 50,000 shares of preferred stock have been designated Series A Junior Participating Preferred Stock; none of which are outstanding. Pursuant to a Certificate of Designations filed on February 2, 2011, 750 shares of Preferred Stock have been designated Series B preferred stock. As of April 25, 2011 none of the Series B Preferred Stock was issued or outstanding. The shares of common stock registered hereby are issuable in connection with the transaction in which we have agreed to issue shares of the Series B preferred stock. See “Description of the Transaction.”

Within the limits established by our Certificate of Incorporation, our Board of Directors has the power at any time and without stockholder approval to issue shares of our authorized common stock or preferred stock for cash, to acquire property or for any other purpose that the Board of Directors believes is in the best interests of our Company. Our common stockholders have no pre-emptive rights and any decision to issue additional shares of common stock will reduce the percentage ownership of our current stockholders and could dilute our net tangible book value.

Our Board of Directors also has the power to establish the designation, rights and preferences of any preferred stock, we issue in the future. Accordingly, our Board of Directors may, without stockholder approval, issue preferred stock with dividend liquidation, conversion, voting, redemption or other rights that could adversely affect the voting power or other rights of the holders of common stock. Subject to the directors’ duty to act in the best interest of our Company, shares of preferred stock can be issued quickly with terms calculated to delay or prevent a change in control or make removal of management more difficult.

The following summary of our capital stock does not purport to be complete and is subject to, and qualified in its entirety by, our amended and restated Certificate of Incorporation and our by-laws, each of which are exhibits to the registration statement of which this prospectus forms a part, and by applicable law.

Common Stock

Our common stockholders are entitled to one vote for each share held of record on all matters to be voted on by stockholders. There is no cumulative voting with respect to the election of directors, with the result that the holders of more than 50% of the shares voted for the election of directors can elect the entire Board of Directors. The holders of common stock are entitled to receive dividends when, as and if declared by our Board of Directors out of funds legally available. In the event of our liquidation, dissolution or winding up, our common stockholders are entitled to share ratably in all assets remaining available for distribution to them after payment of liabilities and after provision has been made for each class of stock, if any, having preference over the common stock. The holders of common stock have no preemptive or other subscription rights and there are no redemption provisions applicable to the common stock. All of our outstanding shares of common stock are fully paid and non-assessable.

Series A Junior Participating Preferred Stock

On May 7, 2008, we filed a certificate of designations for the Series A Junior Participating Preferred Stock (the “Series A Certificate of Designations”). The Series A Junior Participating Preferred Stock was created in connection with, and originally issuable under, a Stockholder Rights Agreement between us and Computershare Trust Company, N.A., dated May 6, 2008 and as amended as of October 1, 2009. Such Agreement has expired by its terms and is no longer in effect. Upon issuance, the Series A Preferred Stock is entitled to receive, when, as and if declared by the Board of Directors out of funds legally available for the purpose, quarterly dividends payable in cash on the first day of March, June, September and December in each year (each such date being referred to herein as a “Quarterly Dividend Payment Date”) in an amount per share (rounded to the nearest cent) equal to the greater of (a) $1.00 or (b) subject to the provisions for adjustment hereinafter set forth, 10,000 times the aggregate per share amount of all cash dividends, and 10,000 times the aggregate per share amount (payable in kind) of all non-cash dividends or other distributions other than a dividend payable in shares of common stock or a subdivision of the outstanding shares of common stock (by reclassification or otherwise), declared on the common stock since the immediately preceding Quarterly Dividend Payment Date, or, with respect to the first Quarterly Dividend Payment Date, since the first issuance of any share or fraction of a share of Series A preferred stock. In addition to any other voting rights required by law, each share of Series A preferred stock shall entitle the holder thereof to 10,000 votes on all matters submitted to a vote. The holders of shares of Series A preferred stock and the holders of shares of common stock and the holders of shares of any other capital stock having general voting rights, shall vote together as one class on all matters submitted to a vote of stockholders. Upon any liquidation (voluntary or otherwise), dissolution or winding up, no distribution shall be made (x) to the holders of shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series A preferred stock unless, prior thereto, the holders of shares of Series A preferred stock shall have received an amount equal to accrued and unpaid dividends and distributions thereon, whether or not declared, to the date of such payment, plus an amount equal to the greater of (1) $10,000,000 per share or (2) an aggregate amount per share equal to 10,000 times the aggregate amount to be distributed per share to holders of common stock.

Series B Preferred Stock

On February 2, 2011, we filed a certificate of designations for the Series B preferred stock (the “Series B Certificate of Designations”). Pursuant to the Series B Certificate of Designations, the Series B preferred stock shall, with respect to dividend rights, rights upon liquidation, winding-up or dissolution, rank: (i) senior our common stock, and any other class or series of our preferred stock; and (ii) junior to all our existing and future indebtedness.

The Series B preferred stock shall accrue dividends at a rate of 10% per annum, payable in Series B preferred stock. The Series B preferred stock has a liquidation preference per share equal to $10,000 per share thereof plus all accrued dividends thereon (the “Liquidation Value”), and is subject to repurchase by the Company following the consummation of certain fundamental transactions by the Company. Upon or after the fourth anniversary of the applicable issuance date, the Company has the right, at its option, to redeem all or a portion of the shares of Series B Preferred Stock at the Liquidation Value. The Company also has the right, at its option, to redeem all or a portion of the shares of Series B Preferred Stock, at a price per share equal to: (i) 136% of the Liquidation Value if redeemed on or after the applicable issuance date but prior to the first anniversary of the applicable issuance date, (ii) 127% of the Liquidation Value if redeemed on or after the first anniversary but prior to the second anniversary of the applicable issuance date, (iii) 118% of the Liquidation Value if redeemed on or after the second anniversary but prior to the third anniversary of the applicable issuance date, and (iv) 109% of the Liquidation Value if redeemed on or after the third anniversary but prior to the fourth anniversary of the applicable issuance date.

As of April 25, 2011 no shares of our Series B preferred stock were issued or outstanding.

Warrants and Additional Investment Right

Pursuant to the terms of the Purchase Agreement, we have the right over a term of two years, subject to certain conditions, to demand through separate tranche notices that Socius purchase up to a total of $5 million of Series B preferred stock. As part of this transaction, we granted the selling stockholder a warrant to initially purchase up to 1,114,650 shares of our common stock at an initial exercise price of $1.57 per share. The warrant issued to Socius will be exercisable for two years from the effectiveness date of the registration statement of which this prospectus forms a part. The exercise price of the warrant and the number of shares of common stock underlying the warrant are subject to adjustment from time to time as set forth below. In connection with each tranche notice, a portion of the warrant equal to the number of shares (the “Warrant Tranche Shares”) calculated by dividing 35% of the amount of the tranche of Series B preferred stock by the closing bid price of the common stock on the date preceding our delivery of the tranche notice (the “Investment Price”) will vest and be automatically exercised. On each tranche exercise date, to the extent necessary, the maximum number of shares of common stock underlying the warrant will be adjusted in order to permit the issuance of a number of shares of common stock equal to the Warrant Tranche Shares.

We also granted the selling stockholder an additional investment right pursuant to the Purchase Agreement to purchase a number of shares of our common stock equal in dollar amount to 100% of the amount of each tranche of Series B preferred stock. On each tranche notice date, a portion of the additional investment right equal to the tranche amount of the Series B preferred stock automatically vests and is exercised at a per share price equal to the Investment Price. The closing of the exercise is required to occur within sixty (60) days of the notice that caused the automatic exercise of the right.

Upon exercise of the additional investment right, Socius may pay for the shares underlying the additional investment right, at its option, in cash or by delivering a secured promissory note. Upon exercise of a portion of the warrant, Socius may pay for the shares underlying such portion, at its option, in cash or by delivering a secured promissory note. Any such promissory note will bear interest at 2.0% per year and be secured by securities owned by Socius with a fair market value equal to the principal amount of the promissory note. The entire principal balance and interest on each promissory note is due and payable on the fourth anniversary of the date of such promissory note, and may be applied by us toward the redemption of shares of Series B preferred stock held by Socius. See “Description of the Transaction.”

Provisions of Delaware Law Governing Business Combinations

We are subject to the “business combination” provisions of Section 203 of the Delaware General Corporation Law. In general, such provisions prohibit a publicly held Delaware corporation from engaging in any “business combination” transactions with any “interested stockholder” for a period of three years after the date on which the person became an “interested stockholder,” unless:

•	prior to such date, the Board of Directors approved either the “business combination” or the transaction which resulted in the “interested stockholder” obtaining such status;

•

upon consummation of the transaction which resulted in the stockholder becoming an “interested stockholder,” the “interested stockholder” owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding (but not the outstanding voting stock owned by the “interested stockholder”) those shares owned by (a) persons who are directors and also officers and (b) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•

at or subsequent to such time, the “business combination” is approved by the Board of Directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the “interested stockholder.”

A “business combination” is defined to include mergers, asset sales and other transactions resulting in financial benefit to a stockholder. In general, an “interested stockholder” is a person who, together with affiliates and associates, owns 15% or more of a corporation’s voting stock or within three years did own 15% or more of a corporation’s voting stock. The statute could prohibit or delay mergers or other takeover or change in control attempts with respect to us and, accordingly, may discourage attempts to acquire us.

Limitations on Liability and Indemnification of Officers and Directors

Our Certificate of Incorporation limits the liability of our directors to the fullest extent permitted by the Delaware General Corporation Law and provides that we will indemnify them to the fullest extent permitted by such law. We have entered into indemnification agreements with all of our current directors and expect to enter into a similar agreement with any new directors.

PLAN OF DISTRIBUTION

The selling stockholders, and any of their respective pledgees, donees, transferees or other successors in interest, may, from time to time, sell, transfer or otherwise dispose of any or all of their shares of common stock on the NASDAQ Capital Market or any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices.

The selling stockholders may use any one or more of the following methods when selling shares:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	settlement of short sales entered into after the effective date of the registration statement of which this prospectus is a part;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•	broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

•	one or more underwritten offerings on a firm commitment or best efforts basis;

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.

The selling stockholders may also sell their shares under Rule 144 under the Securities Act, if available, rather than under this prospectus.

Broker-dealers engaged by any selling stockholder may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated, which commissions or discounts may be less than or in excess of those customary in the types of transactions involved. Any profits on the resale of shares of common stock by a broker-dealer acting as principal might be deemed to be underwriting discounts or commissions under the Securities Act. Discounts, concessions, commissions and similar selling expenses, if any, attributable to the sale of shares will be borne by the selling stockholder. A selling stockholder may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the shares if liabilities are imposed on that person under the Securities Act.

In connection with the sale of our common stock or interests therein, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of our common stock in the course of hedging the positions they assume. The selling stockholders may also sell shares of our common stock short and deliver these securities to close out their short positions and to return borrowed shares in connection with such short sales, or loan or pledge our common stock to broker-dealers that in turn may sell these securities. The selling stockholders may also enter into option or other transactions with broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealers or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

A selling stockholder may from time to time pledge or grant a security interest in some or all of the shares of common stock owned by it and, if it defaults in the performance of its secured obligations, the pledgees or secured parties may offer and sell the shares of common stock from time to time under this prospectus after we have filed a supplement to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act supplementing or amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus.

A selling stockholder also may transfer the shares of common stock or warrants in other circumstances, in which case the donees, transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus and may sell the shares of common stock from time to time under this prospectus after we have filed a supplement to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act of supplementing or amending the list of selling stockholders to include the donee, pledgee, transferee or other successors in interest as selling stockholders under this prospectus.

Under the securities laws of some states, the shares of our common stock may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states the shares of our common stock may not be sold unless such shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

The selling stockholder and any underwriters, broker-dealers or agents that participate in the sale of our common stock or interests therein will be considered “underwriters” within the meaning of the Section 2(11) Securities Act in connection with such sales and, as such, any discounts, commissions, concessions or profit they earn on any resale of the shares or any compensation paid to them will be deemed to be underwriting commissions or discounts under the Securities Act. Since the selling stockholder is deemed to be an “underwriter” within the meaning of Section 2(11) of the Securities Act, the selling stockholder will be subject to the prospectus delivery requirements of the Securities Act.

We are required to pay all fees and expenses incident to the registration of the shares of common stock. We have agreed to indemnify the selling stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

The resale shares will be sold only through registered or licensed broker-dealers if required under applicable state securities laws. In addition, in certain states, the resale shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with. As of the date of this prospectus, we have not filed for registration or qualification in any state.

The selling stockholder has advised us that it has not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of its shares of common stock, nor is there an underwriter or coordinating broker acting in connection with a proposed sale of shares of common stock by the selling stockholder. If we are notified by the selling stockholder that any material arrangement has been entered into with a broker-dealer for the sale of shares of common stock, if required, we will file a supplement to this prospectus.

A selling stockholder and any other person participating in such distribution will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including, without limitation, to the extent applicable, Regulation M of the Exchange Act, which may limit the timing of purchases and sales of any of the shares of our common stock by the selling stockholder and any other participating person. To the extent applicable, Regulation M may also restrict the ability of any person engaged in the distribution of the shares of our common stock to engage in market-making activities with respect to the shares of our common stock. All of the foregoing may affect the marketability of the shares of our common stock and the ability of any person or entity to engage in market-making activities with respect to the shares of our common stock.

There can be no assurance that the selling stockholder will sell any or all of the shares of our common stock registered pursuant to the registration statement, of which this prospectus forms a part.

DESCRIPTION OF THE TRANSACTION

On February 2, 2011, we entered into a securities purchase agreement with Socius CG II, Ltd., the selling stockholder, which was subsequently amended on April 26, 2011. Pursuant to the terms of the Purchase Agreement, the Company has the right over a term of two years, subject to certain conditions, to demand through separate tranche notices that Socius purchase up to a total of $5 million of Series B preferred stock.

Under the Purchase Agreement, in connection with each tranche, Socius will receive the right to purchase a number of shares of our common stock equal in dollar amount to 100% of the amount of such tranche of Series B preferred stock. On each tranche notice date, a portion of the additional invest right equal to the tranche amount of the Series B preferred stock automatically vests and is exercised at a per share price equal to the closing bid price of the common stock on the date preceding our delivery of the tranche exercise notice (the “Investment Price”). The closing of the exercise is required to occur within sixty (60) days of the notice that caused the automatic exercise of the right.

As part of this transaction, we also granted Socius a warrant to initially purchase up to 1,114,650 shares of our common stock at an initial exercise price of $1.57 per share. The warrant issued to Socius will be exercisable for two years from the effectiveness date of the registration statement of which this prospectus forms a part. The exercise price of the warrant and the number of shares of common stock underlying the warrant are subject to adjustment from time to time as set forth below. In connection with each tranche notice, a portion of the warrant equal to the number of shares (the “Warrant Tranche Shares”) calculated by dividing 35% of the amount of the tranche of Series B preferred stock by the Investment Price will vest and be automatically exercised. On each tranche exercise date, to the extent necessary, the maximum number of shares of common stock underlying the warrant will be adjusted in order to permit the issuance of a number of shares of common stock equal to the Warrant Tranche Shares.

Upon exercise of the additional investment right, Socius may pay for the shares underlying the additional investment right, at its option, in cash or by delivering a secured promissory note. Upon exercise of a portion of the warrant, Socius may pay for the shares underlying such portion, at its option, in cash or by delivering a secured promissory note. Any such promissory note will bear interest at 2.0% per year and be secured by securities owned by Socius with a fair market value equal to the principal amount of the promissory note. The entire principal balance and interest on each promissory note is due and payable on the fourth anniversary of the date of such promissory note, and may be applied by us toward the redemption of shares of Series B preferred stock held by Socius.

Holders of Series B preferred stock will be entitled to receive dividends, which will accrue in shares of Series B preferred stock on an annual basis at a rate equal to 10% per annum from the issuance date. Accrued dividends will be payable upon redemption of the Series B preferred stock or upon the liquidation, dissolution or winding up of the Company. The Series B preferred stock ranks, with respect to dividend right and upon liquidation:

•	Senior to the Company’s common stock and any other series or class of preferred stock other than a class or series of preferred stock intended to be listed for trading; and

•	Junior to all existing and future indebtedness of the company and any class or series of preferred stock intended to be listed for trading.

The Series B preferred stock has a liquidation preference per share equal to the original price per share thereof plus all accrued dividends thereon (the “Liquidation Value”), and is subject to repurchase by the Company following the consummation of certain fundamental transactions by the Company. Upon or after the fourth anniversary of the applicable issuance date, the Company has the right, at its option, to redeem all or a portion of the shares of Series B Preferred Stock at the Liquidation Value. The Company also has the right, at its option, to redeem all or a portion of the shares of Series B Preferred Stock, at a price per share equal to: (i) 136% of the Liquidation Value if redeemed on or after the applicable issuance date but prior to the first anniversary of the applicable issuance date, (ii) 127% of the Liquidation Value if redeemed on or after the first anniversary but prior to the second anniversary of the applicable issuance date, (iii) 118% of the Liquidation Value if redeemed on or after the second anniversary but prior to the third anniversary of the applicable issuance date, and (iv) 109% of the Liquidation Value if redeemed on or after the third anniversary but prior to the fourth anniversary of the applicable issuance date.

Under the terms of the Purchase Agreement, we are obligated to pay Socius a commitment fee for committing to purchase the Series B Preferred Stock in the form of shares of common stock or cash, at our option. The amount of the commitment fee will be the number of shares determined by dividing $294,120 by the closing bid price of our common stock on the trading day immediately preceding the date on which the commitment fee is paid, if paid in shares of common stock. Alternatively, the Company may pay $250,000 in cash prior to the due date. If not earlier paid, the commitment fee is payable in full on the six-month anniversary of the effective date of the Purchase Agreement.

Our ability to submit a tranche notice is subject to certain conditions including, among others, that: (1) a registration statement covering our sale of shares of common stock issuable upon exercise of the additional investment right contained in the Purchase Agreement or upon exercise of the warrants issued to Socius in connection with the tranche is effective and (2) the issuance of such shares (together with all other shares beneficially owned) would not result in Socius and its affiliates beneficially owning more than 9.99% of our common stock.

The foregoing descriptions are qualified in their entirety by reference to the Purchase Agreement and the exhibits thereto (including, without limitation, the form of warrant, the form of promissory note of Socius and the related security agreement), a copy of which is incorporated by reference as Exhibit 10.51 and incorporated by reference herein in its entirety, the amendment to the Purchase Agreement dated April 26, 2011, a copy of which is incorporated by reference as Exhibit 10.54, and the Certificate of Designation of Preferences, Rights and Limitations of the Series B Preferred Stock, a copy of which is incorporated by reference as Exhibit 3.5 and incorporated by reference herein in its entirety.

We agreed to use our commercially reasonable efforts to file within 30 days of the effective date of the Purchase Agreement, and cause to become effective as soon as possible thereafter, a registration statement for the resale of all shares of common stock issuable pursuant to the Purchase Agreement, including, without limitation, all the shares of common stock underlying the warrant and the additional investment right and the shares issuable if we elect to pay the commitment fee in shares of common stock. This registration statement is filed pursuant to that commitment.

LEGAL MATTERS

The validity of the rights and the common stock issued to the selling stockholders and the common stock issuable upon exercise of the warrant and the additional investment right, as applicable, will be passed upon for us by Greenberg Traurig, LLP, Boston, Massachusetts.

EXPERTS

The financial statements of DayStar Technologies, Inc. for the years ended December 31, 2010 and 2009, included herein have been audited by Hein & Associates LLP, independent registered public accounting firm, as set forth in their report with respect thereto which is included in this prospectus and registration statement. Such financial statements are included herein in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN OBTAIN ADDITIONAL INFORMATION

We are subject to the informational requirements of the Securities Exchange Act of 1934. Accordingly, we file reports, proxy statements, and other information with the SEC. You may read and copy any materials that we file with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549 upon payment of the prescribed fees. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet site that contains reports, proxy, and information statements and other materials that are filed through the SEC’s Electronic Data Gathering, Analysis, and Retrieval, or EDGAR, system. You can access this web site at http://www.sec.gov.

We have filed a registration statement on Form S-1 with the SEC with respect to the resale of shares of our common stock. This prospectus is a part of the registration statement, but does not contain all of the information included in the registration statement. You may wish to inspect the registration statement and the exhibits to that registration statement for further information with respect to our company and the securities offered in this prospectus. Copies of the registration statement and the exhibits to such registration statement are on file at the offices of the SEC and may be obtained upon payment of the prescribed fee or may be examined without charge at the public reference facilities or website of the SEC described above. Statements contained in this prospectus concerning the provisions of documents are necessarily summaries of the material provisions of such documents, and each statement is qualified in its entirety by reference to the copy of the applicable document filed with the SEC.

In addition, we make available, without charge, through our website, www.daystartech.com, electronic copies of our filings with the SEC, including copies of annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, and amendments to these filings, if any. Information on our website should not be considered a part of this prospectus, and we do not intend to incorporate into this prospectus any information contained in the website.

FINANCIAL STATEMENTS

INDEX TO FINANCIAL STATEMENTS

PAGE

Report of Independent Registered Public Accounting Firm	F-2

Balance Sheets—December 31, 2010 and December 31, 2009	F-3

Statements of Operations—For the Years Ended December 31, 2010 and 2009 and For the Period From July 1, 2005 (Inception of the Development Stage) to December 31, 2010	F-4

Statements of Changes in Stockholders’ Equity—For the Period From July 1, 2005 (Inception of the Development Stage) to December 31, 2010	F-5

Statements of Cash Flows—For the Years Ended December 31, 2010 and 2009 and For the Period From July 1, 2005 (Inception of the Development Stage) to December 31, 2010	F-6

Notes to Financial Statements	F-7

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders

DayStar Technologies, Inc.

We have audited the accompanying balance sheets of DayStar Technologies, Inc. as of December 31, 2010 and 2009, and the related statements of operations, changes in stockholders’ equity and cash flows for the years ended December 31, 2010 and 2009 and for the period from July 1, 2005 (inception of the development stage) to December 31, 2010. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of DayStar Technologies, Inc. as of December 31, 2010 and 2009, and the results of its operations and its cash flows for the years ended December 31, 2010 and 2009 and for the period from July 1, 2005 (inception of the development stage) to December 31, 2010, in conformity with U.S. generally accepted accounting principles.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 the Company will require substantial funds beyond its current cash on hand to fully continue its development efforts, build-out its initial manufacturing line and commence commercial shipments. This raises substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 2 to the financial statements. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/    HEIN & ASSOCIATES LLP

Irvine, California

March 31, 2011

DAYSTAR TECHNOLOGIES, INC.

(A DEVELOPMENT STAGE ENTERPRISE)

BALANCE SHEETS

	December 31, 2010	December 31, 2009
ASSETS
Current Assets:
Cash and cash equivalents	$97,058	$17,320
Other current assets	294,743	343,083

Total current assets	391,801	360,403

Property and Equipment, at cost	23,876,208	52,915,965
Less accumulated depreciation and amortization	(5,658,906)	(6,388,914)

Net property and equipment	18,217,302	46,527,051
Other Assets:
Other assets	30,940	246,396

Total Assets	$18,640,043	$47,133,850

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable and accrued expenses	$6,943,711	$18,387,530
Notes and capital leases payable, current portion, net of discount of $664,835 and $795,413, respectively	4,590,165	1,629,587
Deferred rent, current portion	—	139,870

Total current liabilities	11,533,876	20,156,987
Long-Term Liabilities:
Deferred rent	—	3,452,790
Conversion feature	3,854,272	251,618
Stock warrants	—	131,835

Total long-term liabilities	3,854,272	3,836,243
Commitments and Contingencies (Note 7)	—	—
Stockholders’ Equity:
Preferred stock, $.01 par value; 3,000,000 shares authorized; 0 shares issued and outstanding	—	—
Common stock, $.01 par value; 120,000,000 shares authorized; 6,484,516 and 3,767,290 shares issued and outstanding at December 31, 2010 and December 31, 2009, respectively	64,845	37,672
Additional paid-in capital	153,272,626	145,106,851
Accumulated deficit	(10,145,391)	(10,145,391)
Deficit accumulated during the development stage	(139,940,185)	(111,858,512)

Total stockholders’ equity	3,251,895	23,140,620

Total Liabilities and Stockholders’ Equity	$18,640,043	$47,133,850

See accompanying notes to these financial statements.

DAYSTAR TECHNOLOGIES, INC.

(A DEVELOPMENT STAGE ENTERPRISE)

STATEMENTS OF OPERATIONS

	For the Years Ended December 31,		For the Period from July 1, 2005 (Inception of the Development Stage) to December 31, 2010
	2010	2009
Revenue:
Product revenue	$—	$—	$3,528
Research and development contract revenue	—	—	615,000

Total revenue	—	—	618,528
Costs and Expenses:
Research and development	5,519,989	14,741,983	60,519,889
Selling, general and administrative	5,648,406	6,058,676	35,125,470
Restructuring	9,753,642	—	13,033,693
Depreciation and amortization	2,154,882	3,534,770	14,072,108

Total costs and expenses	23,076,919	24,335,429	122,751,160
Other Income (Expense):
Other (expense) income	(34,787)	(485,494)	2,228,332
Interest expense	(542,167)	(189,628)	(3,072,783)
Amortization of note discount and financing costs	(6,122,181)	(1,096,330)	(16,142,455)
Gain on derivative liabilities	6,593,648	1,066,853	10,170,088
Loss on extinguishment of debt	(4,899,267)	—	(10,990,736)

Total other (expense) income	(5,004,754)	(704,599)	(17,807,554)

Net Loss	$(28,081,673)	$(25,040,028)	$(139,940,186)

Weighted Average Common Shares Outstanding (Basic And Diluted)	4,398,911	3,723,511

Net Loss Per Share (Basic and Diluted)	$(6.38)	$(6.72)

See accompanying notes to these financial statements.

DAYSTAR TECHNOLOGIES, INC.

(A DEVELOPMENT STAGE ENTERPRISE)

STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY

FOR THE PERIOD FROM JULY 1, 2005 (INCEPTION OF THE DEVELOPMENT STAGE) TO DECEMBER 31, 2010

	Common Stock		Class B Common Stock		Additional Paid-In Capital	Deferred Equity Based Compensation	Accumulated Deficit	Deficit Accumulated During the Development Stage	Total
	Shares	Amount	Shares	Amount
BALANCES, July 1, 2005	564,806	$5,648	3,222	$32	$22,488,624	$(110,770)	$(10,145,391)	$—	$12,238,143
Exercise of warrants and stock options, 7/05 -12/05 at $54.00 - $74.00 per share	132,305	1,323	—	—	7,218,879	—	—	—	7,220,202
Conversion of Class B common stock	6,444	64	(3,222)	(32)	(32)	—	—	—	—
Share-based compensation	4,306	43	—	—	412,257	(292,940)	—	—	119,360
Net loss	—	—	—	—	—	—	—	(3,904,151)	(3,904,151)

BALANCES, December 31, 2005	707,861	$7,078	—	$—	$30,119,728	$(403,710)	$(10,145,391)	$(3,904,151)	$15,673,554
Reclassification upon adoption of SFAS 123(R)	—	—	—	—	(403,710)	403,710	—	—	—
Exercise of warrants and stock options, 1/06, 3/06 & 9/06 at $18.54 - $67.50 per share	14,757	148	—	—	671,725	—	—	—	671,873
Share-based compensation	19,674	197	—	—	1,322,523	—	—	—	1,322,720
Beneficial conversion feature on convertible note	—	—	—	—	1,223,842	—	—	—	1,223,842
Shares issued in payment of principal and interest on convertible note, 8/06 - 12/06	127,004	1,270	—	—	7,376,889	—	—	—	7,378,159
Warrants issued for placement of convertible note at $48.42 per share	—	—	—	—	140,419	—	—	—	140,419
Net loss	—	—	—	—	—	—	—	(20,441,201)	(20,441,201)

BALANCES, December 31, 2006	869,296	$8,693	—	$—	$40,451,416	$—	$(10,145,391)	$(24,345,352)	$5,969,366
Exercise of warrants and stock options, 1/07, 3/07, 6/07, 9/07 & 11/07 at $18.00 - $31.05 per share	57,578	576	—	—	3,173,741	—	—	—	3,174,317
Share-based compensation	21,826	218	—	—	4,089,826	—	—	—	4,090,044
Issuance of shares pursuant to offering, 2/07 at $18.00 per share	277,777	2,778	—	—	4,997,222	—	—	—	5,000,000
Issuance of shares pursuant to secondary offering, 10/07 at $38.25 per share, net of offering costs	1,916,668	19,166	—	—	67,875,752	—	—	—	67,894,918
Shares issued in payment of principal and interest on convertible note, 1/07 at $13.41 per share and 2/07 at $18.00 per share	430,598	4,306	—	—	7,322,619	—	—	—	7,326,925
Loss on extinguishment due to excess of fair market value of shares issued over issuance price	—	—	—	—	5,369,278	—	—	—	5,369,278
Shares issued for placement of note and offering 3/07 at $18.00 per share	50,841	508	—	—	2,397,163	—	—	—	2,397,671
Net loss	—	—	—	—	—	—	—	(36,142,861)	(36,142,861)

BALANCES, December 31, 2007	3,624,584	$36,245	—	$—	$135,677,017	$—	$(10,145,391)	$(60,488,213)	$65,079,658
Exercise of stock options, 6/08 at $28.26 per share	178	2	—	—	5,022	—	—	—	5,024
Share-based compensation	90,667	906	—	—	4,794,222	—	—	—	4,795,128
Net loss	—	—	—	—	—	—	—	(26,330,271)	(26,330,271)

BALANCES , December 31, 2008	3,715,429	$37,153	—	$—	$140,476,261	$—	$(10,145,391)	$(86,818,484)	$43,549,539
Share-based compensation	51,861	519	—	—	4,133,012	—	—	—	4,133,531
Warrants issued in connection with convertible note at $4.50 per share	—	—	—	—	497,578	—	—	—	497,578
Net loss	—	—	—	—	—	—	—	(25,040,028)	(25,040,028)

BALANCES, December 31, 2009	3,767,290	$37,672	—	$—	$145,106,851	$—	$(10,145,391)	$(111,858,512)	$23,140,620

Exercise of warrants, 7/10 & 10/10 at $0.90 per share	66,667	667	—	—	59,762	—	—	—	60,429
Share-based compensation	693,540	6,934	—	—	4,662,142	—	—	—	4,669,076
Warrants issued in connection with convertible note at $2.70 - $4.50 per share	—	—	—	—	704,481	—	—	—	704,481
Shares issued in settlement of liabilities at $1.54 - $1.85 per share	1,927,232	19,272	—	—	2,734,340	—	—	—	2,758,662
Reverse split adjustment	29,787	300	—	—	—	—	—	—	300
Net loss	—	—	—	—	—	—	—	(28,081,673)	(28,081,673)

BALANCES, December 31, 2010	6,484,516	$64,845	—	$—	$153,272,626	$—	$(10,145,391)	$(139,940,185)	$3,251,895

See accompanying notes to these financial statements.

DAYSTAR TECHNOLOGIES, INC.

(A DEVELOPMENT STAGE ENTERPRISE)

STATEMENTS OF CASH FLOWS

	For the Years Ended December 31,		For the Period from July 1, 2005 (Inception of the Development Stage) to December 31, 2010
	2010	2009
Cash Flows from Operating Activities:
Net loss	$(28,081,673)	$(25,040,028)	$(139,940,186)
Adjustments to reconcile net loss to cash used in operating activities:
Depreciation and amortization	2,154,882	3,534,770	14,072,108
Share-based compensation	4,669,076	4,133,531	19,267,914
Non-cash interest	542,167	165,133	2,312,384
Amortization of note discount and non-cash financing costs	6,087,181	1,096,330	15,565,756
Gain on derivative liabilities	(6,593,648)	(1,066,853)	(10,170,088)
Non-cash restructuring	9,753,642	—	11,031,895
Loss on sale of fixed assets	49,162	340,622	389,784
Loss on extinguishment of debt	4,899,267	—	10,990,736
Changes in operating assets and liabilities:
Other assets	208,076	69,680	(362,715)
Accounts payable and accrued expenses	3,394,017	(2,047,916)	6,984,531
Deferred rent	—	465,891	1,595,239
Deferred revenue	—	—	217,618

Net cash used in operating activities	(2,917,851)	(18,348,840)	(68,045,024)
Cash Flows from Investing Activities:
Purchase of investments	—	—	(71,957,732)
Proceeds from sale of investments	—	—	72,662,973
Purchase of equipment and improvements	—	(2,932,258)	(42,570,127)
Proceeds from sale of assets	107,160	1,925,000	2,035,280

Net cash provided by (used in) investing activities	107,160	(1,007,258)	(39,829,606)
Cash Flows from Financing Activities:
Proceeds from sale of stock	—	—	78,312,500
Proceeds from issuance of notes	2,830,000	2,425,000	29,255,000
Payments on notes and capital leases	—	(171,983)	(11,495,310)
Cost of financing	—	—	(6,342,379)
Proceeds from exercise of warrants and stock options	60,429	—	8,870,549

Net cash provided by financing activities	2,890,429	2,253,017	98,600,360

Net change in cash and cash equivalents	79,738	(17,103,081)	(9,274,270)
Cash and cash equivalents, beginning of period	17,320	17,120,401	9,371,328

Cash and cash equivalents, end of period	$97,058	$17,320	$97,058

Supplemental Cash Flow Information:
Cash paid for interest	$—	$24,496

Non-Cash Transactions:
Accrued property and equipment	$3,137,870	$12,398,721

Financed leasehold improvements	$—	$1,865,791

Beneficial conversion feature on convertible note	$3,854,272	$251,618

Shares issued for settlement of liabilities	$2,758,662	$—

See accompanying notes to these financial statements.

DAYSTAR TECHNOLOGIES, INC.

(A DEVELOPMENT STAGE ENTERPRISE)

NOTES TO FINANCIAL STATEMENTS

1.    Organization and Nature of Operations

DayStar Technologies, Inc. (the “Company”) is a development stage enterprise that was formed in 1997 for the purpose of developing, manufacturing and marketing innovative products to the solar photovoltaic (“PV”) industry. From its inception, the Company has focused primarily on thin film copper indium gallium di-selenide (“CIGS”) solar products. The Company has developed a proprietary one-step sputter deposition process and manufactured a commercial scale deposition tool to apply high efficiency CIGS material over large area glass substrates in a continuous fashion. The Company intends to integrate this tool with commercially available thin film manufacturing equipment which will provide a critically differentiated manufacturing process to produce low-cost monolithically integrated, CIGS-on-glass modules that address the grid-tied, ground-based PV market. The Company is pursuing a strategy to manufacture its CIGS modules offshore and is in discussions with potential partners to implement this strategy.

Reverse Stock Split—On April 23, 2010, the Company’s shareholders approved a reverse stock split of its issued and outstanding common shares in the range of one-for-five to one-for-nine, with the final ratio to be selected by the Company’s Board of Directors. The total authorized shares of common stock remained unchanged at 120,000,000. The Board of Directors selected a ratio of one-for-nine and the reverse stock split was effective on May 11, 2010. Trading of the Company’s common stock on the NASDAQ Capital Market on a split-adjusted basis began at the open of trading on May 12, 2010. The reverse stock split affected all shares of the Company’s common stock, as well as options to purchase the Company’s common stock and other equity incentive awards, as well as convertible debt instruments and warrants that were outstanding immediately prior to the effective date of the reverse stock split. All references to common shares and per-share data for prior periods have been retroactively restated to reflect the reverse stock split as if it had occurred at the beginning of the earliest period presented.

2.    Liquidity and Future Operations

The Company’s financial statements for the year ended December 31, 2010 have been prepared on a going concern basis, which contemplates the realization of assets and the settlement of liabilities and commitments in the normal course of business. The Company is in the development stage, and as such, has historically reported net losses, including a net loss of $28.1 million for the year ended December 31, 2010. The net loss for the year ended December 31, 2010 includes non-cash expenses of $21.6 million. The Company anticipates it will continue to incur losses in the future as it commercializes its product. As noted herein, as a result of the Company’s current liquidity, there is substantial doubt as to its ability to continue as a going concern.

Commercialization efforts require significant additional capital expenditures as well as associated continued development and administrative costs. In order to continue operations, pursue offshore manufacturing partners and commence commercial shipments of its product, the Company requires immediate and substantial additional capital beyond its current cash on hand.

In order to address its current financial requirements on February 2, 2011, the Company entered into a Securities Purchase Agreement (the “Purchase Agreement”) with Socius CG II, Ltd. (the “Investor” or “Socius”). Pursuant to the terms of the Purchase Agreement, the Company has the right over a term of two years, subject to certain conditions, to demand through separate tranche notices that the Investor purchase up to a total of $5.0 million of Series B preferred stock.

The Company is pursuing a strategy to manufacture its CIGS modules offshore and is in discussions with potential partners to commercialize its product through long-term strategic investments and partnerships. Those

DAYSTAR TECHNOLOGIES, INC.

(A DEVELOPMENT STAGE ENTERPRISE)

potential partnerships, if consummated, could include joint ventures, licensing agreements, contract manufacturing agreements, a merger with or an acquisition of DayStar. Although the Company continues to seek strategic investors or partners, in light of its current cash position, the Company may in the near term be forced to cease operations. The Company has implemented cost savings measures to limit its cash outflows while pursuing strategic investments and partnerships.

An inability to raise additional funding in the very near term may cause the Company to file a voluntary petition for reorganization under the United States Bankruptcy Code, liquidate assets, and/or pursue other such actions that could adversely affect future operations. Given current market conditions and available opportunities, there is substantial doubt as to the Company’s ability to complete a financing in the time frame required to remain in operation. A wide variety of factors relating to the Company and external conditions could adversely affect its ability to secure additional funding and the terms of any funding that it secures.

3.	Significant Accounting Policies

Cash Equivalents—The Company considers all highly liquid debt securities purchased with an original maturity of three months or less to be cash equivalents. The Company’s cash and cash equivalents are maintained with major financial institutions within the United States and at times the balances with these institutions exceed the amount of federal insurance coverage on such deposits.

Property and Equipment—Property and equipment is stated at cost. Depreciation is computed using straight-line and an accelerated method over estimated useful lives of 3 to 10 years. Expenditures for maintenance and repairs, which do not materially extend the useful lives of property and equipment, are charged to operations as incurred. When property or equipment is retired or otherwise disposed of, the property accounts are relieved of costs and accumulated depreciation and any resulting gain or loss is recognized.

Patent Costs—Costs for patents purchased from third parties, including legal fees, are capitalized and amortized over 15 years. The Company recorded patent-related amortization expense of $1,530 during each of the years ended December 31, 2010 and 2009, respectively.

Revenue Recognition—The Company recognizes revenue in accordance with the FASB ASC 605 Revenue Recognition and Securities and Exchange Commission (the “SEC”)’s Staff Accounting Bulletin No. 104, “Revenue Recognition” (“SAB 104”) which require that four basic criteria must be met before revenue can be recognized: (1) persuasive evidence of an arrangement exists; (2) delivery has occurred or services rendered; (3) the seller’s price to the buyer is fixed and determinable; and (4) collectability is reasonably assured. Since inception of the development stage on July 1, 2005, the Company has earned minimal amounts of product revenue.

Since inception of the development stage on July 1, 2005, the principal source of revenue for the Company has been from government funded research and development contracts and grants. Grant revenue is recognized when the Company fulfills obligations as set forth under the grant. Terms of the grant reflected in the accompanying financial statements require the Company to maintain specified employment criteria over a five year period. If the Company fails to meet the specified criteria, it must repay the unearned portion of the grant. As a result, the Company reported a liability of $420,000 at December 31, 2010 and 2009, respectively.

Research and development contract revenue is recognized as the Company meets milestones as set forth under the contract. The Company recognized no revenue for the year ended December 31, 2010 and December 31, 2009, respectively.

DAYSTAR TECHNOLOGIES, INC.

(A DEVELOPMENT STAGE ENTERPRISE)

Research and Development Costs—Research and development costs are expensed as incurred. Funds obtained from government agencies that represent a cost reimbursement activity are reflected as reductions of Research and Development expenses.

Income Taxes—The Company follows FASB ASC 740 Income Taxes, which requires an asset and liability approach to financial accounting and reporting for income taxes. Deferred income tax assets and liabilities are computed annually for differences between the financial statement and tax bases of assets and liabilities that will result in taxable or deductible amounts in the future based on enacted tax laws and rates applicable to the period in which the differences are expected to affect taxable income. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized. Income tax expense (benefit) is the tax payable or refundable for the period plus or minus the change during the period in deferred tax assets and liabilities.

FASB ASC 740 also addresses the determination of whether tax benefits claimed or expected to be claimed on a tax return should be recorded in the financial statements. Under ASC 740, the Company may recognize the tax benefit from an uncertain tax position only if it is more likely than not that the tax position will be sustained on examination by the taxing authorities, based on the technical merits of the position. The tax benefits recognized in the financial statements from such a position should be measured based on the largest benefit that has a greater than fifty percent likelihood of being realized upon ultimate settlement. ASC 740 also provides guidance on de-recognition, classification, interest and penalties on income taxes, accounting in interim periods and requires increased disclosures. During the years ended December 31, 2010 and 2009, the Company did not recognize any tax liabilities related to uncertain tax positions and does not have a balance for such liabilities as of December 31, 2010.

The Company recognizes accrued interest and penalties, if any, associated with uncertain tax positions as part of the income tax provision. There was no accrued interest or penalties recognized in the Company’s balance sheets as of December 31, 2010 and 2009.

Use of Estimates—The preparation of the Company’s financial statements in conformity with generally accepted accounting principles requires the Company’s management to make estimates and assumptions that affect the amounts reported in these financial statements and accompanying notes. Significant estimates include the useful lives of the Company’s property and equipment, the life and realization of the Company’s capitalized costs associated with its patents and the Company’s valuation allowance associated with its deferred tax asset. Actual results could differ from those estimates.

Share-Based Compensation—The Company follows the provisions of FASB ASC 718 Compensation—Stock Compensation, which requires the measurement and recognition of compensation expense for all share-based payment awards to employees and directors based on estimated fair values. Additionally, the Company follows the SEC’s Staff Accounting Bulletin No. 107 “Share-Based Payment” (“SAB 107”), as amended by Staff Accounting Bulletin No. 110 (“SAB 110”), which provides supplemental application guidance based on the views of the SEC. The Company estimates the expected term, which represents the period of time from the grant date that the Company expects its stock options to remain outstanding, using the simplified method as permitted by SAB 107 and SAB 110. Under this method, the expected term is estimated as the mid-point between the time the options vest and their contractual terms. The Company continues to apply the simplified method because it does not have sufficient historical exercise data to provide a reasonable basis upon which to estimate the expected terms due to the limited period of time its equity shares have been publicly traded and the limited number of its options which have so far vested and become eligible for exercise.

DAYSTAR TECHNOLOGIES, INC.

(A DEVELOPMENT STAGE ENTERPRISE)

Share-based compensation expense for the years ended December 31, 2010 and 2009 was as follows:

	For the Year Ended December 31,
	2010	2009
Share-based compensation:
Selling, general and administrative	$2,946,483	$1,874,754
Research and development	1,722,593	2,258,777

Total share-based compensation	$4,669,076	$4,133,531

Loss Per Share—Loss per share is presented in accordance with the provisions of FASB ASC 260 Earnings Per Share. Basic Earnings Per Share (EPS) is calculated by dividing the income or loss available to common stockholders by the weighted average number of common shares outstanding for the period. Diluted EPS reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock. Such common stock equivalents, including 790,867 options, 33,336 restricted stock units and 5,342,468 warrants have been omitted from loss per share because they are anti-dilutive. Basic and diluted loss per share was the same in each of the years ended December 31, 2010 and 2009.

Fair Value of Financial Instruments—The estimated fair values for financial instruments are determined at discrete points in time based on relevant market information. These estimates involve uncertainties and cannot be determined with precision. The carrying amounts of receivables, investments, accounts payable and accrued liabilities approximate fair value because of the short-term maturities of these instruments. The fair value of notes payable and capital lease obligations approximate fair value due to their proximity to the inception date.

Impairment of Long-Lived Assets—In the event that facts and circumstances indicate that the cost of assets may be impaired, an evaluation of recoverability would be performed. If an evaluation is required, the estimated future undiscounted cash flows associated with the asset would be compared to the asset’s carrying amount to determine if a write-down to market value or discounted cash flow value is required.

Restructuring —Restructuring expenses were $9,753,642 for the year ended December 31, 2010. There were no restructuring expenses during the year ended December 31, 2009. In June 2010, the Company was unable to cure all alleged defaults under the lease for its Newark facility and on July 15, 2010, it was notified by its landlord that the lease for the facility was forfeited and terminated, and that the landlord has received a judgment for possession of the premises. Therefore, the Company recorded an impairment charge for the book value of the leasehold improvements for this facility and the write-off of any non-cash deferred rent. The Company also recorded impairment charges on certain equipment during the year ended December 31, 2010.

Reclassifications —Certain reclassifications have been made to the 2009 financial statements to conform to the 2010 presentation. Such reclassifications had no impact on net loss.

Impact of Recently Issued Accounting Pronouncements—In January 2010, the FASB issued ASU 2010-06, Fair Value Measurements and Disclosures (Topic 820)—Improving Disclosures about Fair Value Measurements. This ASU requires new disclosures and clarifies certain existing disclosure requirements about fair value measurements. ASU 2010-06 requires a reporting entity to disclose significant transfers in and out of Level 1 and Level 2 fair value measurements, to describe the reasons for the transfers and to present separately information about purchases, sales, issuances and settlements for fair value measurements using significant unobservable inputs. ASU 2010-06 is effective for interim and annual reporting periods beginning after December 15, 2009, except for the disclosures about purchases, sales, issuances

DAYSTAR TECHNOLOGIES, INC.

(A DEVELOPMENT STAGE ENTERPRISE)

and settlements in the roll forward of activity in Level 3 fair value measurements, which is effective for interim and annual reporting periods beginning after December 15, 2010; early adoption is permitted. The adoption of ASU 2010-06 on January 1, 2010 (with the exception of the disclosures about purchases, sales, issuances and settlements in the roll forward of activity in Level 3 fair value measurements) did not have a material impact on the Company’s financial statements. The Company does not expect the adoption of the disclosure requirements about purchases, sales, issuances and settlements in the roll forward of activity in Level 3 fair value measurements effective January 1, 2011 to have a material impact on its financial statements.

In January 2010, the FASB issued ASU 2010-01, Equity (Topic 505)—Accounting for Distributions to Shareholders with Components of Stock and Cash. ASU 2010-01 clarifies that the stock portion of a distribution to shareholders that allows them to elect to receive cash or shares with a potential limitation on the amount of cash that all shareholders can elect to receive is considered a share issuance. ASU 2010-01 is effective for interim and annual periods ending on or after December 15, 2009 and should be applied on a retrospective basis. The adoption of ASU 2010-01 did not have a material impact on the Company’s financial statements.

In February 2010, the FASB issued ASU 2010-08, Technical Corrections to Various Topics. This ASU contains certain updates to standards for provisions that were outdated, contained inconsistencies, or needed clarification. The ASU contains various effective dates. The clarifications of the guidance on embedded derivatives and hedging (Subtopic 815-15) are effective for fiscal years beginning after December 15, 2009. The amendments to the guidance on accounting for income taxes in a reorganization (Subtopic 852-740) applies to reorganizations for which the date of the reorganization is on or after the beginning of the first annual reporting period beginning on or after December 15, 2008. All other amendments are effective as of the first reporting period (including interim periods) beginning after the date this ASU was issued. The adoption of ASU 2010-08 did not have a material impact on the Company’s financial statements.

In February 2010, the FASB issued ASU 2010-09, Subsequent Events (Topic 855)—Amendments to Certain Recognition and Disclosure Requirements. This ASU removes the requirement for an SEC filer to disclose a date through which subsequent events have been evaluated in both issued and revised financial statements. All the amendments in ASU 2010-09 were effective upon issuance (February 24, 2010) except for the use of the issued date for conduit debt obligors. That amendment is effective for interim or annual periods ending after June 15, 2010. The adoption of ASU 2010-09 did not have a material impact on the Company’s financial statements.

In March 2010, the FASB issued ASU 2010-11, Derivatives and Hedging (Topic 815)—Scope Exception Related to Embedded Credit Derivatives. This ASU removes a scope exception, and an entity that has a beneficial interest in securitized financial assets that includes a credit derivative feature must evaluate that feature for bifurcation from the host financial asset in accordance with the guidance at ASC 815. ASU 2010-11 is effective at the beginning of a reporting entity’s first fiscal quarter beginning after June 15, 2010. Early adoption is permitted at the beginning of an entity’s first fiscal quarter beginning after March 5, 2010. The Company does not expect that the adoption of ASU 2010-11 will have a material impact on its financial statements.

In August 2010, the FASB issued ASU 2010-21, Accounting for Technical Amendments to Various SEC Rules and Schedules. This update amends various SEC paragraphs in the FASB Accounting Standards Codification pursuant to the SEC Rule, Technical Amendments to Rules Forms, Schedules and Codification of Financial Reporting Policies. The adoption of ASU 2010-21 did not have any impact on the Company’s financial statements.

In August 2010, the FASB issued ASU 2010-22, Accounting for Various Topics. This ASU amends various SEC paragraphs in the FASB Accounting Standards Codification based on external comments received and the issuance of Staff Accounting Bulletin (SAB) No. 112, which amended or rescinded a portion of certain SAB topics. SAB 112 was issued to bring existing SEC guidance into conformity with ASC 805, Business Combinations, and ASC 810, Consolidation. The adoption of ASU 2010-22 did not have any impact on the Company’s financial statements.

DAYSTAR TECHNOLOGIES, INC.

(A DEVELOPMENT STAGE ENTERPRISE)

In December 2010, the FASB issued ASU 2010-29, Disclosure of Supplementary Pro Forma Information for Business Combinations. This ASU specifies that if a public company presents comparative financial statements, the entity should only disclose revenue and earnings of the combined entity as though the business combination(s) that occurred during the current year had occurred as of the beginning of the comparable prior annual reporting period. ASU 2010-29 is effective prospectively for business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2010, with early adoption permitted. The Company does not expect the adoption of ASU 2010-29 to have a material impact on its financial statements.

4.	Share-Based Compensation

Equity Incentive Plan—On June 19, 2006, the Company adopted an Equity Incentive Plan (the “2006 Plan”) to enable employees, outside directors and consultants to acquire an equity interest in the Company. In September 2008 and December 2010, stockholders approved the Amended and Restated 2006 Equity Incentive Plan (the “2006 Amended and Restated Plan”). The 2006 Amended and Restated Plan provides for the grant of incentive and non-qualified stock options, stock appreciation rights, restricted stock awards, restricted stock unit awards, performance stock awards, performance cash awards and other stock awards to employees, directors, and consultants. The 2006 Amended and Restated Plan reserves 2,700,000 of the Company’s authorized shares of common stock for issuance for these purposes. Under the 2006 Amended and Restated Plan, the term of stock options shall not exceed ten years and stock options shall not be granted with an exercise price of less than 100% of the fair market value of the common stock, measured at the time of grant.

Grants of incentive and non-qualified stock options, and restricted stock prior to June 19, 2006 were made from the Company’s original Equity Incentive Plan adopted in 2003 (the “2003 Plan”). The 2003 Plan reserves 116,667 of the Company’s authorized shares of common stock for issuance for these purposes.

Share-based compensation expense associated with options for the years ended December 31, 2010 and 2009 was as follows:

	For the Year Ended December 31,
	2010	2009
Share-based compensation associated with options:
Selling, general and administrative	$1,784,909	$1,037,645
Research and development	284,514	1,218,159

Total share-based compensation associated with options	$2,069,423	$2,255,804

These expenses increased basic and diluted loss per share by $0.47 and $0.61 for the years ended December 31, 2010 and 2009, respectively.

The Black-Scholes option-pricing model was used to estimate the option fair values. This option-pricing model requires a number of assumptions, of which the most significant are, expected stock price volatility, the expected pre-vesting forfeiture rate and the expected option term (the amount of time from the grant date until the options are exercised or expire). Expected volatility was calculated based upon actual historical stock price movements over the period from the Company’s initial public offering through December 31, 2010, and further

DAYSTAR TECHNOLOGIES, INC.

(A DEVELOPMENT STAGE ENTERPRISE)

reviewed against industry comparables. Expected pre-vesting forfeitures were estimated based on actual historical pre-vesting forfeitures over the period from the Company’s initial public offering through December 31, 2010. The expected option term was calculated using the “simplified” method permitted by SAB 107, as amended by SAB 110.

The weighted average per share fair value of stock options granted during the years ended December 31, 2010 and 2009 was $3.60 and $8.46, respectively. The fair value was estimated as of the grant date using the Black-Scholes option pricing model with the following assumptions:

	December 31,
	2010	2009
Expected volatility	104 – 105%	95 – 103%
Risk-free interest rate	2.4%	2.2 – 3.0%
Expected dividends	$—	$—
Expected terms (in years)	5	5 – 6

The following table summarizes stock options outstanding and activity as of and for the years ended December 31, 2010 and 2009:

	Shares	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term (in years)	Aggregate Intrinsic Value
Outstanding at January 1, 2009	447,713	$36.72
Granted	9,600	$8.46
Forfeited	(171,086)	$37.44
Exercised	—	$—

Outstanding at December 31, 2009	286,227	$36.00	5.91	$—

Exercisable at December 31, 2009	200,040	$37.80	4.85	$—

Outstanding at January 1, 2010	286,227	$36.00
Granted	622,228	$3.60
Forfeited	(117,588)	$36.00
Exercised	—	$—

Outstanding at December 31, 2010	790,867	$10.11	9.22	$—

Exercisable at December 31, 2010	547,346	$12.23	8.46	$—

The Company did not have any stock option exercises in 2010 or 2009 nor did it realize any tax deductions related to the exercise of stock options during the years ended December 31, 2010 and 2009, respectively. The Company would record any such deductions to additional paid in capital when realized.

Total unrecognized share-based compensation expense from unvested stock options as of December 31, 2010 and 2009 was $123,130 and $2,117,011, respectively, which is expected to be recognized over a weighted average period of approximately 1.0 and 1.6 years for December 31, 2010 and 2009.

DAYSTAR TECHNOLOGIES, INC.

(A DEVELOPMENT STAGE ENTERPRISE)

In addition to the stock options discussed above, the Company recognized share-based compensation expense related to restricted stock award and restricted stock unit grants, of $2,599,653 and $1,877,727 for the years ended December 31, 2010 and 2009, respectively. The following table summarizes Non-vested Restricted Stock grants and Restricted Stock Unit grants and their related activity as of and for the years ended December 31, 2010 and 2009:

	Restricted Stock Awards	Weighted Average Grant-Date Fair-Value	Restricted Stock Units	Weighted Average Grant-Date Fair-Value
Non-vested at January 1, 2009	83,378	$37.08	—	$—
Granted	5,556	$9.00	282,500	$7.47
Vested	(27,731)	$30.15	(89,278)	$7.47
Forfeited	(30,645)	$40.14	(29,444)	$7.47

Non-vested at December 31, 2009	30,508	$35.37	163,778	$7.47

Granted	233,667	$2.18	384,167	$3.60
Vested	(258,619)	$2.18	(359,722)	$3.60
Forfeited	—	$—	(24,445)	$3.60

Non-vested at December 31, 2010	5,556	$31.86	—	$—

Total unrecognized share-based compensation expense from unvested restricted stock awards as of December 31, 2010, is $44,250 which is expected to be recognized over a weighted average period of approximately 3 months. There was no unrecognized share-based compensation expense from unvested restricted stock units as of December 31, 2010. Total unrecognized share-based compensation expense from unvested restricted stock awards as of December 31, 2009, is $112,685 which is expected to be recognized over a weighted average period of approximately 1.3 years. Total unrecognized share-based compensation expense from unvested restricted stock units as of December 31, 2009, is $604,930 which is expected to be recognized over a weighted average period of approximately 2 months.

Subsequent to December 31, 2010 and through the date of this filing, the Company has issued to its employees and directors an aggregate of 335,000 options to purchase common stock and 505,039 restricted stock units. Also, 225,185 options were forfeited subsequent to December 31, 2010. There were no restricted stock units forfeited subsequent to December 31, 2010.

5.	Sales Contracts

The Company maintains a contract with Blitzstrom GmbH, one of the world’s leading thin film solar PV integrators, that commits Blitzstrom to purchase a minimum of 50% of the Company’s production through 2011 of its PV module products utilizing it CIGS technology, subject to these products meeting defined performance criteria. The contract was originally executed on June 9, 2005 and subsequently modified on September 6, 2006 and May 11, 2007. The Company does not expect to achieve any revenue under this contract in 2011.

DAYSTAR TECHNOLOGIES, INC.

(A DEVELOPMENT STAGE ENTERPRISE)

6.	Property and Equipment

Property and equipment is summarized as follows:

	December 31, 2010	December 31, 2009
Leasehold improvements	$—	$7,961,145
Machinery and equipment	9,920,434	10,640,712
Office furniture, equipment and software	1,058,463	1,101,187
Construction in progress	12,897,311	33,212,921

	23,876,208	52,915,965
Less accumulated depreciation and amortization	(5,658,906)	(6,388,914)

Property and equipment, net	$18,217,302	$46,527,051

Depreciation and amortization expense of property and equipment for the years ended December 31, 2010 and 2009 was $2,153,352 and $3,533,240, respectively.

7.	Commitments and Contingencies

Leases Payable

Rent expense for all operating leases for the years ended December 31, 2010 and 2009 was $1,657,697 and $3,006,015, respectively. There were no material non-cancelable operating leases as of December 31, 2010.

Litigation

In the ordinary conduct of business, the Company is subject to periodic lawsuits, investigations and claims, including routine employment matters. The following is a summary of legal proceedings which the Company is a party to at this time.

The Company was party to a lawsuit in which Gordon Prill, the general contractor, and several subcontractors that completed tenant improvements at the Company’s former facility in Newark, California alleged damages of $1.6 million for breach of written contract, foreclosure on certain mechanic’s liens, and statutory penalties under the California Civil Code. On April 27, 2010, all parties in this action had a court-ordered mediation to settle the dispute, and on May 11, 2010, Gordon Prill and the Company entered into a Settlement Agreement (the “Gordon Prill Settlement”). Under the Gordon Prill Settlement, the Company’s landlord for the Newark facility, BMR-Gateway Blvd., LLC (the “Landlord”), agreed to pay Gordon Prill $1.2 million in cash and the Company agreed to issue Gordon Prill $300,000 in common stock. In exchange for the above, Gordon Prill provided to the Company a full release of all mechanics liens against the Newark, California facility. In addition, Gordon Prill also provided the Company a dismissal with prejudice and a full lien release from all parties who have asserted claims in the action. The Gordon Prill Settlement also provided for a waiver of all claims involved in the action, both current and future, and extends the benefit of the waiver to Gordon Prill’s subcontractors who provided labor, services, equipment, and materials during the initial construction phase of the Company’s Newark facility.

The Company also was party to a lawsuit in which the Landlord alleged damages for amounts due under the lease (the “Lease”) for the Company’s Newark facility (the “Premises”) as well as amounts described above in the Gordon Prill and contractor action. In June 2010, the Company was unable to cure all alleged defaults under the Lease and on July 15, 2010, it was notified by the Landlord that the Lease was forfeited and terminated, and that the Landlord had received a judgment for possession of the premises.

DAYSTAR TECHNOLOGIES, INC.

(A DEVELOPMENT STAGE ENTERPRISE)

On December 30, 2010, the Landlord and the Company (collectively, the “Parties”) executed a Settlement Agreement and Mutual Release (the “Litigation Release”), whereby the Parties agreed to provide full settlement and discharge of all claims which are or might be asserted in any forum related to the Lease and the Premises, including but not limited to 1) any claims related to the Contractors’ Consolidated Action or any settlement thereof; 2) any claims related to the Landlord’s Action, including any prior settlements; 3) any claims for indemnification related to the settlement of mechanics’ lien claims; and 4) any and all other actual or potential claims that could be brought by one Party against the other for any reason or purpose (collectively, the “Claims”). The Litigation Release contemplates the extinguishment of claims which the Parties do not know or suspect to exist at the time of the execution of the Litigation Release.

In exchange for the Litigation Release, the Company agreed to pay the Landlord $150,000 in cash and issue 779,221 shares of the Company’s common stock and a warrant to purchase an additional 242,449 shares of common stock to the Landlord. As of the date of this filing, the Company has made all payments required under the Litigation Release and has received acknowledgment from the Landlord that the judgment has been satisfied in full.

On January 6, 2010, New York State Urban Development, d/b/a/ Empire State Development Corporation (“ESDC”), filed a breach of contract action against the Company. This action stems from the Grant Disbursement Award the Company entered into with ESDC when it relocated its headquarters to New York in 2004. ESDC has been awarded a judgment of approximately $515,000 and is currently in the process of enforcing its judgment to recover such damages.

8.	Sale of Assets

On July 15, 2009, the Company and Veeco Compound Semiconductor, Inc. (“Veeco”) entered into an Asset Purchase Agreement, whereby the Company sold substantially all of its tangible assets located at its Halfmoon, New York facilities to Veeco for $2.0 million, of which $1.7 million was paid in cash at closing and $300,000 was to be held in escrow until December 31, 2009 for indemnification claims. The Company retained ownership of the intellectual property developed in New York for future use in either glass or flexible substrate PV modules. The transaction also allows the Company to continue its efforts on its proprietary reactive sputter process currently in use to produce CIGS-on-glass photovoltaic modules without diminishing opportunities to re-enter flexible PV module markets when business, technology, and market conditions favor such a product. Upon completion of the transaction, Veeco hired 18 employees of the Company who were located in Halfmoon.

On September 18, 2009, the Company and Veeco amended the Asset Purchase Agreement to reduce the purchase price of the assets to $1,925,000. Simultaneously, the Company and Veeco terminated the Escrow Agreement, and $225,000 of the escrowed funds were released to the Company with the remaining $75,000 of the escrowed funds released to Veeco. The Company recorded a loss on sale of assets related to this transaction of $340,622.

9.	Secured Convertible Promissory Note and Warrants

Beginning in September 2009, the Company has entered into a series of agreements with various lenders (the “Lenders”) to provide bridge financing to the Company in exchange for convertible notes and warrants. These notes (the “Notes”) each contain terms of six months, are secured by all assets of the Company, and accrue interest at rates of between 8 – 10% per annum. The Lenders may, at their option at any time prior to payment in full of the Notes, elect to convert all or any part of the entire outstanding principal amount of the Notes plus the accrued interest on the then outstanding balance into shares of the Company’s common stock at the conversion price specified in each of the Notes (subject to adjustment in the event of any stock splits, stock dividends or

DAYSTAR TECHNOLOGIES, INC.

(A DEVELOPMENT STAGE ENTERPRISE)

other recapitalization of common stock subsequent to the date of such sale or issuance). If between the date of the Notes and such conversion, the Company issues or sells any shares of capital stock, other than certain excluded securities (a “Future Issuance”), at a per share price below the original conversion price specified in the Notes, then the conversion price of the Notes will be reduced to the price of such Future Issuance. In July 2010, the Company and the Lenders agreed to a restructuring of all of the then outstanding notes payable (convertible and non-convertible), in which the Lenders extended the maturity date of the Notes to January 22, 2011 and the exercise price of the outstanding warrants was reduced to $1.25 per share. Subsequent to December 31, 2010, the Company and the lenders again agreed to extend the maturity date of the Notes to April 22, 2011. The shares issuable under the Notes were increased to reflect the new conversion price of $0.90. As of December 31, 2010, the aggregate principal balance of all outstanding convertible notes was $5,255,000 and the Notes were convertible into 5,838,892 shares of common stock.

The Notes’ conversion features were determined to be embedded derivative liabilities and therefore were bifurcated from the Notes and recorded as a discount to the Notes at their fair value at issuance and are required to be adjusted to fair value at the end of each reporting period. The change in fair value of the conversion features, calculated using the Black Scholes model, is recorded as a gain or loss on derivative liabilities. The fair value of the conversion features for notes in the aggregate principal amount of $800,000 issued during the third quarter of 2010 exceeded the principal amount of the notes by $890,935 and this excess was charged to loss on derivative liabilities.

Additionally, the restructuring of all the other outstanding Notes during the third quarter of 2010 resulted in the extinguishment of the original notes and recording of new notes. The Company recorded new conversion features based on the terms of the restructured Notes with the difference between the fair value of the conversion features over the principal amounts of the Notes recorded as loss on extinguishment of debt. The conversion feature fair values at December 31, 2010 and 2009 were $3,854,272 and $251,618, respectively. The change in fair value of the conversion features during the years ended December 31, 2010 and 2009 resulted in a gain on derivative liabilities of $7,385,466 and $1,073,207, respectively.

The proceeds remaining, if any, after allocation to the conversion features are allocated on a relative fair value basis between the Notes and the warrants and the amounts allocated to the warrants, calculated using the Black Scholes model, are recorded as additional note discount. The discount attributable to the issuance date aggregate fair value of the conversion features and warrants, is being amortized using the effective interest method over the terms of the Notes. During the years ended December 31, 2010 and 2009, $6,087,181 and $1,026,989, respectively, of this discount was amortized to expense. The total loss on extinguishment of debt due to the restructuring of the Notes during the third quarter of 2010 was $4,899,267, and included the write-off of the remaining discount on the original notes, as well as the difference between the fair value of the conversion features over the principal amounts of the restructured notes.

The warrants issued in connection with these Notes are exercisable upon issuance (with the exception of the warrants issued to Dynamic Worldwide Solar Energy, LLC) and entitle the Lenders to purchase up to 5,335,190 shares of common stock at exercise prices ranging from $1.25 – $1.70 per share, as adjusted for standard anti-dilution provisions and are exercisable for a period of 2 – 7 years from their respective issuance dates.

DAYSTAR TECHNOLOGIES, INC.

(A DEVELOPMENT STAGE ENTERPRISE)

The following table summarizes the pertinent details of the outstanding notes and warrants as of December 31, 2010.

Lender	Principal Amount	Discount	Note Payable (net of discount)	Note Conversion Shares Issuable	Conversion Price	Warrants	Warrant Exercise Price
Peter Lacey(1)	$3,075,000	$365,676	$2,709,324	3,416,668	$0.90	724,074	$1.25
						2,692,594	$1.70
Michael Moretti	750,000	89,189	660,811	833,335	$0.90	833,335	$1.25
John Gorman	700,000	83,243	616,757	777,778	$0.90	777,778	$1.25
William Steckel(2)	30,000	3,568	26,432	33,333	$0.90	11,112	$1.25
Robert Weiss(3)	50,000	5,946	44,054	55,556	$0.90	55,556	$1.25
Dynamic Worldwide Solar Energy, LLC.	650,000	117,213	532,787	722,222	$0.90	240,741	$1.25
	$5,255,000	$664,835	$4,590,165	5,838,892		5,335,190

(1)	Mr. Lacey is Chairman of the Board of Directors for the Company and currently serving as the Company’s Interim Chief Executive Officer.
(2)	Mr. Steckel is a Director of the Company and the former Chief Executive Officer and Chief Financial Officer.
(3)	Mr. Weiss is the Company’s Chief Technology Officer.

Subsequent to December 31, 2010, Dynamic Worldwide Solar Energy, LLC converted its entire outstanding principal balance of $650,000 as well as the accrued interest thereon into shares of the Company’s common stock, and John Gorman converted $500,000 of his outstanding principal balance as well as the accrued interest thereon into shares of the Company’s common stock.

The following table summarizes the pertinent details of the outstanding notes and warrants as of December 31, 2009.

Lender	Principal Amount	Discount	Note Payable (net of discount)	Shares Issuable	Conversion Price	Warrants	Exercise Price
Peter Lacey	$2,425,000	$795,413	$1,629,587	370,371	$5.40	351,852	$4.50

Mr. Lacey is Chairman of the Board of Directors for the Company.

10.	Derivative Liabilities

As described in Note 9 Secured Convertible Promissory Notes and Warrants, the Company is accounting for the conversion features in its secured convertible notes as embedded derivative liabilities. The Company currently does not use hedging contracts to manage the risk of its overall exposure to interest rate and foreign currency changes. Neither the conversion features nor the stock warrant liability discussed below is considered a hedging instrument.

DAYSTAR TECHNOLOGIES, INC.

(A DEVELOPMENT STAGE ENTERPRISE)

The conversion feature liability on the balance sheet at December 31, 2010 and 2009, and the change in the liability for the years ended December 31, 2010 and 2009 is summarized as follows:

Conversion Feature Liability
Balance, December 31, 2008	$—
New debt issuances	1,324,825
Change in fair value	(1,073,207)

Balance, December 31, 2009	$251,618

Balance, December 31, 2009	$251,618
New debt issuances	11,000,838
Change in fair value	(7,398,184)

Balance, December 31, 2010	$3,854,272

The Company is accounting for free-standing warrants issued in May 2006 and February 2007 in connection with a convertible note, as derivative liabilities in accordance with FASB ASC 815 Derivatives and Hedging, due to the potential for cash settlement. In the event of a change in control of the Company, the warrant holders would have the option of either exercising their warrants or requesting a cash settlement at the fair value of the warrants. Therefore, in accordance with ASC 820, Fair Value Measurements and Disclosures, the warrant liabilities are adjusted to their fair value at the end of each reporting period. The Black-Scholes model is used to estimate the fair value of the warrants and the change in fair value each period is reported as gain or loss on derivative liabilities. Generally, this accounting treatment will result in a reported loss during any accounting period in which there is a reported increase in the value of the Company’s common stock on the NASDAQ Capital Market. Conversely, this accounting treatment generally will result in a reported gain during any accounting period in which there is reported decrease in the value of the Company’s common stock on the NASDAQ Capital Market. At December 31, 2009, there were 66,667 warrants outstanding that were considered derivative liabilities. During the year ended December 31, 2010, the remaining 66,667 warrants were exercised for common stock.

The stock warrant liability on the balance sheet at December 31, 2010 and 2009 represents the amount of potential cash settlement due to the warrant holders in the event of a change in control, and the change in the liability for the years ended December 31, 2010 and 2009 is summarized as follows:

Stock Warrant Liability
Balance, December 31, 2008	$125,481
Change in fair value	6,354

Balance, December 31, 2009	$131,835

Balance, December 31, 2009	$131,835
Exercises	(32,717)
Change in fair value	(99,118)

Balance, December 31, 2010	$—

DAYSTAR TECHNOLOGIES, INC.

(A DEVELOPMENT STAGE ENTERPRISE)

In accordance with ASC 820, the following table represents the Company’s fair value hierarchy for its financial liabilities measured at fair value on a recurring basis as of December 31, 2010 and 2009. There were no financial assets subject to the provisions of ASC 820 as of December 31, 2010 and 2009:

	Level 1	Level 2	Level 3	Total
Financial liabilities at December 31, 2010:
Derivative stock warrants	$—	$—	$—	$—
Conversion feature	—	—	3,854,272	3,854,272

	$—	$—	$3,854,272	$3,854,272

Financial liabilities at December 31, 2009:
Derivative stock warrants	$—	$—	$131,835	$131,835
Conversion feature	—	—	251,618	251,618

	$—	$—	$383,453	$383,453

11.	Stockholders’ Equity

Preferred Stock—The Company has authorized 3,000,000 shares of undesignated preferred stock. As of December 31, 2010 and 2009, no shares have been designated or issued. The preferred stock may be issued in series with such preferences as determined by the board of directors.

Common Stock—The Company has authorized 120,000,000 shares of common stock. As of December 31, 2010 and 2009, respectively, 6,484,516 and 3,767,290 shares have been issued and were outstanding.

Bridge loan warrants—As of December 31, 2010, there were bridge loan warrants outstanding to purchase 5,335,190 shares of the Company’s common stock. Beginning in September 2009, the Company has entered into a series of agreements with the Lenders to provide bridge financing to the Company in exchange for convertible notes and warrants. The warrants issued in connection with these Notes are exercisable upon issuance (with the exception of the warrants issued to Dynamic Worldwide Solar Energy, LLC) at exercise prices between $1.25 - $1.70 per share, as adjusted for standard anti-dilution provisions and are exercisable for a period of 2 – 7 years from their respective issuance dates (See Note 9 Secured Convertible Promissory Note and Warrants).

Class A warrants—As of December 31, 2010 there were no Class A warrants outstanding. As of December 31, 2009, there were 66,667 Class A warrants outstanding. The Class A Warrants were issued pursuant to a private placement offering in May 2006, and each provided the holder the right to purchase one share of common stock. The remaining Class A warrants were exercised during 2010 at $0.90 per share (See Note 10 “Derivative Liabilities”).

Consultant warrants—As of December 31, 2010, 2,899 Consultant warrants were outstanding. In May 2006, the Company issued 2,899 Consultant warrants to the placement agent in connection with the private placement of a note and the Class A Warrants. Each warrant gives the holder the right to purchase one share of the Company’s common stock at a price of $107.01 per share at any time prior to May 25, 2011.

12.	Employee Benefit Plans

The Company offers a savings and retirement plan under section 401(k) of the Internal Revenue Code to eligible employees meeting certain age and service requirements. The plan permits employees to contribute up to 85% of their salary up to the maximum allowable under Internal Revenue Service regulations. Participants are immediately vested in their voluntary contributions and actual earnings thereon. The plan did not require the Company to make matching contributions for the years ended December 31, 2010 and 2009.

DAYSTAR TECHNOLOGIES, INC.

(A DEVELOPMENT STAGE ENTERPRISE)

13.	Income Taxes

Deferred tax assets related to the Company’s operations are comprised of the following at December 31, 2010 and 2009:

	2010	2009
Deferred tax assets:
Current—
Salary related accruals	$99,000	$75,000
Non-Current—
Equity-based compensation	2,184,000	975,000
Tax effect of net operating loss carryforward	43,094,000	35,600,000
Tax effect of federal and state tax credit carryforwards	4,737,000	4,105,000
Deferred Revenue	—	—
Deferred Rent	—	765,000
Long-lived assets	(24,000)	240,000

Total deferred tax assets	50,090,000	41,760,000
Less valuation allowance	(50,090,000)	(41,760,000)

Net deferred tax assets	$—	$—

The valuation allowance increased by $8,330,000 and $9,310,000 for the years ended December 31, 2010 and December 31, 2009, respectively.

At December 31, 2010, the Company had a net operating loss carryforward of approximately $174,956,000 for federal and state combined. The net operating loss carryforward, if not utilized to reduce taxable income in future periods, will begin to expire in 2013. At December 31, 2010, the Company had federal and state tax credit carryforwards of approximately $4,737,000. Federal tax credits of approximately $2,615,000, if not utilized, will begin to expire in 2024. Under the Internal Revenue Code, the future utilization of net operating losses may be limited in certain circumstances where there is a significant ownership change. As a result of the initial public offering and certain subsequent equity transactions, a significant ownership change may have occurred.

Total income tax expense for the years ended December 31, 2010 and 2009 differed from the amounts computed by applying the U.S. Federal statutory tax rates to pre-tax income as follows:

	2010	2009
Statutory rate	(34.00)%	(34.0)%
State income taxes, net of Federal income tax benefit	(5.0)	(5.0)
Permanent tax differences	6.0	4.0
Tax credits	(1.0)	(3.0)
Increase in valuation allowance	29.0	38.0
Other	5.0	—

	—%	—%

DAYSTAR TECHNOLOGIES, INC.

(A DEVELOPMENT STAGE ENTERPRISE)

14.	Subsequent Events

Funding Commitment

On February 2, 2011 the Company entered into a Securities Purchase Agreement (the “Purchase Agreement”) with Socius CG II, Ltd. (the “Investor” or “Socius”). Pursuant to the terms of the Purchase Agreement, the Company has the right over a term of two years, subject to certain conditions, to demand through separate tranche notices that the Investor purchase up to a total of $5.0 million of Series B preferred stock.

Under the Purchase Agreement, in connection with each tranche, Socius will receive the right to purchase an amount of shares of our common stock equal in value to the amount of the tranche at a per share price equal to the closing bid price of the common stock on the date preceding our delivery of the tranche notice (the “Investment Price”). In addition, in connection with each tranche notice, a portion of a warrant issued to Socius under the Purchase Agreement with an aggregate exercise price equal to 35% of the amount of the tranche will vest and become automatically exercisable at a per share price equal to the Investment Price.

Socius may pay for the shares it elects to purchase under the investment right at its option, in cash or a secured promissory note. Socius may pay for the shares it elects to purchase under the warrant at its option, in cash or a secured promissory note. Any such promissory note will bear interest at 2.0% per year and be secured by securities owned by Socius with a fair market value equal to the principal amount of the promissory note. The entire principal balance and interest on the promissory note is due and payable on the fourth anniversary of the date of the promissory note, and may be applied by the Company toward the redemption of shares of Series B preferred stock held by Socius.

Holders of Series B Preferred Stock will be entitled to receive dividends, which will accrue in shares of Series B Preferred Stock on an annual basis at a rate equal to 10% per annum from the issuance date. Accrued dividends will be payable upon redemption of the Series B Preferred Stock or upon the liquidation, dissolution or winding up of the Company. The Series B Preferred Stock ranks, with respect to dividend right and upon liquidation:

•	Senior to the Company’s common stock and any other series or class of preferred stock other than a class or series of preferred stock intended to be listed for trading; and

•	Junior to all existing and future indebtedness of the company and any class or series of preferred stock intended to be listed for trading.

The Series B Preferred Stock has a liquidation preference per share equal to the original price per share thereof plus all accrued dividends thereon (the “Liquidation Value”), and is subject to repurchase by the Company following the consummation of certain fundamental transactions by the Company. Upon or after the fourth anniversary of the applicable issuance date, the Company has the right, at its option, to redeem all or a portion of the shares of Series B Preferred Stock at the Liquidation Value. The Company also has the right, at its option, to redeem all or a portion of the shares of Series B Preferred Stock, at a price per share equal to: (i) 136% of the Liquidation Value if redeemed on or after the applicable issuance date but prior to the first anniversary of the applicable issuance date, (ii) 127% of the Liquidation Value if redeemed on or after the first anniversary but prior to the second anniversary of the applicable issuance date, (iii) 118% of the Liquidation Value if redeemed on or after the second anniversary but prior to the third anniversary of the applicable issuance date, and (iv) 109% of the Liquidation Value if redeemed on or after the third anniversary but prior to the fourth anniversary of the applicable issuance date.

DAYSTAR TECHNOLOGIES, INC.

(A DEVELOPMENT STAGE ENTERPRISE)

Under the terms of the Purchase Agreement, the Company is obligated to pay Socius a commitment fee for committing to purchase the Series B Preferred Stock in the form of shares of common stock or cash, at the Company’s option. The amount of the commitment fee will be the number of shares determined by dividing $294,120 by the closing bid price of the Company’s common stock on the trading day immediately preceding the date on which the commitment fee is paid. Alternatively, the Company may pay $250,000 in cash prior to the due date. If not earlier paid, the commitment fee is payable in full on the six-month anniversary of the effective date of the Purchase Agreement.

The Company’s ability to submit a tranche notice is subject to certain conditions including, among others, that: (1) a registration statement covering our sale of shares of common stock issuable upon exercise of the additional investment right contained in the Purchase Agreement or upon exercise of the warrants issued to Socius in connection with the tranche is effective and (2) the issuance of such shares (together with all other shares beneficially owned) would not result in Socius and its affiliates beneficially owning more than 9.99% of the Company’s common stock.

Liability Settlements

On January 26, 2011 the Company issued 254,777 shares of common stock to Grenzebach Corporation (“Grenzebach”) and on February 2, 2011 the Company issued 290,323 shares of common stock to Reis GmbH & Co. KG Maschinenfabrik (“Reis”). These shares were issued in settlement of outstanding liabilities on the Company’s balance sheet at December 31, 2010 of $3,199,802 and related to the purchase of certain pieces of equipment.

4,486,702 Shares of Common Stock

PROSPECTUS

                , 2011

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.	Other Expenses of Issuance and Distribution.

The following table sets forth the expenses payable by the Registrant in connection with the offering described in the Registration Statement. All of the amounts shown are estimates except for the registration fee:

Amount to be Paid
SEC Registration Fee	$803
Legal and Financial Fees and Expenses*	10,000
Accountants’ Fees and Expenses*	10,000
Miscellaneous Fees and Expenses*	10,000

Total	$30,803

*	Estimated pursuant to instruction to Rule 511 of Regulation S-K.

Item 14.	Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law (“DGCL”) empowers a Delaware corporation to indemnify any persons who are, or are threatened to be made, parties to any threatened, pending or completed legal action, suit or proceeding, whether civil, criminal, administrative, or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person was an officer or director of such corporation, or is or was serving at the request of such corporation as a director, officer, employee, or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines, and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit, or proceeding, provided that such officer or director acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation’s best interests, and, for criminal proceedings, had no reasonable cause to believe his conduct was illegal. A Delaware corporation may indemnify officers and directors in an action by or in the right of the corporation under the same conditions, except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation in the performance of his duty. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him against the expenses which such officer or director actually and reasonably incurred.

The registrant’s Amended and Restated Bylaws require the registrant to indemnify its directors and officers to the fullest extent permitted by Delaware law or other applicable law. However, the registrant may modify the extent of such indemnification by individual contracts with its directors and officers. The registrant is not required to indemnify any director or officer in connection with any proceeding (or part thereof) initiated by such person unless (i) the indemnification is expressly required to be made by law, (ii) the proceeding was authorized by the Board of Directors of the registrant, (iii) indemnification is provided by the registrant, in its sole discretion, pursuant to the powers vested in the registrant under Delaware law or any other applicable law or (iv) a court of competent jurisdiction requires the registrant to indemnify.

The registrant’s Amended and Restated Bylaws require the registrant to advance litigation expenses to an indemnitee. However, where Delaware laws requires, the indemnitee first must provide to the registrant an undertaking to repay all advanced amounts if it is ultimately determined by final judicial decision that such indemnitee is not entitled to be indemnified. The registrant is not required to advance litigation expenses to an officer of the registrant (except by reason of the fact that such officer is or was a director of the corporation) in any action, suit or proceeding, whether civil, criminal, administrative or investigative, if a determination is reasonably and promptly made (i) by a majority vote of directors who were not parties to the proceeding, even if not a quorum, or (ii) by a committee of such directors designated by a majority vote of such directors, even though less than a quorum, or (iii) if there are no such directors, or such directors so direct, by independent legal counsel in a written opinion, that the facts known to the decision-making party at the time such determination is made demonstrate clearly and convincingly that such person acted in bad faith or in a manner that such person did not believe to be in or not opposed to the best interests of the registrant.

In addition, the Company’s Amended and Restated Certificate of Incorporation provides that, to the fullest extent permitted by the Delaware General Corporation Law, a director of the registrant shall not be liable to the registrant or its stockholders for monetary damages for breach of fiduciary duty as a director. Each director will continue to be subject to liability for breach of the director’s duty of loyalty to the registrant, or acts or omissions not in good faith or involving intentional misconduct, for knowing violations of law, for actions leading to improper personal benefit to the director, and for payment of dividends or approval of stock repurchases or redemptions that are unlawful under the Delaware law. The provision also does not affect a director’s responsibilities under any other law, such as the federal securities laws or state or federal environmental laws.

Pursuant to the registrant’s Amended and Restated Bylaws, the registrant may maintain a directors’ and officers’ insurance policy which insures the directors, officers, employees or agents of the registrant and those serving at the request of the registrant as a director, officer, employee or agent of another enterprise, against liability asserted against such persons in such capacity. The registrant currently has a policy providing directors and officers liability insurance in certain circumstances.

The registrant has entered into indemnification agreements with its officers and directors that provide for indemnification and advancement of expenses to the fullest extent permitted by the Delaware General Corporation Law.

Reference is made to “Undertakings,” below, for the registrant’s undertakings in this registration statement with respect to indemnification of liabilities arising under the Securities Act of 1933, as amended.

Item 15.	Recent Sales of Unregistered Securities

Private Placements of Notes and Warrants

We have entered into a series of convertible notes in order to fund our continuing operations. These notes are currently convertible into 4,657,889 shares of our common stock. All of these notes are due in full on July 22, 2011. In addition, we have issued warrants to purchase 5,335,190 shares of common stock to the holders of these convertible notes. These warrants are exercisable for shares of common stock. The exercise price of all of the outstanding warrants is $1.25 per share, except for a warrant to purchase 2,692,594 shares with an exercise price of $1.70 per share.

Mr. Lacey, the beneficiary of the TD Waterhouse RRSP Account 2302825, is Chairman of our Board of Directors, Interim Chief Executive Officer and Interim President. TD Waterhouse RRSP Account 2302825 holds notes with an aggregate principal amount of $3,075,000 that are convertible into 3,416,668 shares. This account also holds warrants to purchase an additional 3,416,668 shares. Mr. Steckel, another selling stockholder, is a member of our Board of Directors, and our former Chief Executive Officer and Chief Financial Officer and holds a note currently convertible into 33,333 shares and also holds a warrant exercisable for 11,112 shares. Mr. Weiss, another selling stockholder, is our Chief Technology Officer, and holds a note convertible into 55,556 shares and also holds warrants to purchase an additional 55,556 shares. Each of these persons has loaned the Company money and received a convertible note and warrants in consideration of such loan. The sale of all of these convertible notes and warrants was exempt from the registration requirements of the Securities Act of 1933, as amended pursuant to Section 4(2) of the Securities Act. We established a reasonable basis to believe that each of these purchasers was an accredited investor based upon representations and warranties made by each of these purchasers in the relevant securities purchase agreement.

Agreement with Dynamic Worldwide Solar Energy, LLC

On April 29, 2010, the Company entered into an Omnibus Agreement with Dynamic Worldwide Solar Energy, LLC (“Dynamic”) in which Dynamic provided a bridge loan of $650,000. Dynamic is an unrelated third party whose principal business is to invest in alternative energy projects and businesses related thereto. The transactions described herein are the only business relationships between Dynamic and the Company in the last three year period. In addition to the bridge loan facility, the Omnibus Agreement included an equipment loan commitment whereby Bighorn Capital, Inc., an affiliate of Dynamic, agreed to use its best efforts to secure an equipment loan for the Company which would allow the Company to take possession of the production equipment required for its initial production line and working capital. The final component of the Omnibus Agreement called for the contribution by Dynamic of the contracts for a solar generation power project to DayStar in exchange for shares of DayStar’s common stock. Dynamic did not offer to assign such contract within the time period required by the Omnibus Agreement. In addition, the Company and Bighorn Capital, Inc. never consummated the equipment loan commitment. In connection with the $650,000 bridge loan, the Company issued warrants to Dynamic to purchase 240,741 shares of the Company’s common stock, at an exercise price of $6.30 per share. The maturity of the note was extended to April 22, 2011 and the exercise price of the warrants was reset to $1.25 per share pursuant to an amendment entered into on January 14, 2011. On January 25, 2011, Dynamic converted the outstanding principal on the note into common stock. The sale of all of the convertible note and warrant to Dynamic was exempt from the registration requirements of the Securities Act of 1933, as amended pursuant to Section 4(2) of the Securities Act. We established a reasonable basis to believe that Dynamic was an accredited investor based upon representations and warranties made by Dynamic in connection with the sale of such securities.

Issuances in Exchange of Bona Fide Claims

On October 20, 2010, the Superior Court of the State of California for the County of Los Angeles (the “Court”) entered an Order Approving Stipulation for Settlement of Claim (the “Order”) in the matter entitled Socius CG II, Ltd. v. DayStar Technologies, Inc. The Order provides for the full and final settlement of Socius GC II, Ltd.’s $977,147.59 claim against us (the “Claim”). Socius CG II, Ltd. purchased the Claim from fourteen of our creditors pursuant to the terms of the Claim Purchase Agreements as negotiated by DayStar with the respective vendors. Pursuant to the terms of the Order, on October 21, 2010, we issued and delivered to Socius CG II, Ltd. 440,000 shares of our common stock.

On December 29, 2010, the Court entered an Order Approving Stipulation for Settlement of Claim (the “Second Order”) in the matter entitled Socius CG II, Ltd. v. DayStar Technologies, Inc. The Second Order provides for the full and final settlement of Socius GC II, Ltd.’s $373,312.71 claim against us (the “Second Claim”). Socius CG II, Ltd. purchased the Second Claim from five of our creditors pursuant to the terms of the Claim Purchase Agreements as negotiated by DayStar with the respective vendors. Pursuant to the terms of the Second Order on December 30, 2010, we issued and delivered to Socius CG II, Ltd. 425,000 shares of our common stock, subject to adjustment as set forth in the Second Order.

The issuance of common stock to Socius CG II, Ltd. under the Order and the Second Order in exchange for the for the cancellation of bona fide claims of Socius CG II Ltd. was exempt from the registration requirements of the Securities Act of 1933, as amended pursuant Section 3(a)(10) of the Securities Act.

Item 16.	Exhibits and Financial Statement Schedules

The exhibits listed in the Exhibit index immediately following the signature pages are filed as part of this Registration Statement on Form S-1.

Item 17.	Undertakings

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (1)(i), (1)(ii) and (1)(iii) do not apply if the registration statement is on Form S-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), that are incorporated by reference in this Registration Statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i) If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the indemnification provisions described herein, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Pre-effective Amendment to this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Milpitas, state of California, on April 25, 2011.

DAYSTAR TECHNOLOGIES, INC.

By:.	/S/ PETER A. LACEY
Peter A. Lacey
Interim Chief Executive Officer and Interim President

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/S/ PETER A. LACEY Peter A. Lacey	Chairman of the Board of Directors, Interim Chief Executive Officer and Interim President (Principal Executive Officer)	April 25, 2011

/S/ CHRISTOPHER T. LAIL Christopher T. Lail	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	April 25, 2011

* Jonathan W. Fitzgerald	Director	April 25, 2011

* Richard C. Green, Jr.	Director	April 25, 2011

* William S. Steckel	Director	April 25, 2011

* Kang Sun	Director	April 25, 2011

*BY: /S/ CHRISTOPHER T. LAIL Attorney-in-Fact		April 25, 2011

EXHIBIT INDEX

Exhibit Number	Exhibit Title

3.1(22)	Amended and Restated Certificate of Incorporation.

3.2(23)	Certificate of Amendment of Amended and Restated Certificate of Incorporation.

3.3(24)	Amended and Restated Bylaws.

3.4(25)	Certificate of Designation of Series A.

3.5(20)	Certificate of Designations of Preferences, Right and Limitations of Series B Preferred Stock dated February 2, 2011.

4.1(1)	Form of Common Stock Certificate.

5.1	Opinion of Greenberg Traurig LLP.

10.1(1)**	Form of Employee Notice of Stock Option Grant related to 2003 Equity Incentive Plan.

10.2(1)**	Form of Employee Restricted Stock Issuance Agreement related to 2003 Equity Incentive Plan.

10.3(1)**	2003 Equity Incentive Plan.

10.4(1)	Form of Indemnification Agreement by and between the Company and its directors.

10.5(1)	Form of Indemnification Agreement by and between the Company and its officers.

10.6(1)	Form of Employee Notice of Stock Option Grant related to 2003 Equity Incentive Plan.

10.7(1)	Form of Employee Restricted Stock Issuance Agreement related to 2003 Equity Incentive Plan.

10.8(2)	Agreement by and between the Company and New York State Energy Research and Development Authority, dated December 2, 2004.

10.9(3)	Amended and Restated Agreement of Contract of Purchase and Supply by and between the Company and Blitzstrom GmbH, dated May 11, 2007.

10.10(2)	Agreement by and between the Company and New York State Energy Research and Development Authority, dated December 2, 2004.

10.11(4)	Employment Agreement by and between the Company and Robert Weiss dated April 3, 2006.

10.12(5)	Registration Rights Agreement by and among the Company, Millennium Partners, L.P., Phoenix Partners, LP, Phoenix Partners II, LP, Phaeton International (BVI), Ltd. and PreX Capital Partners, LLC, dated January 19, 2007. Incorporated by reference to our Current Report on Form 8-K filed with the SEC on January 25, 2007.

10.13(6)	Amended and Restated Agreement of Contract of Purchase and Supply by and between the Company and Blitzstrom GmbH, dated October 6, 2006.

10.14(3)	Amended and Restated Agreement of Contract of Purchase and Supply by and between the Company and Blitzstrom GmbH, dated May 11, 2007.

10.15(7)	First Amendment to the Registration Rights Agreement by and among the Company, Millenium Partners L.P., Phoenix Partners, LP, Phaeton International (BVI), Ltd. and PreX Capital Partners, LLC, dated May 29, 2007.

10.16(8)	Second Amendment to the Registration Rights Agreement by and among the Company, Millenium Partners L.P., Phoenix Partners, LP, Phaeton International (BVI), Ltd. and PreX Capital Partners, LLC, dated August 3, 2007.

Exhibit Number	Exhibit Title

10.17(9)	Amended and Restated 2006 Equity Incentive Plan.

10.18(10)**	Amended and Restated Employment Agreement by and between the Company and Robert E. Weiss, dated December 4, 2008.

10.19(11)**	Form of Employee Stock Option Agreement related to Amended and Restated 2006 Equity Incentive Plan.

10.20(11)**	Form of Employee Restricted Stock Issuance Agreement related to Amended and Restated 2006 Equity Incentive Plan.

10.21(11)**	Form of Employee Restricted Stock Unit Issuance Agreement related to Amended and Restated 2006 Equity Incentive Plan.

10.22(9)**	Amended and Restated 2006 Equity Incentive Plan

10.23(10)**	Amended and Restated Employment Agreement by and between the Company and Robert E. Weiss, dated December 4, 2008.

10.24(12)	Form of Restricted Stock Unit Agreement for Employees and Consultants.

10.25(12)	Form of Restricted Stock Unit Agreement for Non-Employee Directors.

10.26(13)	Registration Rights Agreement by and between the Company and TD Waterhouse RRSP Account 240832S, in trust for Peter Alan Lacey, dated September 21, 2009. Incorporated by reference to our Current Report on Form 8-K filed with the SEC on September 24, 2009.

10.27(12)	Form of Restricted Stock Unit Agreement for Non-Employee Directors.

10.28(13)	Registration Rights Agreement by and between the Company and TD Waterhouse RRSP Account 240832S, in trust for Peter Alan Lacey, dated September 21, 2009.

10.29(11)	Form of Employee Stock Option Agreement related to Amended and Restated 2006 Equity Incentive Plan.

10.30(11)	Form of Employee Restricted Stock Issuance Agreement related to Amended and Restated 2006 Equity Incentive Plan.

10.31(11)	Form of Employee Restricted Stock Unit Issuance Agreement related to Amended and Restated 2006 Equity Incentive Plan.

10.32(12)	Form of Restricted Stock Unit Agreement for Employees and Consultants.

10.33(14)	Registration Rights Agreement by and between the Company and Tejas Securities Group, Inc. 401k Plan and Trust, FBO John J. Gorman, John J. Gorman TTEE, dated February 11, 2010.

10.34(15)	Registration Rights Agreement by and between the Company and Mike Moretti, dated January 6, 2010.

10.35(16)	Schedule of Material Details.

10.36(16)	Form of Purchase Agreement.

10.37(16)	Form of Secured Convertible Promissory Note.

10.38(16)	Form of Registration Rights Agreement.

10.39(16)	Form of Warrant.

Exhibit Number	Exhibit Title

10.40(16)	Form of Intercreditor Agreement.

10.41(16)	Form of Amendment of Notes and Warrants.

10.42(17)	Warrant to Purchase Shares of Common Stock dated October 12, 2010 issued to TD Waterhouse RRSP Account 230832S, in trust for Peter Alan Lacey as beneficiary.

10.43(17)	Warrant to Purchase Shares of Common Stock dated October 12, 2010 issued to Tejas Securities Group, Inc. 401K Plan and trust FBO John J. Gorman, John J. Gorman TTEE.

10.44(17)	Warrant to Purchase Shares of Common Stock dated October 12, 2010 issued to Michael Moretti.

10.45(18)	Amendment to Note between DayStar Technologies, Inc. and Dynamic Worldwide Solar Energy, LLC. Incorporated by reference to our Current Report on Form 8-K filed with the SEC on January 21, 2011.

10.46(18)	Amendment to Note between DayStar Technologies, Inc. and the Bridge Lenders.

10.47(19)	Purchase Agreement, dated as of January 24, 2011, between DayStar Technologies, Inc. and Michael Moretti.

10.48(19)	Secured Convertible Promissory Note, dated as of January 24, 2011, in favor of Michael Moretti.

10.49(19)	Warrant, dated as of January 24, 2011, issued to Michael Moretti.

10.50(19)	Registration Rights Agreement, dated as of January 24, 2011, between DayStar Technologies, Inc. and Michael Moretti.

10.51(20)	Securities Purchase Agreement dated February 2, 2011.

10.53(21)	Separation Agreement dated as of February 26, 2011, by and between DayStar Technologies, Inc. and Magnus Ryde.

10.54	Amendment to Securities Purchase Agreement dated as of April 26, 2011, by and between DayStar Technologies, Inc. and Socius CG II, Ltd.

23.1	Consent of Greenberg Traurig, LLP (included in Exhibit 5.1).

23.2	Consent of Hein & Associates LLP.

24.1	Power of Attorney. (Previously Filed)

**	Management contract or compensatory plan or arrangement.

(1)	Incorporated by reference to our Registration Statement on Form SB-2 filed with the SEC on November 7, 2003, as amended.
(2)	Incorporated by reference to our Annual Report on Form 10-KSB filed with the SEC on March 18, 2005.
(3)	Incorporated by reference to our Quarterly Report on Form 10-QSB filed with the SEC on May 15, 2007.
(4)	Incorporated by reference to our Current Report on Form 8-K filed with the SEC on April 7, 2006.
(5)	Incorporated by reference to our Current Report on Form 8-K filed with the SEC on January 25, 2007.
(6)	Incorporated by reference to our Registration Statement on Form SB-2 filed with the SEC on February 20, 2007.
(7)	Incorporated by reference to our Current Report on Form 8-K filed with the SEC on June 4, 2007.
(8)	Incorporated by reference to our Quarterly Report on Form 10-QSB filed with the SEC on August 3, 2007.
(9)	Incorporated by reference to our Current Report on Form 8-K filed with the SEC on September 26, 2008.
(10)	Incorporated by reference to our Current Report on Form 8-K filed with the SEC on December 10, 2008.
(11)	Incorporated by reference to our Annual Report on Form 10-K filed with the SEC on March 16, 2009.
(12)	Incorporated by reference to our Current Report on Form 8-K filed with the SEC on July 2, 2009.
(13)	Incorporated by reference to our Current Report on Form 8-K filed with the SEC on September 24, 2009.
(14)	Incorporated by reference to our Current Report on Form 8-K filed with the SEC on February 18, 2010.
(15)	Incorporated by reference to our Current Report on Form 8-K filed with the SEC on January 12, 2010.
(16)	Incorporated by reference to our Current Report on Form 8-K filed with the SEC on July 28, 2010
(17)	Incorporated by reference to our Current Report on Form 8-K filed with the SEC on October 13, 2010.
(18)	Incorporated by reference to our Current Report on Form 8-K filed with the SEC on January 21, 2011.
(19)	Incorporated by reference to our Current Report on Form 8-K filed with the SEC on January 27, 2011.
(20)	Incorporated by reference to our Current Report on Form 8-K filed with the SEC on February 3, 2011.
(21)	Incorporated by reference to our Current Report on Form 8-K filed with the SEC on February 28, 2011.
(22)	Incorporated by reference to our Quarterly Report on Form 10-QSB filed with the SEC on August 11, 2006.
(23)	Incorporated by reference to our Quarterly Report on Form 10-Q filed with the SEC on November 14, 2008.
(24)	Incorporated by reference to our Quarterly Report on Form 10-Q filed with the SEC on August 7, 2008.
(25)	Incorporated by reference to our Registration Statement on Form 8-A filed with the SEC on May 8, 2008.